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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220067

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholder of Bank Mutual Corporation:

         On July 20, 2017, Bank Mutual Corporation, or "Bank Mutual," and Associated Banc-Corp, or "Associated," entered into an Agreement and Plan of Merger, which we refer to as the "merger agreement." Under the terms of the merger agreement, Bank Mutual will merge with and into Associated, which we refer to as the "merger," with Associated surviving the merger as the surviving corporation. If the merger contemplated by the merger agreement is completed, for each share of Bank Mutual common stock you own, you will have the right to receive 0.422 shares of Associated common stock, which we refer to as the "merger consideration." In addition, at some time following that merger, Bank Mutual's wholly owned banking subsidiary will merge with and into Associated's wholly owned banking subsidiary, Associated Bank, N.A., which we refer to as the "bank merger," with Associated Bank, N.A. surviving the bank merger.

         Based on the number of shares of Bank Mutual common stock outstanding on September 12, 2017, the record date for the special meeting, we expect that holders of shares of Bank Mutual common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 11.3% of the issued and outstanding shares of Associated common stock immediately following the closing of the merger (including shares received in respect equity awards and without giving effect to any shares of Associated common stock held by Bank Mutual shareholders prior to the merger).

         The value of the merger consideration will fluctuate as the market price of Associated common stock fluctuates before the completion of the merger, and may be more or less than the value of the merger consideration on the date of the special meeting or at the completion of the merger. Based on the closing stock price of Associated common stock on the New York Stock Exchange, which we refer to as the "NYSE," on July 20, 2017, the last full trading day before the public announcement of the merger, of $24.75, the value of the merger consideration was $10.44. Based on the closing stock price of Associated common stock on the NYSE on September 14, 2017, the latest practicable date before the mailing of this proxy statement/prospectus, of $22.80, the value of the merger consideration was $9.62. You should obtain current stock price quotations for Associated common stock and Bank Mutual common stock before you vote. Associated common stock is quoted on the NYSE under the symbol "ASB." Bank Mutual common stock is quoted on The NASDAQ Stock Market LLC under the symbol "BKMU."

         The merger cannot be completed unless Bank Mutual shareholders entitled to cast at least a majority of the votes that all Bank Mutual shareholders are entitled to cast as of the close of business on September 12, 2017, the record date for the special meeting, vote in favor of the approval of the merger agreement at the special meeting.

         The special meeting will be held on October 24, 2017 at Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin, at 10 a.m., central time.

         Your vote is very important, regardless of the number of shares of Bank Mutual common stock you own. To ensure your representation at the special meeting, please take time to vote by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

         The Bank Mutual board of directors unanimously recommends that Bank Mutual shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the other matters to be considered at the special meeting. In considering the recommendation of the board of directors of Bank Mutual, you should be aware that certain directors and executive officers of Bank Mutual will have interests in the merger that may be different from, or in addition to, the interests of Bank Mutual shareholders generally. See the section entitled "Interests of Bank Mutual's Directors and Executive Officers in the Merger" beginning on page 81 of the accompanying proxy statement/prospectus.

         This proxy statement/prospectus describes the special meeting, the merger, the documents relating to the merger and other related matters. Please read carefully the entire proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page 27, for a discussion of the risks relating to the proposed merger, and the Annexes and documents incorporated by reference into the proxy statement/prospectus.

         If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Georgeson LLC, Bank Mutual's proxy solicitor, by calling toll-free at 1-888-680-1526.

Sincerely,

David A. Baumgarten
 President and Chief Executive Officer

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The accompanying proxy statement/prospectus is dated September 15, 2017 and is first being mailed to Bank Mutual shareholders on or about September 18, 2017.

BANK MUTUAL CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 24, 2017

To the Shareholders of Bank Mutual Corporation:

        You are cordially invited to attend a special meeting of Bank Mutual shareholders. The special meeting will be held on October 24, 2017 at 10 a.m., central time, at Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin, to consider and vote upon the following matters:

  1.
  a proposal to approve the Agreement and Plan of Merger, dated as of July 20, 2017, as it may be amended from time to time, by and between Associated Banc-Corp, a Wisconsin corporation, and Bank Mutual Corporation, a Wisconsin corporation;

  2.
  a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Bank Mutual's named executive officers in connection with the merger contemplated by the merger agreement; and

  3.
  a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

        The record date for the special meeting is September 12, 2017. Only shareholders of record as of the close of business on September 12, 2017 are entitled to notice of, and to vote at, the special meeting. All shareholders of record as of that date are cordially invited to attend the special meeting in person. Approval of the merger proposal requires the affirmative vote of Bank Mutual shareholders entitled to cast at least a majority of the votes that all Bank Mutual shareholders are entitled to cast. The proposal to approve the merger-related executive compensation requires the affirmative vote of the holders of a majority of the votes cast by all Bank Mutual shareholders entitled to vote thereon; however, such vote is advisory (non-binding) only. The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of a majority of the votes cast by all Bank Mutual shareholders entitled to vote thereon.

        The Bank Mutual board of directors has unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Bank Mutual and its shareholders, and unanimously recommends that Bank Mutual shareholders vote "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve the merger-related executive compensation, and "FOR" the proposal to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting to approve the merger agreement. In considering the recommendation of the board of directors of Bank Mutual, you should be aware that certain directors and executive officers of Bank Mutual will have interests in the merger that may be different from, or in addition to, the interests of Bank Mutual shareholders generally. See the section entitled "Interests of Bank Mutual's Directors and Executive Officers in the Merger" beginning on page 81 of the accompanying proxy statement/prospectus.

        Your vote is very important, regardless of the number of shares of Bank Mutual common stock that you own. We cannot complete the merger unless Bank Mutual's shareholders approve the merger agreement.

        Even if you plan to attend the special meeting in person, Bank Mutual requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares of Bank Mutual common stock will be represented at the special meeting. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting and vote in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Bank Mutual common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "against" the approval of the merger agreement.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING, REQUEST A REVOCATION OF YOUR SUBMITTED PROXY AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

        If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Georgeson LLC, Bank Mutual's proxy solicitor, by calling toll-free at 1-888-680-1526.

By Order of the Board of Directors,
James P. Carter Vice President and Secretary

Milwaukee, Wisconsin
Dated: September 15, 2017

 REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Bank Mutual and Associated from other documents that Bank Mutual and Associated have filed with the United States Securities and Exchange Commission, which we refer to as the "SEC," and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 101 of this proxy statement/prospectus. This information is available for you to review at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC's website at www.sec.gov.

        You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Bank Mutual, without charge, by telephone or written request directed to:

  Attention: James P. Carter
  Bank Mutual Corporation
  4949 West Brown Deer Road
  Milwaukee, Wisconsin 53223
  (414) 354-1500

        You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Associated, without charge, by telephone or written request directed to:

  Attention: Investor Relations
  Associated Banc-Corp
  433 Main Street
  Green Bay, Wisconsin 54301
  (920) 491-7059

        In order for you to receive timely delivery of the documents in advance of the special meeting to be held on October 24, 2017, you must request the information no later than five business days prior to the date of the special meeting, by October 17, 2017.

        The proxy statement/prospectus is also available on the Associated website at http://www.associatedbank.com under the heading "About" and then under the heading "Investor Relations" and then under "SEC Filings" or on the Bank Mutual website at http://www.bankmutual.com/bank-mutual-corporation under the heading "Financial & SEC Reports." The information on Associated's and Bank Mutual's website is not part of this proxy statement/prospectus. References to Associated's and Bank Mutual's website in this proxy statement/prospectus are intended to serve as textual references only; the contents of those websites are not incorporated herein by reference.

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by Associated (File No. 333-220067), constitutes a prospectus of Associated under Section 5 of the Securities Act of 1933, as amended, which we refer to as the "Securities Act," with respect to the shares of common stock, par value $0.01 per share, of Associated, which we refer to as "Associated common stock," to be issued pursuant to the Agreement and Plan of Merger, dated as of July 20, 2017, by and between Associated and Bank Mutual, as it may be amended from time to time, which we refer to as the "merger agreement." This document also constitutes a proxy statement of Bank Mutual under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act." It also constitutes a notice of meeting with respect to the special meeting, at which Bank Mutual shareholders will be asked to consider and vote upon the approval of the merger agreement.

        Associated has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Associated, and Bank Mutual has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Bank Mutual.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Associated and Bank Mutual have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated September 15, 2017, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Bank Mutual shareholders nor the issuance by Associated of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:
Why am I receiving this proxy statement/prospectus and proxy card?

A:
Bank Mutual has agreed to be acquired by Associated pursuant to a merger of Bank Mutual with and into Associated, with Associated continuing as the surviving corporation, which we refer to as the "merger." This proxy statement/prospectus includes important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the special meeting. Bank Mutual shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the special meeting in person.

Q:
What am I being asked to vote on at the special meeting?

A:
Bank Mutual is holding the special meeting to ask its shareholders to consider and vote upon a proposal to approve the merger agreement. Bank Mutual shareholders are also being asked to consider and vote upon (i) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Bank Mutual's executive officers named in the Summary Compensation Table in its 2017 Annual Meeting Proxy Statement, whom we refer to as the "named executive officers," in connection with the merger and (ii) a proposal to grant authority to proxy holders to vote in favor of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:
Does my vote matter?

A:
Yes. The merger cannot be completed unless the merger agreement is approved by Bank Mutual shareholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote "against" the approval of the merger agreement. The Bank Mutual board unanimously recommends that shareholders vote "FOR" the proposal to approve the merger agreement.

Q:
What is the vote required to approve each proposal at the special meeting?

A:
The approval of the merger agreement requires the affirmative vote of Bank Mutual shareholders entitled to cast at least a majority of the votes that all Bank Mutual shareholders are entitled to cast. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote "against" the approval of the merger agreement.

  The proposal to approve certain compensation arrangements for Bank Mutual's named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast by all Bank Mutual shareholders entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of Bank Mutual common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, your vote will not be considered "cast" with respect to the merger-related named executive officer compensation proposal and this will not have an effect on the advisory (non-binding) vote to approve the merger-related named executive officer compensation. If you fail to submit a proxy or vote in person at the special meeting, or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of Bank Mutual common stock in favor of the proposal, your shares of Bank Mutual common stock will not be voted, and this will not have an effect on the advisory (non-binding) vote to approve the merger-related named executive officer compensation except to the extent it results in there being insufficient shares present at the meeting to establish a quorum. The vote on the merger-related named executive officer compensation proposal is separate from the vote to approve the merger agreement. You may vote "against" the merger-related named executive officer compensation proposal and "for" approval of the merger agreement and vice versa. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

  The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of a majority of the votes cast by all Bank Mutual shareholders entitled to vote thereon. If your shares of Bank Mutual common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, your vote will not be considered "cast" with respect to the adjournment of the special meeting, and this will not have an effect on the vote to adjourn the special meeting. If you fail to submit a proxy or vote in person at the special meeting or if your shares of Bank Mutual common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Bank Mutual common stock, your shares of Bank Mutual common stock will not be voted, and this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

  See the section entitled, "Information About the Special Meeting—Record Date and Quorum" beginning on page 34 of this proxy statement/prospectus.

Q:
How does the Bank Mutual board recommend that I vote at the special meeting?

A:
The board of directors of Bank Mutual, which we refer to as the "Bank Mutual board," unanimously recommends that Bank Mutual shareholders vote "FOR" the proposal to approve the merger agreement, "FOR" the approval, by advisory (non-binding) vote, of certain compensation arrangements for Bank Mutual's named executive officers in connection with the merger and "FOR" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. See the section entitled "The Merger—Bank Mutual's Reasons for the Merger; Recommendation of the Bank Mutual Board of Directors" beginning on page 45 of this proxy statement/prospectus.

Q:
What will I receive if the merger is completed?

A:
If the merger is completed, Bank Mutual shareholders will receive 0.422 shares of Associated common stock, which we refer to as the "merger consideration," for each share of Bank Mutual common stock held immediately prior to the merger. Associated will not issue any fractional shares of Associated common stock in the merger. Bank Mutual shareholders who would otherwise be entitled to a fractional share of Associated common stock upon the completion of the merger will instead receive an amount in cash based on the volume weighted average sale price of shares of Associated common stock on the NYSE for the five trading days preceding the day on which the merger is completed. See the sections entitled "The Merger Agreement—Merger Consideration"

  and "The Merger Agreement—Merger Consideration—Fractional Shares" beginning on pages 64 and 65, respectively, of this proxy statement/prospectus.

Q:
What is the exchange ratio?

A:
The exchange ratio is used to determine the number of shares of Associated common stock that Bank Mutual shareholders will be entitled to receive for each share of Bank Mutual common stock they hold. The exchange ratio is 0.422, as set forth in the merger agreement.

Q:
What is the value of the merger consideration?

A:
The value of the merger consideration will fluctuate as the market price of Associated common stock fluctuates before the completion of the merger. This price will not be known at the time of the special meeting and may be more or less than the current price of Associated common stock or the price of Associated common stock at the time of the special meeting or at the completion of the merger. Based on the closing stock price of Associated common stock on the New York Stock Exchange, which we refer to as the "NYSE," on July 20, 2017, the last full trading day before the public announcement of the merger, of $24.75, the value of the merger consideration was $10.44. Based on the closing stock price of Associated common stock on the NYSE on September 14, 2017, the latest practicable date before the mailing of this proxy statement/prospectus, of $22.80, the value of the merger consideration was $9.62.

  You should obtain current stock price quotations for Associated common stock and Bank Mutual common stock before you vote.

  See the section entitled "The Merger Agreement—Merger Consideration."

Q:
Will I be eligible to receive a fraction of a share of Associated common stock as part of the merger consideration?

A:
No. If the aggregate number of shares of Associated common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of Associated common stock, you will receive cash in lieu of that fractional share. See the section entitled "The Merger Agreement—Merger Consideration—Fractional Shares" beginning on page 65 of this proxy statement/prospectus.

Q:
What will holders of Bank Mutual equity awards receive in the merger?

A:
Stock Options.    At the effective time, each option granted by Bank Mutual to purchase shares of Bank Mutual common stock will be automatically converted into an option to purchase Associated common stock, on the same terms and conditions as were applicable to the Bank Mutual option prior to the effective time (including by giving effect to any accelerated vesting as a result of the merger), the number of shares of Associated common stock (rounded down to the nearest whole number of shares of Associated common stock) equal to the number of shares of Bank Mutual common stock subject to such Bank Mutual option immediately prior to the effective time multiplied by 0.422, at an exercise price per share of Associated common stock (rounded up to the nearest whole cent) equal to the exercise price per share of Bank Mutual common stock subject to such Bank Mutual option immediately prior to the effective time divided by 0.422.

  Restricted Stock Awards.    At the effective time, each Bank Mutual restricted stock award that is outstanding immediately prior to the effective time and vests upon the effective time in accordance with its terms will be converted automatically into the right to receive the merger consideration in respect of each share of Bank Mutual common stock subject to such Bank Mutual restricted stock award immediately prior to the effective time, less applicable tax withholdings.

  See "The Merger Agreement—Treatment of Bank Mutual Equity Awards" beginning on page 66 of this proxy statement/prospectus.

Q:
What will happen to Bank Mutual as a result of the merger?

A:
If the merger is completed, Bank Mutual will be merged with and into Associated, with Associated surviving the merger as the surviving corporation. As a result of the merger, Bank Mutual will no longer be a publicly held company. Following the merger, Bank Mutual common stock will be delisted from The NASDAQ Stock Market LLC, which we refer to as the "NASDAQ," and deregistered under the Exchange Act.

Q:
What equity stake will Bank Mutual shareholders hold in Associated immediately following the merger?

A:
Based on the number of issued and outstanding shares of Associated common stock and Bank Mutual common stock as of the record date, we expect that Bank Mutual shareholders as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 11.3% of the issued and outstanding shares of Associated common stock immediately following the closing of the merger (including shares received in respect equity awards and without giving effect to any shares of Associated common stock held by Bank Mutual shareholders prior to the merger).

Q:
What are the other conditions to completion of the merger?

A:
In addition to the approval of the merger proposal by Bank Mutual shareholders as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including the receipt of all requisite regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), Associated's and Bank Mutual's performance of their respective obligations under the merger agreement in all material respects and each of Associated's and Bank Mutual's receipt of a tax opinion to the effect that the merger will be treated as a transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 75 of this proxy statement/prospectus.

Q:
What are the regulatory approvals required to complete the merger?

A:
In order for us to complete the transactions contemplated by the merger agreement, we need the approval of the Board of Governors of the Federal Reserve System, which we refer to as the "Federal Reserve Board," and the Office of the Comptroller of the Currency, which we refer to as the "OCC," as well as the approvals of the other regulators described in the section entitled "The Merger—Regulatory Approvals" beginning on page 60 of this proxy statement/prospectus and the approval of the merger agreement by Bank Mutual's shareholders.

Q:
When do you expect the merger to be completed?

A:
Subject to the satisfaction or waiver of the closing conditions described above, including the approval of the merger agreement by Bank Mutual shareholders at the special meeting, Associated and Bank Mutual expect that the merger will be completed in the first quarter of 2018. However, it is possible that factors outside the control of both companies, including whether or when the requisite regulatory approvals will be received, could result in the merger being completed at a different time or not at all.

Q:
What are the material United States federal income tax consequences of the merger to Bank Mutual shareholders?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer as the "Code," and it is a condition to the respective obligations of Associated and Bank Mutual to complete the merger that each of Associated and Bank Mutual receives a legal opinion to that effect. Accordingly, holders of Bank Mutual common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Bank Mutual common stock for shares of Associated common stock in the merger, except with respect to any cash received instead of fractional shares of Associated common stock. For further information, please refer to "Material United States Federal Income Tax Consequences" beginning on page 87.

  The United States federal income tax consequences described above may not apply to all holders of Bank Mutual common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:
Who can vote at the special meeting?

A:
All holders of record of Bank Mutual common stock as of the close of business on September 12, 2017, the record date for the special meeting, which we refer to as the "record date," are entitled to receive notice of, and to vote at, the special meeting.

Q:
When and where is the special meeting?

A:
The special meeting will be held on October 24, 2017, at 10 a.m., central time, at Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin. For additional information about the special meeting, see the section entitled "Information About the Special Meeting" beginning on page 34 of this proxy statement/prospectus.

Q:
How may I gain entry into the special meeting?

A:
An admission ticket, which is required for entry into the special meeting, is attached to the enclosed proxy card. If you plan to attend the special meeting, please vote your proxy by mailing in your proxy card, or vote by telephone or Internet, but keep the admission ticket and bring it for admittance into the special meeting.

  If your shares of Bank Mutual common stock are held in the name of a bank, brokerage firm or other nominee, you will need proof of ownership of your shares of Bank Mutual common stock to attend the special meeting. A bank or brokerage account statement as of or about the record date indicating your Bank Mutual holdings is an example of proof of ownership. If you arrive at the meeting without an admission ticket, Bank Mutual will admit you only upon verification that you are a Bank Mutual shareholder.

Q:
How will I receive the merger consideration to which I am entitled?

A:
Within five business days after the closing date, Associated will cause the exchange agent to mail to each holder of record of one or more certificates representing shares of Bank Mutual common stock a letter of transmittal and other customary transmittal materials for use in surrendering the applicable certificates in exchange for the merger consideration.

  After receiving the proper documentation, following the effective time, the exchange agent will forward to each holder of record of shares of Bank Mutual common stock who properly surrender their stock certificates to the exchange agent, together with a properly completed and duly executed letter of transmittal, the number of shares of Associated common stock to which such holder is entitled. For further information, please refer to "The Merger Agreement—Exchange and Payment Procedures" beginning on page 65 of this proxy statement/prospectus.

Q:
Will my shares of Associated common stock acquired in the merger receive a dividend?

A:
After the closing of the merger, as a holder of Associated common stock you will receive the same dividends on shares of Associated common stock that all other holders of shares of Associated common stock will receive with any dividend record date that occurs after the merger is completed.

  Until they surrender their Bank Mutual stock certificates in accordance with the instructions provided to them, former Bank Mutual shareholders who hold Bank Mutual stock certificates will not be entitled to be paid dividends with a record date after the closing of the merger that is otherwise payable on the shares of Associated common stock into which their shares of Bank Mutual common stock are exchangeable.

  Any such payment of dividends by Associated would require approval by the Associated board of directors, which we refer to as the "Associated board," and the Associated board may change its dividend policy at any time. See "Comparative Per Share Market Price and Dividend Information" beginning on page 25 for a comparison of the historical dividend practices of the two companies.

Q:
Why am I being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Bank Mutual's named executive officers in connection with the merger?

A:
Under the rules of the SEC, Bank Mutual is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the merger.

Q:
What will happen if Bank Mutual shareholders do not approve the merger-related compensation of Bank Mutual's named executive officers?

A:
Approval of the compensation that may be paid or become payable to Bank Mutual's named executive officers that is based on, or otherwise relates to, the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Bank Mutual or the surviving corporation in the merger. If the merger is completed, the merger-related compensation will be paid to Bank Mutual's named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements and the outcome of the advisory (non-binding) vote will not affect Bank Mutual or obligations to make these payments even if Bank Mutual shareholders do not approve, by advisory (non-binding) vote, the proposal.

Q:
Do any of Bank Mutual's directors or executive officers have interests in the merger that may differ from those of Bank Mutual shareholders?

A:
Bank Mutual's directors and executive officers have certain interests in the merger that are different from, or in addition to, those of Bank Mutual shareholders generally. These interests include, among others, certain payments and benefits payable under employment, change in control or consulting agreements entered into with executive officers, the treatment of outstanding equity awards pursuant to the merger agreement, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. These interests also include Associated's agreement to increase the board size of each of Associated and Associated Bank, N.A. by one and appoint Michael T. Crowley, Jr. to fill the new positions at the effective time. The members of the Bank Mutual board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that Bank Mutual shareholders approve the merger agreement. For a description of these interests, refer to the section entitled "Interests of Bank Mutual's Directors and Executive Officers in the Merger" beginning on page 81 of this proxy statement/prospectus.

Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
If your shares of Bank Mutual common stock are registered directly in your name with the transfer agent of Bank Mutual, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote, to grant a proxy for your vote directly to Bank Mutual or to a third party to vote at the special meeting.

  If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in "street name," and your bank, brokerage firm or other nominee is considered the shareholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a "legal proxy" from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:
If my shares of Bank Mutual common stock are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Bank Mutual common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Bank Mutual common stock. In accordance with the rules of the NASDAQ, banks, brokerage firms and other nominees who hold shares of Bank Mutual common stock in "street name" for their customers may not exercise their voting discretion with respect to non-routine matters, such as the approval of the merger agreement or the other matters being voted upon at the special meeting. As a result, absent specific voting instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees may not vote such shares. A so-called "broker non-vote" results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote "against" the approval of the merger agreement, and will not have an effect on the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation (except to the extent there are insufficient shares present at the meeting to establish a quorum) or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:
How many votes do I have?

A:
Each Bank Mutual shareholder is entitled to one vote for each share of Bank Mutual common stock held of record as of the record date. As of the close of business on the record date, there were 45,932,253 outstanding shares of Bank Mutual common stock entitled to vote at the special meeting.

Q:
What constitutes a quorum for the special meeting?

A:
A majority of the votes entitled to be cast by the shares of Bank Mutual common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, are counted as present for purposes of establishing a quorum.

Q:
What do I need to do now?

A:
Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the special meeting.

Q:
How do I vote?

A:
Shareholder of Record.    If you are a shareholder of record, you may have your shares of Bank Mutual common stock voted on the matters to be presented at the special meeting in the following ways:

•
by telephone (toll-free) or Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or Internet. Proxies delivered via the Internet or telephone must be submitted by 8:00 a.m., Central Time, on the day of the special meeting;

•
by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•
in person—you may attend the special meeting and cast your vote there.

  Beneficial Owner.    If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

  Shares in Dividend Reinvestment or Employee Plans.    If a shareholder participates in the Direct Stock Purchase and Dividend Reinvestment Plan for Bank Mutual Common Stock, which is maintained by Bank Mutual's transfer agent, which we refer to as the "DRP," the proxy also will serve as voting instructions for the participant's shares held in the DRP. Participants' shares will be voted by the administrator of the DRP in accordance with those voting instructions. If a participant does not return a proxy, the DRP administrator will not vote that participant's shares held in the DRP.

  Any shareholder who owns shares through an investment in Bank Mutual Common Stock Fund of the Bank Mutual 401(k) Plan, which we refer to as the "401(k) Plan" will also use the 401(k) Plan proxy card to instruct the 401(k) Plan's administrator how to vote those shares. The administrator will vote shares in those participants' 401(k) Plan accounts in accordance with the voting instructions on the proxies. If a 401(k) Plan participant does not return a proxy, the administrator will vote that participant's shares in the 401(k) Plan in the same proportion as the voting of all shares in the 401(k) Plan for which voting instructions have been received.

Q:
How can I change or revoke my vote?

A:
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, and your last vote is the vote that will be counted.

  If you are a Bank Mutual shareholder of record, you may revoke a proxy at any time prior to the time it is voted by filing a written notice of revocation with the corporate secretary, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the shareholder meeting will not of itself constitute a revocation of your proxy.

Q:
If a shareholder gives a proxy, how are the shares of Bank Mutual common stock voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Bank Mutual common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Bank Mutual common stock should be voted "for" or "against," or whether your shares should "abstain" from voting on, all, some or none of the specific items of business to come before the special meeting.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation, and "FOR" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Q:
What should I do if I receive more than one set of voting materials?

A:
If you hold shares of Bank Mutual common stock in "street name" and also directly as a record holder or otherwise or if you hold shares of Bank Mutual common stock in more than one account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Bank Mutual common stock are voted. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:
What happens if I sell my shares of Bank Mutual common stock before the special meeting?

A:
The record date is earlier than both the date of the special meeting and the effective time. If you transfer your shares of Bank Mutual common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the effective time.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Bank Mutual has engaged Georgeson LLC, which we refer to as "Georgeson," to act as its proxy solicitor and to assist in the solicitation of proxies for the special meeting. Bank Mutual has agreed to pay Georgeson a fixed fee of $15,000 plus per-call or per-service fees related to calls to shareholders or the taking of telephone votes and reasonable out-of-pocket expenses for such services and also will indemnify Georgeson against certain claims, costs, damages, liabilities, judgments and expenses. Bank Mutual may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Bank Mutual common stock.

  Bank Mutual's directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Bank Mutual will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners of Bank Mutual common stock. Bank Mutual will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies.

Q:
Should I send in my stock certificates now?

A:
No, please do NOT return your stock certificate(s) with your proxy. You will be provided at a later date a letter of transmittal and instructions regarding the surrender of your stock certificates. You should then send your Bank Mutual stock certificates to the exchange agent, together with your completed and signed letter of transmittal.

Q:
Are there any voting agreements in place with Bank Mutual shareholders?

A:
Each of the directors of Bank Mutual have entered into a voting and support agreement with Bank Mutual and Associated, solely in their capacities as shareholders of Bank Mutual, pursuant to which they have agreed, among other things, to vote in favor of the Bank Mutual merger proposal and the other proposals presented at the special meeting and against any alternative acquisition proposal. For more information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements," and the form of voting and support agreement, which is included as Exhibit B to the merger agreement attached as Annex A to this proxy statement/prospectus.

  As of the record date, Bank Mutual shareholders who are parties to the voting and support agreements beneficially owned and were entitled to vote approximately 3,492,673 shares of Bank Mutual common stock representing approximately 7.6% of the shares of Bank Mutual common stock outstanding on that date.

Q:
Where can I find the voting results of the special meeting?

A:
The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Bank Mutual will file the final voting results with the SEC on a Current Report on Form 8-K.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page 27 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Associated and Bank Mutual contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled

  "Where You Can Find More Information" beginning on page 101 of this proxy statement/prospectus.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Bank Mutual shareholders will not receive any consideration for their shares of Bank Mutual common stock in connection with the merger. Instead, Bank Mutual will remain an independent public company, and its common stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, Bank Mutual may be required to pay Associated a fee with respect to the termination of the merger agreement, as described under the section entitled "The Merger Agreement—Termination Fee" beginning on page 77 of this proxy statement/prospectus.

Q:
Who can help answer any other questions I have?

A:
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Bank Mutual common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Georgeson, Bank Mutual's proxy solicitor, by calling toll-free at 1-888-680-1526.

 SUMMARY

        The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Bank Mutual shareholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled "Where You Can Find More Information" beginning on page 101 of this proxy statement/prospectus.

Parties to the Merger (Page 39)

  Bank Mutual Corporation
  4949 West Brown Deer Road
  Milwaukee, Wisconsin 53223
  (414) 354-1500

        Bank Mutual is a Wisconsin corporation headquartered in Milwaukee, Wisconsin. Bank Mutual is regulated as a savings and loan holding company by the Federal Reserve Board. Its common stock trades on The NASDAQ Global Select Market under the symbol BKMU.

        Bank Mutual's subsidiary bank was founded in 1892 and is a federally-chartered savings bank headquartered in Milwaukee, Wisconsin. It is regulated by the OCC and its deposits are insured within limits established by the Federal Deposit Insurance Corporation. Its primary business is community banking, which includes attracting deposits from and making loans to the general public and private businesses, as well as governmental and non-profit entities.

        At August 31, 2017, Bank Mutual had 57 banking offices in Wisconsin and one in Minnesota. More information about Bank Mutual Corporation is available at www.bankmutual.com.

  Associated Banc-Corp
  433 Main Street
  Green Bay, Wisconsin 54301
  (920) 491-7500

        Associated is a bank holding company registered pursuant to the Bank Holding Company Act of 1956, as amended. Its bank subsidiary, Associated Bank, N.A. traces its history back to the founding of the Bank of Neenah in 1861.

        At December 31, 2016, Associated owned one nationally chartered commercial bank headquartered in Green Bay, Wisconsin which serves local communities across the upper Midwest, one nationally chartered trust company headquartered in Wisconsin, and 10 limited purpose banking and nonbanking subsidiaries either located in or conducting business primarily in its three-state footprint (Wisconsin, Illinois, and Minnesota) that are closely related or incidental to the business of banking or financial in nature.

        Through Associated Bank, N.A. and various nonbanking subsidiaries, Associated provides a broad array of banking and nonbanking products and services to individuals and businesses serving more than 100 communities, primarily within Associated's three state branch footprint. As of June 30, 2017, Associated had 214 branches in Wisconsin, Illinois and Minnesota. More information about Associated Banc-Corp is available at www.associatedbank.com.

The Merger and the Merger Agreement (Pages 40 and 63)

        The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

        Pursuant to the merger agreement, Bank Mutual will merge with and into Associated with Associated surviving the merger as the surviving corporation. Following the merger, Bank Mutual's wholly owned banking subsidiary will merge with and into Associated's wholly owned banking subsidiary, Associated Bank, N.A., with Associated Bank, N.A. continuing as the surviving entity.

Merger Consideration (Page 40)

        Upon completion of the merger, each share of Bank Mutual common stock that is issued and outstanding immediately prior to the effective time of the merger, except for shares of Bank Mutual common stock owned directly or indirectly by Associated (other than shares of Bank Mutual common stock held in a fiduciary capacity or in connection with debts previously contracted), will be converted into the right to receive 0.422 shares of Associated common stock, with cash paid in lieu of fractional shares, which we refer to as the "merger consideration." Shares of Bank Mutual common stock held in Bank Mutual's treasury will be canceled and no merger consideration will be paid in exchange therefor.

        Bank Mutual shareholders who would otherwise be entitled to a fraction of a share of Associated common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash based on the Associated closing share value. For example, if you hold 50 shares of Bank Mutual common stock, you will receive 21 shares of Associated common stock and a cash payment instead of the 0.10 shares of Associated common stock that you otherwise would have received (50 shares × 0.422 = 21.10 shares).

        The implied value of the merger consideration will fluctuate as the market price of Associated common stock fluctuates before the completion of the merger. This price will not be known at the time of the special meeting and may be more or less than the current price of Associated common stock or the price of Associated common stock at the time of the special meeting or at the completion of the merger.

        Associated common stock is listed on the NYSE under the symbol "ASB," and Bank Mutual common stock is listed on NASDAQ under the symbol "BKMU." The following table shows the closing sale prices of Associated common stock and Bank Mutual common stock as reported on the NYSE on July 20, 2017, the last full trading day before the public announcement of the merger agreement, and on September 14, 2017, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Bank Mutual common stock, which we calculated by multiplying the closing price of Associated common stock on those dates by the exchange ratio of 0.422. The table does not reflect the fact that cash will be paid instead of fractional shares.

	Associated Common Stock	Bank Mutual Common Stock	Implied Value of One Share of Bank Mutual Common Stock
July 20, 2017	$24.75	$9.25	$10.44
September 14, 2017	$22.80	$9.45	$9.62

        The examples above are illustrative only. The value of the merger consideration that a Bank Mutual shareholder actually receives will be based on the actual closing price on the NYSE of Associated common stock upon completion of the merger, and as a result, the actual value of the merger consideration per share of Bank Mutual common stock may not be shown in the above table.

Treatment of Bank Mutual Equity Awards (Page 66)

Treatment of Stock Options.

        At the effective time, each option granted by Bank Mutual to purchase shares of Bank Mutual common stock will be automatically converted into an option to purchase Associated common stock, on the same terms and conditions as were applicable to the Bank Mutual option prior to the effective time (including by giving effect to any accelerated vesting as a result of the merger), the number of shares of Associated common stock (rounded down to the nearest whole number of shares of Associated common stock) equal to the number of shares of Bank Mutual common stock subject to such Bank Mutual option immediately prior to the effective time multiplied by 0.422, at an exercise price per share of Associated common stock (rounded up to the nearest whole cent) equal to the exercise price per share of Bank Mutual common stock subject to such Bank Mutual option immediately prior to the effective time divided by 0.422.

Treatment of Restricted Stock Awards.

        At the effective time, each Bank Mutual restricted stock award that is outstanding immediately prior to the effective time and vests upon the effective time in accordance with its terms will be converted automatically into the right to receive the merger consideration in respect of each share of Bank Mutual common stock subject to such Bank Mutual restricted stock award immediately prior to the effective time, less applicable tax withholdings.

Bank Mutual's Reasons for the Merger; Recommendation of the Bank Mutual Board of Directors (Page 45)

        The Bank Mutual board unanimously recommends that Bank Mutual shareholders vote "FOR" the proposal to approve the merger agreement, "FOR" the approval, by advisory (non-binding) vote, of certain compensation arrangements for Bank Mutual's named executive officers in connection with the merger, and "FOR" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. See the section entitled "The Merger—Bank Mutual's Reasons for the Merger; Recommendation of the Bank Mutual Board of Directors" beginning on page 45 of this proxy statement/prospectus.

Opinion of Bank Mutual's Financial Advisor (Page 47)

        Bank Mutual retained RBC Capital Markets, LLC, which we refer to as "RBCCM," to provide its opinion, from a financial point of view, to Bank Mutual shareholders of the exchange ratio of 0.422 shares of Associated common stock provided for in the proposed merger. RBCCM has delivered a written opinion to the Bank Mutual board that, as of July 20, 2017, based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the exchange ratio of 0.422 shares of Associated common stock was fair, from a financial point of view, to Bank Mutual shareholders.

        RBCCM's opinion was provided for the information and assistance of the Bank Mutual board in connection with its consideration of the merger. RBCCM's opinion did not address the merits of Bank Mutual's underlying decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which Bank Mutual might engage. RBCCM's opinion does not constitute a recommendation to the Bank Mutual board or any holder of Bank Mutual common stock as to how any Bank Mutual board member or such holder should vote with respect to the merger.

        The full text of RBCCM's written opinion, dated July 20, 2017, is attached to this proxy statement/prospectus as Annex B, and constitutes part of this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by RBCCM in rendering its opinion.

        For a further discussion of RBCCM's opinion, Bank Mutual's relationship with RBCCM and the terms of RBCCM's engagement, see "The Merger—Opinion of Bank Mutual's Financial Advisor" beginning on page 47 of this proxy statement/prospectus.

Information About the Special Meeting (Page 34)

Time, Place and Purpose of the Special Meeting (Page 34)

        The special meeting to consider and vote upon the approval of the merger agreement, which we refer to as the "special meeting," will be held on October 24, 2017, at 10 a.m., central time, at Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin.

        At the special meeting, Bank Mutual shareholders will be asked to consider and vote upon (i) a proposal to approve the merger agreement, (ii) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Bank Mutual's named executive officers in connection with the merger and (iii) a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Quorum (Page 34)

        You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of shares of Bank Mutual common stock as of the close of business on September 12, 2017, the record date. On the record date, there were 45,932,253 shares of Bank Mutual common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of Bank Mutual common stock that you owned on the record date.

        A majority of the votes entitled to be cast by the shares of Bank Mutual common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, are counted as present for purposes of establishing a quorum.

Vote Required (Page 34)

        The approval of the merger agreement requires the affirmative vote of Bank Mutual shareholders entitled to cast at least a majority of the votes which all Bank Mutual shareholders are entitled to cast. Votes to abstain will not be counted as votes cast in favor of the approval of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or you vote to abstain, this will have the same effect as a vote "against" the approval of the merger agreement.

        The proposal to approve certain compensation arrangements for Bank Mutual's named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast by all Bank Mutual shareholders entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of Bank Mutual common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, your vote will not be considered "cast" with respect to the merger-related named executive officer compensation proposal but this will not have an effect on the advisory (non-binding) vote to approve the merger-related named executive officer compensation. If you fail to submit a proxy or vote in person at the special meeting, or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of Bank Mutual common stock in favor of the proposal, your shares of Bank Mutual common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related named executive officer compensation, except to the extent it results in there being insufficient shares present at the meeting to establish a quorum. The vote on the merger-related named executive officer compensation proposal is separate from the vote to approve the merger agreement. You may vote "against" the merger-related named executive officer compensation proposal and "for" approval of the merger agreement and vice versa. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

        The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of a majority of the votes cast by all Bank Mutual shareholders entitled to vote thereon. If your shares of Bank Mutual common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, your vote will not be considered "cast" with respect to the adjournment of the special meeting, and this will not have an effect on the vote to adjourn the special meeting. If you fail to submit a proxy or vote in person at the special meeting or if your shares of Bank Mutual common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Bank Mutual common stock, your shares of Bank Mutual common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

        As of the record date, the directors and executive officers of Bank Mutual and their affiliates beneficially owned and were entitled to vote approximately 4,000,896 shares of Bank Mutual common stock representing approximately 8.7% of the shares of Bank Mutual common stock outstanding on that date.

Proxies and Revocations (Page 36)

        Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of Bank Mutual common stock are held in "street name" through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Bank Mutual common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Bank Mutual common stock will not be voted on the approval of the merger agreement, which will have the same effect as a vote "against" the approval of the merger agreement, and your shares of Bank Mutual common stock will not have an effect on the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation (other than to the extent resulting in failure to establish a quorum) or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, and your last vote is the vote that will be counted.

        If you are a Bank Mutual shareholder of record, you may revoke a proxy at any time prior to the time it is voted by filing a written notice of revocation with the corporate secretary, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223, by delivering a properly executed proxy bearing a later date or by voting in person at the special meeting. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the shareholder meeting will not of itself constitute a revocation of your proxy.

Interests of Bank Mutual's Directors and Executive Officers in the Merger (Page 81)

        Directors and executive officers of Bank Mutual have certain interests in the merger that are different from, or in addition to, interests of Bank Mutual shareholders generally. These interests include, among others, certain payments and benefits payable under employment, change in control or consulting agreements entered into with executive officers, the treatment of outstanding equity awards pursuant to the merger agreement, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. These interests also include Associated's agreement to increase the board size of each of Associated and Associated Bank, N.A. by one and appoint Michael T. Crowley, Jr. to fill the new positions at the effective time. The Bank Mutual board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve and adopt the merger agreement and the transactions contemplated thereby, and (ii) recommend the approval of the merger agreement to Bank Mutual shareholders. See the section entitled "Interests of Bank Mutual's Directors and Executive Officers in the Merger" beginning on page 81 of this proxy statement/prospectus for a more detailed description of these interests.

Regulatory Approvals (Page 60)

        Completion of the merger and the bank merger are subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement, including from the Federal Reserve Board and the OCC. Following the merger, Bank Mutual's wholly owned banking subsidiary will merge with and into Associated's wholly owned banking subsidiary, Associated Bank, N.A., with Associated Bank, N.A. continuing as the surviving entity, which transaction is referred to as the "bank merger." Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Associated and Bank Mutual have agreed to use their reasonable best efforts to obtain all requisite regulatory approvals. Associated, Bank Mutual and/or their respective subsidiaries have filed a notice to the Federal Reserve Board and an application to the OCC on September 1, 2017 to obtain the required regulatory approvals.

        Although we currently believe that we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Associated after the completion of the merger. The regulatory approvals to which completion of the merger is subject are described in more detail in the section entitled "The Merger—Regulatory Approvals" beginning on page 60 of this proxy statement/prospectus.

Conditions to Completion of the Merger (Page 75)

        In addition to the approval of the merger proposal by the requisite vote of Bank Mutual shareholders and the receipt of all requisite regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described above, each party's obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including the effectiveness of the registration statement containing this proxy statement/prospectus, authorization of the listing on the NYSE of the Associated common stock to be issued in the merger, the absence of any injunction, order or other legal restraint preventing the completion of the merger or making the consummation of the merger illegal, the absence of any pending actions or proceedings brought by a government entity seeking an injunction or order that would restrain or prevent the completion of the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects, delivery of certain customary certificates and other documentations by other party, including officer certificates by the other party certifying satisfaction of the two preceding conditions, and each of Associated's and Bank Mutual's receipt of a tax opinion to the effect that the merger will be treated as a transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. Neither Bank Mutual nor Associated can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 75 of this proxy statement/prospectus.

No Solicitation (Page 72)

        As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to certain exceptions summarized below, Bank Mutual has agreed to immediately cease any discussions with any persons other than Associated upon signing of the merger agreement and has agreed not to initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide confidential or nonpublic information or data to, or have any discussions with, any person relating to an alternative acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that Bank Mutual may participate in discussions or negotiations regarding an alternative acquisition proposal or furnish nonpublic information regarding Bank Mutual in response to an unsolicited bona fide acquisition proposal, if the Bank Mutual board concludes in good faith (in accordance with the merger agreement and after consultation with Bank Mutual's financial advisor and outside counsel) that the alternative acquisition proposal constitutes a superior proposal or would reasonably be likely to result in a superior proposal and, after considering the advice of outside counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under the Wisconsin Business Corporation Law, which we refer to as the "WBCL." For a more complete summary of Bank Mutual's non-solicitation obligations, see the section entitled "The Merger Agreement—No Solicitation" beginning on page 72 of this proxy statement/prospectus.

Withdrawal of Recommendation (Page 71)

        The merger agreement requires the Bank Mutual board to use its reasonable best efforts to obtain from Bank Mutual shareholders the votes in favor of approval of the merger agreement required by the WBCL and otherwise, including by recommending that Bank Mutual shareholders approve the merger agreement and the transactions contemplated thereby. However, prior to the time that the approval of the merger by Bank Mutual shareholders is obtained, the Bank Mutual board may withdraw, qualify or adversely modify its recommendation if (i) the Bank Mutual board determines in good faith, after consultation with its financial advisor and outside counsel, that (a) an alternative acquisition proposal constitutes a superior proposal or a change or effect has occurred following the date of the merger agreement and (b) in each case it is reasonably likely that to continue to recommend the merger agreement to shareholders in light of such alternative acquisition proposal or change or effect would result in a violation of its fiduciary duties under the WCBL; (ii) the Bank Mutual board provides three business days' prior written notice to Associated of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action; and (iii) at the end of such period, the Bank Mutual board takes into account any amendment or modification to the merger agreement proposed by Associated and again determines in good faith, after consultation with its financial advisor and outside counsel, that it would nevertheless reasonably likely result in a violation of its fiduciary duties under the WBCL to continue to recommend the merger agreement in light of such alternative acquisition proposal or change or effect. For more information, see the section entitled "The Merger Agreement—Bank Mutual Shareholder Meeting; Withdrawal of Recommendation" beginning on page 71 of this proxy statement/prospectus.

Termination; Termination Fee (Pages 76 and 77)

Termination

        Associated and Bank Mutual may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, the merger agreement may be terminated as follows:

  •
  by either party, if the merger has not occurred on or before June 30, 2018, which we refer to as the "termination date," unless failure to complete the merger by the termination date is due to the terminating party's breach of the merger agreement;

  •
  by either party, if a governmental entity that must grant a requisite regulatory approval for the merger or bank merger has denied approval of the merger or the bank merger, and such denial has become final and nonappealable, or a governmental entity issues a final nonappealable order or injunction prohibiting or making illegal the consummation of the merger or the bank merger, unless failure to obtain the requisite regulatory approval is due to the terminating party's breach of the merger agreement;

  •
  by either party, in the event of a material breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, which breach cannot be or has not been cured by the earlier of the termination date and the date that is 30 days after written notice has been delivered to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any applicable closing condition, unless the terminating party is in material breach of the merger agreement;

  •
  by Associated, (a) if prior to the time that Bank Mutual shareholders approve the merger agreement, Bank Mutual or the Bank Mutual board (i) submits the merger agreement without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation to Bank Mutual shareholders to approve the merger agreement, or recommends to its shareholders an acquisition proposal other than the merger, or (ii) materially breaches its covenants to use reasonable best efforts to obtain approval of the merger agreement by Bank Mutual shareholders or not to solicit alternative acquisition proposals or (b) if a tender or exchange offer for Bank Mutual shares is commenced by a third party, and the Bank Mutual board recommends that Bank Mutual shareholders tender their shares in such offer, or fails to recommend that Bank Mutual shareholders reject such offer, within 10 business days.

Termination Fee

        Bank Mutual will be required to pay Associated a termination fee of $17.0 million, which we refer to as the "termination fee," if:

  •
  the merger agreement is terminated by Associated because (a) prior to the time that Bank Mutual shareholders approve the merger agreement, Bank Mutual or the Bank Mutual board (i) submits the merger agreement without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation to Bank Mutual shareholders to approve the merger agreement, or recommends to its shareholders an acquisition proposal other than the merger, or (ii) materially breaches its covenants to use reasonable best efforts to obtain approval of the merger agreement by Bank Mutual shareholders or not to solicit alternative acquisition proposals or (b) a tender or exchange offer for Bank Mutual shares is commenced by a third party, and the Bank Mutual board recommends that Bank Mutual shareholders tender their shares in such offer, or fails to recommend that Bank Mutual shareholders reject such offer, within 10 business days; or

  •
  the merger agreement is terminated by either Associated or Bank Mutual in certain circumstances following the receipt of an alternative acquisition proposal and Bank Mutual consummates, or enters into a definitive agreement providing for, an alternative transaction within 12 months after the date of the termination of the merger agreement.

        For more information, please see the sections entitled "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Termination Fee" beginning on pages 76 and 77, respectively, of this proxy statement/prospectus.

Voting Agreements (Page 78)

        Each of the directors of Bank Mutual have entered into a voting and support agreement with Bank Mutual and Associated, solely in their capacities as shareholders of Bank Mutual, pursuant to which they have agreed, among other things, to vote in favor of the Bank Mutual merger proposal and the other proposals presented at the special meeting and against any alternative acquisition proposal. For more information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements," and the form of voting and support agreement, which is included as Exhibit B to the merger agreement attached as Annex A to this proxy statement/prospectus.

        As of the record date, Bank Mutual shareholders who are parties to the voting and support agreements beneficially owned and were entitled to vote approximately 3,492,673 shares of Bank Mutual common stock representing approximately 7.6% of the shares of Bank Mutual common stock outstanding on that date.

Appraisal Rights (Page 62)

        Under the WBCL, Bank Mutual shareholders do not have appraisal rights in connection with the merger.

Accounting Treatment (Page 61)

        Associated prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as "GAAP." The merger will be accounted for using the acquisition method of accounting. Associated will be treated as the acquirer for accounting purposes.

Material United States Federal Income Tax Consequences (Page 87)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Bank Mutual and Associated to complete the merger that each of Bank Mutual and Associated receives a legal opinion to that effect. Accordingly, holders of Bank Mutual common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Bank Mutual common stock for shares of Associated common stock in the merger, except with respect to any cash received instead of fractional shares of Associated common stock. For further information, please refer to "Material United States Federal Income Tax Consequences" beginning on page 87.

        The United States federal income tax consequences described above may not apply to all holders of Bank Mutual common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparison of Shareholders' Rights (Page 90)

        The rights of Bank Mutual shareholders are governed by its articles of incorporation, as amended and restated, which we refer to as the "Bank Mutual charter," its bylaws, as amended, which we refer to as the "Bank Mutual bylaws" and by the WBCL. Your rights as a shareholder of Associated will be governed by Associated's articles of incorporation, as amended and restated, which we refer to as the "Associated charter," its bylaws, as amended and restated, which we refer to as the "Associated bylaws" and by the WBCL. Although both Associated and Bank Mutual are Wisconsin corporations, your rights under the Associated charter and Associated bylaws will differ in some respects from your rights under the Bank Mutual charter and Bank Mutual bylaws. For more detailed information regarding a comparison of your rights as a shareholder of Bank Mutual and Associated, see the section entitled "Comparison of Shareholders' Rights" beginning on page 90 of this proxy statement/prospectus.

Litigation Related to the Merger (Page 62)

        On July 28, 2017, two substantially identical purported class action complaints, each by various individual plaintiffs, were filed with the Wisconsin Circuit Court for Milwaukee County on behalf of the respective named plaintiffs and other Bank Mutual shareholders against Bank Mutual, the members of the Bank Mutual board, and Associated in connection with the proposed merger. The lawsuits are captioned Schumel et al v. Bank Mutual Corporation et al., case no. 2017CV006201, and Paquin et al. v. Bank Mutual Corporation et al., case no. 2017CV006202. Both complaints allege state law breach of fiduciary duty claims against the Bank Mutual board for, among other things, seeking to sell Bank Mutual through an allegedly defective process, for an allegedly unfair price and on allegedly unfair terms. On August 30, 2017, a third purported class action complaint, captioned Wollenburg et al. v. Bank Mutual Corporation et al., case no. 2017CV007312, was filed in the Wisconsin Circuit Court for Milwaukee County, on behalf of the same class of shareholders and against the same defendants as the prior two complaints. The Wollenburg complaint asserts similar allegations as the prior two complaints, and further alleges that the preliminary proxy statement/prospectus filed with the SEC contains various alleged misstatements or omissions. The Paquin, Schumel and Wollenburg complaints allege that Associated aided and abetted the directors' alleged breaches of fiduciary duty. The parties have entered into a stipulation seeking to consolidate the three actions. On September 13, 2017, Associated filed a notice of removal of the Paquin, Schumel and Wollenburg actions to the United States District Court for the Eastern District of Wisconsin. On September 6, 2017, a fourth purported class action complaint, captioned Parshall et al., v. Bank Mutual Corporation et al., case no. 17-CV-1209, was filed in the United States District Court for the Eastern District of Wisconsin, on behalf of the same class of shareholders and against the same defendants as the prior complaints. The Parshall complaint criticizes the adequacy of the merger consideration and alleges that Bank Mutual, the members of the Bank Mutual board and Associated allegedly omitted and/or misrepresented certain information in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part in violation of the Exchange Act and related SEC regulations. The lawsuits seek, among other things, to enjoin the consummation of the transaction and damages. Bank Mutual, its directors and Associated believe the allegations are without merit.

Risk Factors (Page 27)

        You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under "Risk Factors."

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ASSOCIATED

        The following table summarizes selected historical consolidated financial data of Associated for the periods and as of the dates indicated. Historical financial information as of, and for the years ended, December 31, 2016, 2015, 2014, 2013 and 2012 has been derived from Associated's consolidated financial statements filed on Form 10-K with the SEC. Historical financial data as of and for the six months ended June 30, 2017 and June 30, 2016 is derived from unaudited interim financial statements filed on Form 10-Q with the SEC and includes, in management's opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Associated. You should not assume the results of operations for past periods and for the six months ended June 30, 2017 and June 30, 2016 indicate results for any future period.

        You should read this information in conjunction with Associated's consolidated financial statements and related notes thereto included in Associated's Annual Report on Form 10-K for the year ended December 31, 2016, and in Associated's Quarterly Report on Form 10-Q for the six months ended June 30, 2017, which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 101 of this proxy statement/prospectus.

Associated Banc-Corp and Subsidiaries—Selected Historical Financial Information

	(Dollars in thousands, except per share data)
	As of and for the Six Months Ended June 30,		As of/ For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Summary of Operations:
Interest income	$424,389	$390,610	$791,568	$753,662	$736,745	$708,983	$718,284
Interest expense	60,296	41,906	84,295	77,384	55,778	63,440	92,292

Net interest income	364,093	348,704	707,273	676,278	680,967	645,543	625,992
Provision for credit losses	21,000	34,000	70,000	37,500	16,000	10,100	10,100

Net interest income after provision for credit losses	343,093	314,704	637,273	638,778	664,967	635,443	615,892
Noninterest income	162,241	165,360	352,883	329,357	290,861	315,957	323,419
Noninterest expense	350,007	348,331	702,560	698,347	679,783	683,507	684,852

Income before income taxes	155,327	131,733	287,596	269,788	276,045	267,893	254,459
Income tax expense	41,074	40,108	87,322	81,487	85,536	79,201	75,486

Net income	114,253	91,625	200,274	188,301	190,509	188,692	178,973
Preferred stock dividends	4,669	4,367	8,903	7,155	5,002	5,158	5,200

Net income available to common equity	$109,584	$87,258	191,371	$181,146	$185,507	$183,534	$173,773

Per Common Share:
Basic earnings per share	$0.72	$0.58	$1.27	$1.20	$1.17	$1.10	$1.00
Diluted earnings per share	0.71	0.58	1.26	1.19	1.16	1.10	1.00
Cash dividends per share	0.24	0.22	0.45	0.41	0.37	0.33	0.23
Period-End Balances:
Total assets	$29,769,025	$29,038,699	$29,139,315	$27,711,835	$26,817,423	$24,225,426	$23,485,147
Loans	20,783,069	19,815,286	20,054,716	18,714,343	17,593,846	15,896,261	15,411,022
Deposits	21,618,180	20,292,850	21,888,448	21,007,665	18,763,504	17,267,167	16,939,865
Long-term funding	3,262,120	3,511,475	2,761,795	2,676,164	3,930,117	3,087,267	1,015,346
Stockholders' equity	3,191,502	3,030,147	3,091,312	2,937,246	2,800,251	2,891,290	2,936,399

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BANK MUTUAL

        The following table summarizes selected historical consolidated financial data of Bank Mutual for the periods and as of the dates indicated. Historical financial information as of, and for the years ended, December 31, 2016, 2015, 2014, 2013 and 2012 has been derived from Bank Mutual's consolidated financial statements filed on Form 10-K with the SEC. Historical financial data as of and for the six months ended June 30, 2017 and June 30, 2016 is derived from unaudited interim financial statements filed on Form 10-Q with the SEC and includes, in management's opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Bank Mutual. You should not assume the results of operations for past periods and for the six months ended June 30, 2017 and June 30, 2016 indicate results for any future period.

        You should read this information in conjunction with Bank Mutual's consolidated financial statements and related notes thereto included in Bank Mutual's Annual Report on Form 10-K for the year ended December 31, 2016, and in Bank Mutual's Quarterly Report on Form 10-Q for the six months ended June 30, 2017, which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 101 of this proxy statement/prospectus.

Bank Mutual Corporation and Subsidiaries—Selected Historical Financial Information

	(Dollars in thousands, except share and per share data)
	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Summary of Operations:
Total interest income	$43,503	40,518	$83,148	$77,901	$79,265	$79,456	$83,022
Total interest expense	5,909	5,351	10,801	9,566	9,416	13,112	21,641

Net interest income	37,594	35,167	72,347	68,335	69,849	66,344	61,381
Provision (recovery of) for loan losses	1,080	591	2,998	(3,665)	233	4,506	4,545
Net interest income after provision of loan losses	36,514	34,576	69,349	72,000	69,616	61,838	56,836
Non-interest income	11,109	13,254	26,844	23,239	22,349	26,116	29,259
Non-interest expense	35,556	34,487	69,127	72,727	68,461	71,504	76,057
Income before income taxes	12,067	13,343	27,066	22,512	23,504	16,450	10,038
Income tax expense	4,235	4,921	10,112	8,335	8,850	5,702	3,336

Net income	$7,832	$8,422	$16,954	$14,177	$14,665	$10,796	$6,754

Per Common Share:
Basic earnings per share	$0.17	$0.18	$0.37	$0.31	$0.32	$0.23	$0.15
Diluted earnings per share	0.17	0.18	0.37	0.31	0.31	0.23	0.15
Cash dividends per share	0.110	0.105	0.215	0.19	0.15	0.10	0.05
Period End Data:
Total assets	$2,710,618	$2,620,142	$2,648,524	$2,502,167	$2,328,446	$2,347,349	$2,418,264
Loans receivable, net	2,003,601	1,858,059	1,942,907	1,740,018	1,631,303	1,508,996	1,402,246
Total Deposits	1,889,755	1,836,737	1,864,730	1,795,591	1,718,756	1,762,682	1,867,899
Borrowings	469,697	422,554	439,150	372,375	256,469	244,900	210,786
Total shareholders' equity	290,633	286,846	286,641	279,394	280,717	281,037	271,853

 UNAUDITED COMPARATIVE PER COMMON SHARE DATA

        We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. This information was derived from the Annual Reports on Form 10-K for the fiscal year ended December 31, 2016 and the Quarterly Reports on Form 10-Q for the six months ended June 30, 2017, for each of Associated and Bank Mutual, respectively, and other documents that have been filed with the SEC, which should be read in conjunction with this information. See "Where You Can Find More Information" on page 101.

        The pro forma combined information gives effect to the merger accounted for as a purchase. The pro forma calculations reflect that each outstanding share of Bank Mutual common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.422 shares of Associated common stock (including Bank Mutual stock options and shares subject to Bank Mutual restricted stock awards).

        We assume that the merger occurred as of the beginning of the fiscal year or period presented (or in the case of book value, as of the date specified). The information is presented for illustrative purposes only. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	Associated	Bank Mutual	Associated Pro Forma Combined	Bank Mutual Pro Forma Equivalent Conversion Ratio(1)
Per Common Share Data:
Basic Earnings
Six months ended June 30, 2017	$0.72	$0.17	$0.69	$0.29
Year ended December 31, 2016	1.27	0.37	1.23	0.52
Diluted Earnings
Six months ended June 30, 2017	$0.71	$0.17	$0.67	$0.28
Year ended December 31, 2016	1.26	0.37	1.22	0.51
Dividends Declared
Six months ended June 30, 2017	$0.24	$0.11	$0.24	$0.10
Year ended December 31, 2016	0.45	0.215	0.46	0.19
Book Value
As of June 30, 2017	$19.70	$6.33	$20.27	$8.55
As of December 31, 2016	19.27	6.27	19.90	8.40

(1)
Bank Mutual pro forma equivalent conversion ratio was computed by multiplying the Associated pro forma combined amounts by the exchange ratio of 0.422.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Bank Mutual common stock trades on the NASDAQ under the symbol "BKMU" and Associated common stock trades on the NYSE under the symbol "ASB." The following table sets forth the high and low reported trading prices per share of Bank Mutual common stock and Associated common stock, and the cash dividends declared per share for the periods indicated.

Associated

Quarter Data	High	Low	Dividend Declared
First Quarter 2015	$19.07	$16.62	$0.100
Second Quarter 2015	20.84	18.50	0.100
Third Quarter 2015	20.55	17.17	0.100
Fourth Quarter 2015	20.61	17.98	0.110
First Quarter 2016	$18.79	$15.48	$0.110
Second Quarter 2016	18.84	15.84	0.110
Third Quarter 2016	19.91	16.49	0.110
Fourth Quarter 2016	25.15	19.05	0.120
First Quarter 2017	$26.50	$23.40	$0.120
Second Quarter 2017	25.50	23.25	0.120
Third Quarter 2017 (through September 14, 2017)	25.70	21.25	0.120

Bank Mutual

Quarter Data	High	Low	Dividend Declared
First Quarter 2015	$7.39	$6.37	$0.040
Second Quarter 2015	7.75	7.02	0.050
Third Quarter 2015	7.78	6.78	0.050
Fourth Quarter 2015	8.05	7.03	0.050
First Quarter 2016	$7.88	$7.21	$0.050
Second Quarter 2016	8.30	7.24	0.055
Third Quarter 2016	7.99	7.51	0.055
Fourth Quarter 2016	9.65	7.69	0.055
First Quarter 2017	$10.15	$9.10	$0.055
Second Quarter 2017	9.70	8.85	0.055
Third Quarter 2017 (through September 14, 2017)	9.95	8.80	0.055

        As of the record date for the special meeting, there were approximately 3,735 registered holders of Bank Mutual common stock.

        The above tables show only historical comparisons. These comparisons may not provide meaningful information to Bank Mutual shareholders in determining whether to approve the merger agreement. Bank Mutual shareholders are urged to obtain current market quotations for shares of Associated common stock and Bank Mutual common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. The market prices of Associated common stock and Bank Mutual common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market prices of Bank Mutual common stock or Associated common stock before or after the effective date of the merger. Changes in the market price of Associated common stock prior to the completion of the merger will affect the market value of the merger consideration that Bank Mutual shareholders will receive upon completion of the merger.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains statements that may constitute forward-looking statements within the meaning of the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, such as statements other than historical facts contained or incorporated by reference into this report. These forward-looking statements include statements with respect to Associated's and Bank Mutual's financial condition, results of operations, plans, objectives, future performance and business, including statements preceded by, followed by or that include the words "believes," "expects," or "anticipates," references to estimates or similar expressions. Future filings by Associated and Bank Mutual with the Securities and Exchange Commission, and future statements other than historical facts contained in written material, press releases and oral statements issued by, or on behalf of Associated or Bank Mutual may also constitute forward-looking statements.

        In addition to factors previously disclosed in Bank Mutual's and Associated's reports filed with the SEC and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the possibility that expected benefits of the proposed transaction may not materialize in the time frame expected or at all, or may be more costly to achieve; the proposed transaction may not be timely completed, if at all; that prior to the completion of the proposed transaction or thereafter, Associated's and Bank Mutual's respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies related to the proposed transaction; that required regulatory, shareholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies' shareholders, customers, employees or other constituents to the proposed transaction; and diversion of management time on merger-related matters.

        Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

        Consequently, all of the forward-looking statements made by Associated or Bank Mutual contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the heading titled "Risk Factors" beginning on page 27 of this proxy statement/prospectus and those set forth under the headings "Cautionary Statement," "Forward Looking Statements," "Special Note Regarding Forward-Looking Statements" and "Risk Factors" in Associated's and Bank Mutual's annual and quarterly reports and other filings with the SEC that are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 101 of this proxy statement/prospectus.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Associated and Bank Mutual undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and the financial condition and results of operations of Associated and/or Bank Mutual could be materially adversely affected.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption "Cautionary Statement Regarding Forward-Looking Statements" on page 26, you should consider the following risk factors carefully in deciding whether to vote to approve the merger agreement. Additional risks and uncertainties not presently known to Associated or Bank Mutual that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Associated as the surviving corporation in the merger.

        In addition, Bank Mutual's and Associated's respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of Associated, in its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, and in the case of Bank Mutual, in its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, each of which are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 101 of this proxy statement/prospectus.

 RISK FACTORS RELATING TO THE MERGER

Because the market price of Associated common stock may fluctuate, you cannot be certain of the precise value of the merger consideration you may receive in the merger.

        At the time the merger is completed, each issued and outstanding share of Bank Mutual common stock, except for shares of Bank Mutual common stock owned directly or indirectly by Associated (other than shares of Bank Mutual common stock held in a fiduciary capacity or in connection with debts previously contracted), will be converted into the right to receive 0.422 shares of Associated common stock, with cash paid in lieu of fractional shares. Shares of Bank Mutual common stock held in Bank Mutual's treasury will be canceled and no merger consideration will be paid in exchange therefor.

        There will be a time lapse between each of the date of this proxy statement/prospectus, the date on which Bank Mutual shareholders vote to approve the merger agreement and the date on which Bank Mutual shareholders actually receive such shares. The market value of Associated common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Associated's businesses, operations and prospects and potential changes in applicable bank regulatory and tax law (or the absence thereof). Many of these factors are outside of the control of Bank Mutual and Associated. Consequently, at the time Bank Mutual shareholders must decide whether to approve the merger agreement, they will not know the actual market value of the shares of Associated common stock they may receive when the merger is completed. The actual value of the shares of Associated common stock received by Bank Mutual shareholders will depend on the market value of shares of Associated common stock on that date. This value will not be known at the time of the special meeting and may be more or less than the current price of Associated common stock or the price of Associated common stock at the time of the special meeting or at the completion of the merger.

The market price for Associated common stock may be affected by factors different from those that historically have affected Bank Mutual.

        Upon completion of the merger, holders of Bank Mutual common stock will become holders of Associated common stock. Associated's businesses differ from those of Bank Mutual, and accordingly the results of operations of Associated will be affected by some factors that are different from those currently affecting the results of operations of Bank Mutual. For a discussion of the businesses of Associated and Bank Mutual and of some important factors to consider in connection with those businesses, see the section entitled "The Parties to the Merger" beginning on page 39 of this proxy statement/prospectus and the documents incorporated by reference referred to under the section entitled "Where You Can Find More Information" beginning on page 101, including, in particular, in the section entitled "Risk Factors" in Associated's Annual Report on Form 10-K for the year ended December 31, 2016.

Bank Mutual's shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Currently, Bank Mutual's shareholders have the right to vote in the election of the board of directors of Bank Mutual and the power to approve or reject any matters requiring shareholder approval under the WBCL or Bank Mutual's charter and bylaws. Upon the completion of the merger, each Bank Mutual shareholder will become a shareholder of Associated with a percentage ownership of Associated that is smaller than the shareholder's current percentage ownership of Bank Mutual. After the merger, Bank Mutual shareholders in the aggregate are expected to become owners of approximately 11.3% of the outstanding shares of Associated common stock (based on the number of shares of Bank Mutual common stock outstanding as of the record date and including shares received in respect equity awards and without giving effect to any shares of Associated common stock held by Bank Mutual shareholders prior to the merger). Even if all former Bank Mutual shareholders voted together on all matters presented to Associated's shareholders, the former Bank Mutual shareholders would exercise significantly less influence over Associated after the merger relative to their influence over Bank Mutual prior to the merger, and thus would have a less significant impact on the approval or rejection of future Associated proposals submitted to a shareholder vote.

The opinion received by the Bank Mutual board from RBCCM has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of the opinion.

        The opinion delivered to the Bank Mutual board by RBCCM, financial advisor to Bank Mutual, as to the fairness, from a financial point of view, of the exchange ratio to the holders of Bank Mutual common stock in the proposed merger speaks only as of July 20, 2017, the date of such opinion. Changes in the operations and prospects of Associated or Bank Mutual, general market and economic conditions and other factors which may be beyond the control of Associated and Bank Mutual may have altered the value of Associated or Bank Mutual or the sale prices of shares of Associated common stock as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. RBCCM does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. Bank Mutual does not currently anticipate asking RBCCM to update its opinion. The Bank Mutual board of directors' recommendation that Bank Mutual shareholders vote "FOR" approval of the merger agreement, however, is made as of the date of this proxy statement/prospectus. See "The Merger—Opinion of Bank Mutual's Financial Advisor" and Annex B to this proxy statement/prospectus.

Associated may be unable to successfully integrate Bank Mutual's operations and may not realize the anticipated benefits of acquiring Bank Mutual.

        Associated and Bank Mutual have operated and, until the completion of the merger will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Associated's ability to successfully integrate Bank Mutual's operations in a manner that results in various benefits, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies and that does not materially disrupt existing customer relationships nor result in decreased revenues due to loss of customers. The process of integrating operations could result in a loss of key personnel or cause an interruption of, or loss of momentum in, the activities of one or more of the surviving bank's businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Associated or Bank

Mutual to maintain relationships with customers and employees. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of Bank Mutual's operations could have an adverse effect on the business, financial condition, operating results and prospects of the surviving corporation after the merger.

        The success of the surviving corporation following the merger will depend in part on the ability of Associated to integrate the two businesses. If Associated experiences difficulties in the integration process, including those listed above, Associated may fail to realize the anticipated benefits of the merger in a timely manner or at all. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could have an adverse effect on the surviving corporation's business, financial condition, operating results and prospects.

        Among the factors considered by the boards of directors of Associated and Bank Mutual in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. We cannot give any assurance that these benefits will be realized within the time periods contemplated or at all.

The merger agreement limits Bank Mutual's ability to pursue alternatives to the merger.

        The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to Bank Mutual that might result in greater value to Bank Mutual's shareholders than the merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Bank Mutual than it might otherwise have proposed to pay. These provisions include a general prohibition on Bank Mutual from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Bank Mutual board, entering into discussions with any third party regarding, an acquisition proposal or offers for competing transactions. Bank Mutual also has an unqualified obligation to submit the proposal to approve the merger to a vote by its shareholders, even if Bank Mutual receives an alternative acquisition proposal that its board of directors believes is superior to the merger. In addition, Bank Mutual must pay Associated a cash termination fee equal to $17.0 million in certain circumstances. See the sections entitled "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Termination Fee" beginning on pages 76 and 77, respectively.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

        The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: the approval of the merger proposal by Bank Mutual shareholders, the receipt of all of the requisite regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), Associated's and Bank Mutual's performance of their respective obligations under the merger agreement in all material respects and each of Associated's and Bank Mutual's receipt of a tax opinion to the effect that the merger will be treated as a transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

        In addition, if the merger is not completed by June 30, 2018, either Associated or Bank Mutual may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Bank Mutual.

        If the merger is not completed for any reason, including as a result of Bank Mutual shareholders declining to approve the merger agreement, the ongoing business of Bank Mutual may be adversely affected and, without realizing any of the benefits of having completed the merger, Bank Mutual would be subject to a number of risks, including the following:

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  Bank Mutual may experience negative publicity and negative reactions from the financial markets, including negative impacts on its stock price;

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  Bank Mutual may experience negative reactions from its customers, vendors and employees;

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  Bank Mutual will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

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  the merger agreement places certain restrictions on the conduct of Bank Mutual's businesses prior to completion of the merger. Such restrictions may prevent Bank Mutual from taking certain specified actions during the pendency of the merger (see the section entitled "The Merger Agreement—Conduct of Businesses of Bank Mutual and Associated Prior to Completion of the Merger" beginning on page 68 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Bank Mutual); and

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  matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Bank Mutual management, which would otherwise have been devoted to other opportunities that may have been beneficial to Bank Mutual as an independent company.

        In addition to the above risks, if the merger agreement is terminated and the Bank Mutual board seeks another merger or business combination, Bank Mutual shareholders cannot be certain that Bank Mutual will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Associated has agreed to provide in the merger. If the merger agreement is terminated under certain circumstances, Bank Mutual may be required to pay a termination fee of $17.0 million to Associated. See the section entitled "The Merger Agreement—Termination Fee" beginning on page 77.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under "The Merger—Regulatory Approvals." An adverse development in either party's regulatory standing or these factors could result in an inability to obtain one or more approvals or delay their receipt. These governmental entities may impose conditions, limitations or costs, require branch divestitures or place restrictions on the conduct of Associated after the closing as a condition to the granting of such approvals or require changes to the terms of the merger or the bank merger. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Associated following the merger, any of which might have an adverse effect on the surviving corporation following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that adversely affect the surviving corporation's business following the closing, or which are not anticipated or cannot be met.

Bank Mutual will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Bank Mutual, and, consequently, the surviving corporation. These uncertainties may impair Bank Mutual's ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with Bank Mutual to seek to change their existing business relationships with Bank Mutual. Employee retention at Bank Mutual may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the surviving corporation following the merger. In addition, the merger agreement restricts Bank Mutual from taking specified actions without the consent of Associated, and generally requires Bank Mutual to continue its operations in the ordinary course, until the merger closes. These restrictions may prevent Bank Mutual from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled "The Merger Agreement—Conduct of Businesses of Bank Mutual and Associated Prior to Completion of the Merger" beginning on page 68 for a description of the restrictive covenants to which Bank Mutual is subject.

Directors and executive officers of Bank Mutual may have interests in the merger that are different from, or in addition to, the interests of Bank Mutual shareholders.

        Directors and executive officers of Bank Mutual may have certain interests in the merger that are different from, or in addition to, interests of Bank Mutual shareholders generally. These interests include, among others, certain payments and benefits payable under employment, change in control, and consulting agreements entered into, or to be entered into, with executive officers, the treatment of outstanding equity awards pursuant to the merger agreement, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. These interests also include Associated's agreement to increase the board size of each of Associated and Associated Bank, N.A. by one and appoint Michael T. Crowley, Jr. to fill the new positions at the effective time. The Bank Mutual board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve and adopt the merger agreement and the transactions contemplated thereby, and (ii) recommend the approval of the merger agreement to Bank Mutual shareholders. See the section entitled "Interests of Bank Mutual's Directors and Executive Officers in the Merger" beginning on page 81 of this proxy statement/prospectus for a more detailed description of these interests.

Shares of Associated common stock to be received by Bank Mutual shareholders as a result of the merger will have rights different from the shares of Bank Mutual common stock.

        Upon completion of the merger, the rights of former Bank Mutual shareholders will be governed by the articles of incorporation and bylaws of Associated. The rights associated with Associated common stock are different from the rights associated with Bank Mutual common stock, which currently govern the rights of Bank Mutual shareholders. Please see the section entitled "Comparison of Shareholders' Rights" beginning on page 90 for a discussion of the different rights associated with Associated common stock.

The merger may not be accretive, and may be dilutive, to Associated's earnings per share, which may negatively affect the market price of Associated common stock received by you as a result of the merger.

        Because shares of Associated common stock will be issued in the merger, it is possible that, although Associated currently expects the merger to be accretive to earnings per share in 2019, excluding one-time charges, the merger may be dilutive to Associated earnings per share, which could negatively affect the market price of shares of Associated common stock.

        In connection with the completion of the merger, based on the number of issued and outstanding shares of Bank Mutual common stock as of the record date, Associated would issue approximately 19,383,410 shares of Associated common stock. The issuance of these new shares of Associated common stock could have the effect of depressing the market price of shares of Associated common stock through dilution of earnings per share or otherwise.

        In addition, future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or delay of any accretion to, Associated earnings per share could cause the price of shares of Associated common stock to decline or grow at a reduced rate.

Associated will incur significant transaction and merger-related costs in connection with the merger.

        Associated expects to continue to incur a number of non-recurring costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial.

        Associated will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Associated continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies' businesses. See the risk factor entitled "Associated may be unable to successfully integrate Bank Mutual's operations and may not realize the anticipated benefits of acquiring Bank Mutual" above.

        Other significant non-recurring transaction costs related to the merger include, but are not limited to, fees paid to legal, financial and accounting advisors, severance and benefit costs and filing fees, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger.

        Although Associated expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Associated to offset integration and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial conditions and operating results of the surviving corporation following the closing of the merger.

Litigation relating to the merger could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

        On July 28, 2017, two substantially identical purported class action complaints, each by various individual plaintiffs, were filed with the Wisconsin Circuit Court for Milwaukee County on behalf of the respective named plaintiffs and other Bank Mutual shareholders against Bank Mutual, the members of the Bank Mutual board, and Associated in connection with the proposed merger. The lawsuits are captioned Schumel et al v. Bank Mutual Corporation et al., case no. 2017CV006201, and Paquin et al. v. Bank Mutual Corporation et al., case no. 2017CV006202. Both complaints allege state law breach of fiduciary duty claims against the Bank Mutual board for, among other things, seeking to sell Bank Mutual through an allegedly defective process, for an allegedly unfair price and on allegedly unfair terms. On August 30, 2017, a third purported class action complaint, captioned Wollenburg et al. v. Bank Mutual Corporation et al., case no. 2017CV007312, was filed in the Wisconsin Circuit Court for Milwaukee County, on behalf of the same class of shareholders and against the same defendants as the prior two complaints. The Wollenburg complaint asserts similar allegations as the prior two complaints, and further alleges that the preliminary proxy statement/prospectus filed with the SEC contains various alleged misstatements or omissions. The Paquin, Schumel and Wollenburg complaints allege that Associated aided and abetted the directors' alleged breaches of fiduciary duty. The parties have entered into a stipulation seeking to consolidate the three actions. On September 13, 2017, Associated filed a notice of removal of the Paquin, Schumel and Wollenburg actions to the United States District Court for the Eastern District of Wisconsin. On September 6, 2017, a fourth purported class action complaint, captioned Parshall et al., v. Bank Mutual Corporation et al., case no. 17-CV-1209, was filed in the United States District Court for the Eastern District of Wisconsin, on behalf of the same class of shareholders and against the same defendants as the prior complaints. The Parshall complaint criticizes the adequacy of the merger consideration and alleges that Bank Mutual, the members of the Bank Mutual board and Associated allegedly omitted and/or misrepresented certain information in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part in violation of the Exchange Act and related SEC regulations. The lawsuits seek, among other things, to enjoin the consummation of the transaction and damages. Bank Mutual, its directors and Associated believe the allegations are without merit.

        Bank Mutual and Associated could be subject to additional demands or litigation related to the merger, whether or not the merger is consummated. Such actions may create uncertainty relating to the merger, and responding to such demands and defending such actions may be costly and distracting to management.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        This proxy statement/prospectus is being furnished to Bank Mutual shareholders as part of the solicitation of proxies by the Bank Mutual board for use at the special meeting to be held on October 24, 2017, at 10 a.m., central time, at Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin, or at any postponement or adjournment thereof.

        At the special meeting, Bank Mutual shareholders will be asked to consider and vote upon (i) a proposal to approve the merger agreement, (ii) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Bank Mutual's named executive officers in connection with the merger and (iii) a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. Bank Mutual shareholders must approve the merger agreement in order for the merger to occur. If Bank Mutual shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Record Date and Quorum

        Bank Mutual has set the close of business on September 12, 2017 as the record date for the special meeting, and only holders of record of Bank Mutual common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you own shares of Bank Mutual common stock as of the close of business on the record date. On the record date, there were 45,932,253 shares of Bank Mutual common stock outstanding and entitled to vote and, accordingly, 22,966,127 shares of Bank Mutual common stock must vote to approve the merger agreement for the merger to occur. You will have one vote on all matters properly coming before the special meeting for each share of Bank Mutual common stock that you owned on the record date.

        A majority of the votes entitled to be cast by the shares of Bank Mutual common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, are counted as present for purposes of establishing a quorum.

Vote Required

        The approval of the merger agreement requires the affirmative vote of Bank Mutual shareholders entitled to cast at least a majority of the votes which all Bank Mutual shareholders are entitled to cast. For the approval of the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." Votes to abstain will not be counted as votes cast in favor of the approval of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or if you vote to abstain, it will have the same effect as a vote "against" the approval of the merger agreement.

        If your shares of Bank Mutual common stock are registered directly in your name with the transfer agent of Bank Mutual, you are considered, with respect to those shares of Bank Mutual common stock, the shareholder of record. If you are a shareholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Bank Mutual.

        If your shares of Bank Mutual common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Bank Mutual common stock held in "street name." In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Bank Mutual common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

        Shares in Dividend Reinvestment or Employee Plans.    If a shareholder participates in the Direct Stock Purchase and Dividend Reinvestment Plan for Bank Mutual Common Stock, which is maintained by Bank Mutual's transfer agent, which we refer to as the "DRP," the proxy also will serve as voting instructions for the participant's shares held in the DRP. Participants' shares will be voted by the administrator of the DRP in accordance with those voting instructions. If a participant does not return a proxy, the DRP administrator will not vote that participant's shares held in the DRP.

        Any shareholder who owns shares through an investment in Bank Mutual Common Stock Fund of the Bank Mutual 401(k) Plan, which we refer to as the "401(k) Plan" will also use the 401(k) Plan proxy card to instruct the 401(k) Plan's administrator how to vote those shares. The administrator will vote shares in those participants' 401(k) Plan accounts in accordance with the voting instructions on the proxies. If a 401(k) Plan participant does not return a proxy, the administrator will vote that participant's shares in the 401(k) Plan in the same proportion as the voting of all shares in the 401(k) Plan for which voting instructions have been received.

        Under the rules of the NASDAQ, banks, brokerage firms or other nominees who hold shares in "street name" for customers may not exercise their voting discretion with respect to approving non-routine matters such as the approval of the merger agreement or the other matters being voted upon at the special meeting. As a result, absent specific voting instructions from the beneficial owner of such shares of Bank Mutual common stock, banks, brokerage firms and other nominees may not vote those shares of Bank Mutual common stock on any of the proposals at the special meeting. A so-called "broker non-vote" results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares.

        The proposal to approve certain compensation arrangements for Bank Mutual's named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast by all Bank Mutual shareholders entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of Bank Mutual common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, your vote will not be considered "cast" with respect to the merger-related named executive officer compensation proposal and this will not have an effect on the advisory (non-binding) vote to approve the merger-related named executive officer compensation. If you fail to submit a proxy or vote in person at the special meeting, or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of Bank Mutual common stock in favor of the proposal, your shares of Bank Mutual common stock will not be voted, and this will not have an effect on the advisory (non-binding) vote to approve the merger-related named executive officer compensation except to the extent it results in there being insufficient shares present at the meeting to establish a quorum. The vote on the merger-related named executive officer compensation proposal is separate from the vote to approve the merger agreement. You may vote "against" the merger-related named executive officer compensation proposal and "for" approval of the merger agreement and vice versa. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

        The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of a majority of the votes cast by all Bank Mutual shareholders entitled to vote thereon. If your shares of Bank Mutual common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, your vote will not be considered "cast" with respect to the adjournment of the special meeting, and this will not have an effect on the vote to adjourn the special meeting. If you fail to submit a proxy or vote in person at the special meeting or if your shares of Bank Mutual common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Bank Mutual common stock, your shares of Bank Mutual common stock will not be voted, and this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Shares Held by Bank Mutual Officers and Directors

        As of the record date, the directors and executive officers of Bank Mutual and their affiliates beneficially owned and were entitled to vote approximately 4,000,896 shares of Bank Mutual common stock representing approximately 8.7% of the shares of Bank Mutual common stock outstanding on that date.

        Each of the directors of Bank Mutual have entered into a voting and support agreement with Bank Mutual and Associated, solely in their capacities as shareholders of Bank Mutual, pursuant to which they have agreed, among other things, to vote in favor of the Bank Mutual merger proposal and the other proposals presented at the special meeting and against any alternative acquisition proposal. For more information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements" and the form of voting and support agreement, which is included as Exhibit B to the merger agreement attached as Annex A to this proxy statement/prospectus.

        As of the record date, Bank Mutual shareholders who are parties to the voting and support agreements beneficially owned and were entitled to vote approximately 3,492,673 shares of Bank Mutual common stock representing approximately 7.6% of the shares of Bank Mutual common stock outstanding on that date.

Proxies and Revocations

        If you are a shareholder of record, you may have your shares of Bank Mutual common stock voted on matters presented at the special meeting in the following ways:

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  by telephone (toll-free) or Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or Internet. Proxies delivered via the Internet or by telephone must be submitted by 8:00 a.m., Central Time, on the day of the special meeting;

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  by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

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  in person—you may attend the special meeting and cast your vote there.

        If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Bank Mutual common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

        Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Secretary of Bank Mutual by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. You will be provided at a later date a letter of transmittal and instructions regarding the surrender of your stock certificates. You should then send your Bank Mutual stock certificates to the exchange agent, together with your completed and signed letter of transmittal.

        If you vote by proxy, the individuals named on the enclosed proxy card (each of them, with full power of substitution) will vote your shares of Bank Mutual common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Bank Mutual common stock should be voted "for" or "against" or to "abstain" from voting on all, some or none of the specific items of business to come before the special meeting.

        If you properly sign your proxy card but do not mark the boxes showing how your shares of Bank Mutual common stock should be voted on a matter, the shares of Bank Mutual common stock represented by your properly signed proxy will be voted "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve the advisory (non-binding) vote on certain compensation arrangements and "FOR" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, and your last vote is the vote that will be counted. If you are a Bank Mutual shareholder of record, you may revoke a proxy at any time prior to the time it is voted by filing a written notice of revocation with the corporate secretary, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223, by delivering a properly executed proxy bearing a later date or by voting in person at the special meeting. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the shareholder meeting will not of itself constitute a revocation of your proxy. If you have any questions or need assistance voting your shares, please contact Georgeson, Bank Mutual's proxy solicitor, at 1-888-680-1526.

        IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF BANK MUTUAL COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY REQUESTING A REVOCATION OF THEIR SUBMITTED PROXY AND VOTING IN PERSON.

Anticipated Date of Completion of the Merger

        Subject to the satisfaction or waiver of the closing conditions described under the section entitled, "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 75 of this proxy statement/prospectus, including the approval of the merger agreement by Bank Mutual shareholders at the special meeting, Associated and Bank Mutual expect that the merger will be completed in the first quarter of 2018. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses

        Bank Mutual has engaged Georgeson to act as its proxy solicitor and to assist in the solicitation of proxies for the special meeting. Bank Mutual has agreed to pay Georgeson a fixed fee of $15,000 plus per-call or per-service fees related to calls to shareholders or the taking of telephone votes and reasonable out-of-pocket expenses for such services and also will indemnify Georgeson against certain claims, costs, damages, liabilities, judgments and expenses. Bank Mutual may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Bank Mutual common stock.

        Bank Mutual's directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Bank Mutual will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners of Bank Mutual common stock. Bank Mutual will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies.

Questions and Additional Information

        If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Bank Mutual common stock or need additional copies of this proxy statement/ prospectus or the enclosed proxy card, please contact Georgeson, Bank Mutual's proxy solicitor, by calling toll-free at 1-888-680-1526.

 THE PARTIES TO THE MERGER

Bank Mutual Corporation
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(414) 354-1500

        Bank Mutual is a Wisconsin corporation headquartered in Milwaukee, Wisconsin. Bank Mutual is regulated as a savings and loan holding company by the Federal Reserve Board. Its common stock trades on The NASDAQ Global Select Market under the symbol BKMU.

        Bank Mutual's subsidiary bank was founded in 1892 and is a federally-chartered savings bank headquartered in Milwaukee, Wisconsin. It is regulated by the OCC and its deposits are insured within limits established by the Federal Deposit Insurance Corporation. Its primary business is community banking, which includes attracting deposits from and making loans to the general public and private businesses, as well as governmental and non-profit entities.

        At August 31, 2017, Bank Mutual had 57 banking offices in Wisconsin and one in Minnesota. More information about Bank Mutual Corporation is available at www.bankmutual.com.

Associated Banc-Corp
433 Main Street
Green Bay, Wisconsin 54301
(920) 491-7500

        Associated is a bank holding company registered pursuant to the Bank Holding Company Act of 1956, as amended. Its bank subsidiary, Associated Bank, N.A. traces its history back to the founding of the Bank of Neenah in 1861.

        At December 31, 2016, Associated owned one nationally chartered commercial bank headquartered in Green Bay, Wisconsin which serves local communities across the upper Midwest, one nationally chartered trust company headquartered in Wisconsin, and 10 limited purpose banking and nonbanking subsidiaries either located in or conducting business primarily in its three-state footprint (Wisconsin, Illinois, and Minnesota) that are closely related or incidental to the business of banking or financial in nature.

        Through Associated Bank, N.A. and various nonbanking subsidiaries, Associated provides a broad array of banking and nonbanking products and services to individuals and businesses serving more than 100 communities, primarily within Associated's three state branch footprint. As of June 30, 2017, Associated had 214 branches in Wisconsin, Illinois and Minnesota. More information about Associated Banc-Corp is available at www.associatedbank.com.

THE MERGER

        This section describes the merger. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Bank Mutual or Associated. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Bank Mutual and Associated make with the SEC that are incorporated by reference into this document, as described in the section entitled "Where You Can Find More Information" beginning on page 101 of this proxy statement/prospectus.

Transaction Structure

        Pursuant to the merger agreement, Bank Mutual will merge with and into Associated with Associated surviving the merger as the surviving corporation. Following the merger, Bank Mutual's wholly owned banking subsidiary will merge with and into Associated's wholly owned banking subsidiary, Associated Bank, N.A., with Associated Bank, N.A. continuing as the surviving entity.

Merger Consideration

        Upon completion of the merger, each share of Bank Mutual common stock that is issued and outstanding immediately prior to the effective time of the merger, except for each share of Bank Mutual common stock owned directly or indirectly by Associated (other than shares of Bank Mutual common stock held in a fiduciary capacity or in connection with debts previously contracted), will be converted into the right to receive 0.422 shares of Associated common stock, with cash paid in lieu of fractional shares, which we refer to as the "merger consideration." Associated common stock is traded on the NYSE under the trading symbol "ASB." Shares of Bank Mutual common stock held in Bank Mutual's treasury will be canceled and no merger consideration will be paid in exchange therefor.

        If, after the date of the merger agreement and prior to the effective time, the outstanding shares of Associated common stock change in number or class as a result of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the merger consideration will be adjusted to provide the holders of Bank Mutual common stock the same economic effect as contemplated by the merger agreement.

        For a discussion of the treatment of awards outstanding under Bank Mutual's equity incentive plans as of the effective time, see "The Merger Agreement—Treatment of Bank Mutual Equity Awards" beginning on page 66 of this proxy statement/prospectus.

Background of the Merger

        On a regular basis, the Bank Mutual board reviews, with management, its business strategies, opportunities and challenges as part of its consideration and evaluation of its long-term prospects in light of developments in its business, in the sectors in which it competes, in the economy generally and in financial markets, with the goal of enhancing value for its shareholders.

        From time to time, Bank Mutual has had general discussions with other financial institutions regarding the possibility of a potential future strategic transaction. These general discussions have included potential "merger of equals" transactions with similarly sized institutions and potential acquisitions of smaller institutions to enter new markets or increase penetration in current markets. Bank Mutual has not effected any acquisition transactions in recent years because it did not believe that any such transactions could be made on terms that it considered attractive. Bank Mutual has also considered other actions such as branch closures or consolidations.

        In 2016, management of Bank Mutual began discussions related to these topics with representatives of RBCCM. These discussions included a review of the banking market, industry trends and developments in mergers and acquisitions, and various potential opportunities of which management and RBCCM were aware. In mid-2016, the Bank Mutual board and management began regularly consulting with representatives of RBCCM on industry topics and strategic and transaction developments. The Bank Mutual board decided to work with RBCCM in connection with a possible transaction based on, among other factors, RBCCM's familiarity with Bank Mutual and Bank Mutual's strategic goals as well as RBCCM's reputation and experience generally in mergers and acquisitions, valuations, financing and capital markets and familiarity with the industries in which Bank Mutual competes.

        In late 2016, Bank Mutual was approached by Marine Credit Union, which we refer to as "Marine," regarding Marine's potential interest in purchasing five branch offices of Bank Mutual's subsidiary bank. Because Bank Mutual considered these branches to be outside of its core service area, Bank Mutual entered into related discussions with Marine, which continued along with diligence reviews by Marine into 2017.

        On February 6, 2017, based on the discussions among the Bank Mutual board, management and representatives of RBCCM over the course of 2016 and early 2017, the board authorized Bank Mutual management to pursue a potential merger of equals or other transaction with a similarly sized Midwest institution, which we refer to as "Party 1"; Bank Mutual also had had prior periodic discussions with Party 1 in the past as to a potential transaction. In addition, the Bank Mutual board authorized initial general inquiries on a preliminary basis to gauge interest by other parties as to a potential sale of Bank Mutual. Bank Mutual therefore authorized RBCCM to informally reach out to potential interested parties to as to potential interest in an acquisition of Bank Mutual.

        Throughout the month of February 2017, representatives of RBCCM reached out to 11 total parties. Those 11 financial institutions operate in Bank Mutual's geographical market or in adjacent markets. They were identified by RBCCM based on its knowledge of the industry, its knowledge of those parties, the financial ability of the parties to execute a transaction, and input from Bank Mutual. Bank Mutual did not place any restrictions on which parties would be contacted. Of the 11 parties contacted, three showed initial potential interest; the other institutions either expressed no interest in, or no ability to enter into, such a transaction. Of the three parties who showed potential interest, one was Associated; we refer to the other two parties as "Party 2" and "Party 3."

        On February 9, 2017, Bank Mutual and Party 1 executed a confidentiality agreement for Bank Mutual to conduct a review of non-public information regarding Party 1. On February 10, 2017, Bank Mutual was given access to an electronic data room and began due diligence as to Party 1.

        On February 27, 2017, the Bank Mutual board held a special meeting to discuss the diligence as to Party 1, and authorized management to submit an initial non-binding indication of interest to enter into a merger of equals or similar transaction with Party 1; the indication was submitted later that day. After considering that indication, Party 1 informed Bank Mutual that the price offered by Bank Mutual was too low, and requested that Bank Mutual provide a better offer.

        On March 8, 2017, after further analysis and consideration, Bank Mutual provided a revised non-binding indication of interest to Party 1.

        On March 14, 2017, representatives of RBCCM had a discussion with Party 1's financial advisors, who indicated that the revised offer provided by Bank Mutual still did not meet Party 1's expectations. Representatives of RBCCM discussed this feedback with Bank Mutual, and after further consideration and based on the terms that the Bank Mutual board decided would be acceptable for a transaction with Party 1, Bank Mutual's management discontinued negotiations with Party 1 given the disconnect between the parties as to pricing expectations.

        On March 24, March 27 and March 31, 2017, Bank Mutual's chairman and management team met with executives from Party 2, Party 3 and Associated, respectively, to informally discuss those parties' interest in a potential transaction.

        On April 4, 2017, Bank Mutual's subsidiary bank and Marine signed and announced a definitive agreement for Marine to purchase five Bank Mutual branch offices. The branch sale transaction with Marine was ultimately completed in August 2017.

        On April 17, 2017, a regularly scheduled meeting of the board of directors of Bank Mutual's subsidiary bank, which board includes all but one of Bank Mutual's directors, was attended telephonically by representatives of RBCCM. Directors present discussed Bank Mutual's strategic plans as well as the informal discussions held with the three interested parties. Representatives of RBCCM provided a summary of publicly available data about each party's trading price and market statistics. A summary of the discussions at the meeting and the materials presented were subsequently shared with the Bank Mutual director not present at the meeting.

        On May 1, 2017, the Bank Mutual board held a meeting with representatives of RBCCM to engage in a robust discussion of Bank Mutual's strategic alternatives, including whether to continue operations on a standalone basis, pursue acquisitions, re-engage Party 1 for a merger of equals, or explore a sale to a strategic partner, including one of the three interested parties or other potential strategic partners. Representatives of RBCCM presented comprehensive materials comparing and contrasting the various alternatives, which included an overview of Party 1, Party 2, Party 3 and Associated, and a summary of prior discussions with each party. After careful consideration of its alternatives, the board directed Bank Mutual's management and RBCCM to contact Party 2, Party 3 and Associated and conduct a formal bidding process for the potential acquisition of Bank Mutual by one of those parties. Based on the earlier discussions and responses, Bank Mutual and RBCCM did not consider it fruitful to again approach the other parties previously contacted or any additional parties.

        Upon reaching out to Party 3 subsequent to the May 1, 2017 board meeting, representatives of RBCCM were informed that Party 3 was no longer in a position to pursue an acquisition. On May 9, 2017 and May 17, 2017, Bank Mutual executed confidentiality agreements with Party 2 and with Associated, respectively.

        On May 22, 2017, Bank Mutual provided Party 2, Associated, and their respective advisors with access to an electronic data room to review certain non-public due diligence materials relating to Bank Mutual.

        On May 31, 2017, Bank Mutual provided a process letter to Party 2 and Associated requesting that non-binding indications of interest be submitted by June 26, 2017. Bank Mutual also noted in the letter that it would provide a draft form of merger agreement, and that the parties should include an issues list of material comments related to the proposed agreement in conjunction with their indications of interest.

        On June 8, 2017, members of the management teams of Bank Mutual and Party 2 held telephonic meetings where Bank Mutual management provided a detailed review of the company's operations and gave the management team from Party 2 the opportunity to ask questions. Topics covered included corporate and financial strategy, accounting, tax, operations, technology, credit, legal and compliance.

        On June 12, 2017, members of the management teams of Bank Mutual and Associated attended, along with their respective financial advisors, in-person diligence meetings in Milwaukee. During the meetings, the Bank Mutual management team provided Associated with a detailed review of Bank Mutual's operations, and gave the Associated management team the opportunity to ask questions. Topics covered included corporate and financial strategy, accounting, tax, operations, technology, credit, legal and compliance.

        On June 13, 2017, Bank Mutual provided Party 2 and Associated with a draft form of merger agreement prepared by Bank Mutual's legal advisor, Quarles & Brady LLP, which we refer to as "Quarles & Brady." On that day, Bank Mutual also entered into a formal engagement arrangement with RBCCM as to the potential transaction.

        On June 20, 2017, members of Bank Mutual's management team and representatives of RBCCM visited Party 2's headquarters for in-person meetings with the management team of Party 2. Many of the same topics from the June 8, 2017 were discussed. In addition, the management team of Party 2 outlined their approach to integration of the proposed transaction as well as their view of the benefits of the transaction to both company's stakeholders.

        On June 26, 2017, Associated and Party 2 submitted non-binding indications of interest, as well as their lists of material comments on the draft definitive agreement. Associated also included a presentation which outlined the proposed benefits of a combination. Associated proposed an all-stock transaction with a fixed exchange ratio of 0.420 shares of Associated common stock for each outstanding share of Bank Mutual common stock, which, based on the then-current trading price of Associated common stock, would provide consideration with a value of $10.27 per share of Bank Mutual common stock. Party 2 proposed a 90% stock transaction with a fixed exchange ratio for each outstanding share of Bank Mutual common stock or an equivalent amount of cash, which, based on the then-current trading price of Party 2's common stock, would provide consideration with a value of $9.91 per share of Bank Mutual common stock. In addition, Party 2 offered seats on its advisory board and noted it was willing discuss a potential holding company board seat.

        On June 27, 2017, Bank Mutual's chairman and management team met telephonically with representatives of each of Quarles & Brady and RBCCM to review the indications of interest. At the conclusion of the meeting, Bank Mutual's chairman and management team directed representatives of RBCCM to reach out to Associated and Party 2 and ask them to provide a revised best and final offer by June 30, 2017. Following this telephonic meeting and throughout the period that Bank Mutual was engaging in discussions with Associated and the other potential acquirers generally, Bank Mutual's chairman regularly kept directors apprised of developments.

        On June 30, 2017, Associated and Party 2 submitted revised indications of interest. Associated again proposed an all-stock transaction with an increased fixed exchange ratio of 0.422 shares of Associated common stock for each outstanding share of Bank Mutual common stock, which, based on the then-current trading price of Associated common stock, would have provided consideration with a value of $10.63 per share of Bank Mutual common stock. In addition, Associated offered one seat on the Associated board. Party 2 again proposed a 90% stock transaction with a higher fixed exchange ratio for each outstanding share of Bank Mutual common stock, which, based on the then-current trading price of Party 2's common stock would have provided consideration with a value of $10.39 per share of Bank Mutual common stock. Shareholders electing to receive cash would receive a fixed $10.45 per share. In addition, Party 2 offered seats on its advisory board and Bank Mutual collaboration on filling one holding company board seat with a director from Wisconsin.

        On June 30, 2017 and July 3, 2017, respectively, the Bank Mutual board was provided a summary of the directors' fiduciary and related duties in considering a transaction and summary information and analyses as to the two indications of interest for the directors' review in advance of a special meeting of the board to discuss the proposals.

        On July 5, 2017, the Bank Mutual board met to discuss the two indications of interest. At that meeting, representatives of RBCCM provided financial analyses of each of the offers, and a representative of Quarles & Brady provided an extended review of the directors' fiduciary and related duties in considering the proposals as well as legal aspects of the offers, the comments made by Associated and Party 2 on the draft merger agreement and matters described in the section entitled "The Merger—Bank Mutual's Reasons for the Merger; Recommendation of the Bank Mutual Board of

Directors." After careful and extended deliberation, including questions for representatives of each of RBCCM and Quarles & Brady, the Bank Mutual board unanimously elected to proceed with a potential acquisition transaction, and to move forward toward the negotiation and signing of a definitive merger agreement with Associated. Associated and Party 2 were then informed of the board's decision.

        On July 6, 2017, representatives of Wachtell, Lipton, Rosen & Katz, which we refer to as "Wachtell Lipton," Associated's legal advisor, provided representatives of Quarles & Brady with a revised draft of the merger agreement, which was shared with Bank Mutual's management and chairman and with representatives of RBCCM. After review and gathering of input, representatives of Quarles & Brady sent Wachtell Lipton an initial revised draft of the merger agreement on July 7, 2017. Thereafter, negotiations on the merger agreement and related documentation continued until execution on July 20, 2017. During the process, the Bank Mutual board was informally kept apprised by the chairman of progress in the negotiations and was provided with certain interim drafts.

        Simultaneously, additional and confirmatory diligence by Associated began on July 6, and Bank Mutual began confirmatory diligence as to Associated, both of which continued through the execution of the merger agreement. These diligence efforts included the review of further documents and information, and multiple related communications and telephonic discussions, in addition to further in-person meetings.

        As part of that process, on July 10, 2017, members of the management teams of Bank Mutual and Associated attended, along with their respective financial advisors, in-person confirmatory diligence meetings in Milwaukee.

        On July 11, 2017, representatives of each of Associated and Wachtell Lipton reviewed Bank Mutual's minute books and related records in Bank Mutual's offices in Milwaukee. On July 12, 2017 representatives of each of Bank Mutual and Quarles & Brady reviewed Associated's minute books and related records in Associated's offices in Milwaukee. Also on July 12, members of the management teams of Bank Mutual and Associated, and their respective legal and financial advisors, held a telephonic meeting to discuss regulatory approval matters, including information related to Associated's informal meetings with certain of its regulators regarding the proposed transaction.

        On July 13, 2017, members of Bank Mutual's management team and chairman and representatives of RBCCM visited Green Bay to perform in-person reverse due diligence. Members of Associated management team provided a review of their business and corporate strategy and gave the Bank Mutual's management team and representatives the opportunity to ask questions and review certain due diligence materials.

        During the period between July 5, 2017 and July 20, 2017, Bank Mutual's chairman regularly kept directors apprised of developments, including by circulating drafts of the various transaction documents and other materials prepared by the management of Bank Mutual and its legal and financial advisors relating to the proposed transaction.

        On July 20, 2017, the Bank Mutual board met and discussed the merger agreement and related matters with Bank Mutual's legal and financial advisors. A nearly final draft of the merger agreement, draft board resolutions and a presentation of RBCCM regarding its financial analysis of the proposed transaction were provided to the Bank Mutual board in advance of the meeting. As part of this meeting, representatives of RBCCM discussed RBCCM's financial analysis with the Bank Mutual board and orally conveyed the opinion of RBCCM that, as of the date thereof, the proposed exchange ratio was fair, from a financial point of view, to Bank Mutual shareholders; RBCCM's written fairness opinion dated July 20, 2017, confirming the oral opinion, subject to the assumptions, qualifications, limitations and other matters set forth therein, was later delivered to the board. See the section entitled "The Merger—Opinion of Bank Mutual's Financial Advisor" for more information. A representative of Quarles & Brady again reviewed directors' fiduciary duties and reviewed the terms of the merger agreement with the board. After extended deliberation, considering the matters described in the section entitled "The Merger—Bank Mutual's Reasons for the Merger; Recommendation of the Bank Mutual Board of Directors," the Bank Mutual board unanimously approved the definitive merger agreement and related matters, and unanimously recommended that Bank Mutual shareholders approve the transaction. That decision was conveyed to Associated, and shortly thereafter Bank Mutual and Associated signed the merger agreement and announced the transaction.

Bank Mutual's Reasons for the Merger; Recommendation of the Bank Mutual Board of Directors

        In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders adopt the merger, the Bank Mutual board of directors consulted with Bank Mutual's financial and legal advisors, and considered a number of factors, both positive and negative, including those set forth below. The following discussion of those factors is not, and is not intended to be, exhaustive but includes the material factors considered in the board's determination.

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  the Bank Mutual board's belief that the merger with Associated was the best option available for Bank Mutual and its shareholders after the extensive review undertaken by the board of directors, with the assistance of financial and legal advisors and Bank Mutual management, with respect to the strategic alternatives available to Bank Mutual for enhancing shareholder value and balancing the potential risks, rewards and uncertainties associated with such alternatives;

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  the belief that the merger offers Bank Mutual shareholders the opportunity to participate in and benefit from the potential future growth, financial, opportunities, and prospects of Associated, including potential future transactions involving Associated;

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  the financial and other terms of the merger agreement that resulted from a competitive process to gauge and elicit potential interest in Bank Mutual, and arms-length negotiations between Bank Mutual and Associated and their respective representatives;

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  the fact that Bank Mutual's shareholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger;

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  the board's consideration of Bank Mutual's business, results of operations, asset quality, financial and market position and expectations and challenges concerning Bank Mutual's future earnings and prospects including those related to potential reductions in loan growth as a result of loan concentrations, deposit growth and sources of noninterest income, as well as future needs to augment technology, compliance, and regulatory functions;

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  the tax-free nature of the transaction to most Bank Mutual shareholders, as further described under "Material United States Federal Income Tax Consequences;"

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  the financial presentations of RBCCM, Bank Mutual's financial advisor, to the Bank Mutual board during the process of consideration of strategic alternatives prior to the execution of the merger agreement;

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  the opinion of RBCCM to the effect that as of the date of the merger agreement and based on and subject to certain assumptions, procedures, qualifications and limitations, the exchange ratio was fair, from a financial point of view, to the holders of Bank Mutual common stock;

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  the strategic benefits of the transaction and the synergies and cost savings expected to be achieved by the combined company upon completion of the merger, and potential for Bank Mutual's shareholders, as future Associated shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger and the anticipated pro forma impact of the merger;

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  the Bank Mutual board's consideration of the relative attractiveness of the merger as compared to other potential strategic alternatives;

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  information and discussions regarding Associated's business, results of operations, financial and market position and future earnings and prospects, and the perceived strength of Associated's financial statements;

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  the historical performance and return to shareholders of each of Bank Mutual's common stock and Associated's common stock;

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  the board's understanding of the economic, interest rate, competitive and regulatory environment in which financial institutions operate and would be expected in the future, and the likely effect of these factors on Bank Mutual both with and without the merger;

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  the necessary regulatory approvals in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals, the parties' evaluations of those factors and the expectation that such approvals could be received in a reasonably timely manner without unacceptable conditions;

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  the terms and conditions of the merger agreement, including, among other things, the ability of the Bank Mutual board, under certain circumstances, to change its recommendation to shareholders regarding the merger and the limitations imposed on Bank Mutual's operations pending the merger;

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  the possibility that Bank Mutual would be required to pay a termination fee under certain circumstances (see "The Merger Agreement—Termination Fee");

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  the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party's control;

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  the cost savings expected to be realized by the combined entities, as well as the likely effects, including adverse effects, of those cost savings on Bank Mutual's employees, and related protections and benefits expected to be provided by Associated to affected Bank Mutual employees;

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  expected opportunities with Associated for Bank Mutual employees, including those who may be displaced by the combination, as a result of Associated's needs and typical number of job openings;

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  future management needs, and the need to further provide for leadership succession, at Bank Mutual if it were to remain an independent company;

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  the possibility of employee attrition or adverse effects on customer and other business relationships as a result of the announcement and pendency of the merger, including by competitors seeking advantage due to potential changes resulting from the merger;

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  the effects of the merger on the communities in which Bank Mutual maintains offices;

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  the potential risk of diverting management attention and resources from the operation of Bank Mutual's business to consummation of the merger;

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  the risks and costs associated with successfully integrating Bank Mutual's business, operations and workforce with those of Associated, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe; and

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  other risks discussed under the sections entitled: "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        The Bank Mutual board based its decisions and unanimous recommendation on the totality of the information presented to and factors considered by it, including in its discussions with Bank Mutual's financial and legal advisors. Due to the many factors considered and their complexity, the Bank Mutual board did not quantify or assign any relative or specific weights to the factors in reaching its determination to approve the merger agreement and the transactions contemplated by it. Also, the foregoing discussion is not necessarily in the order of importance; individual members of the Bank Mutual board may have given differing weights to different factors.

        In considering the board's recommendation, you should be aware that certain directors and officers of Bank Mutual may have interests in the merger that are different from, or in addition to, interests of shareholders of Bank Mutual generally; these factors may create potential conflicts of interest. The Bank Mutual board was aware of these interests and considered them when evaluating, negotiating and approving the merger agreement, and in recommending the merger to Bank Mutual's shareholders. See "Interests of Bank Mutual's Directors and Executive Officers in the Merger."

        Many of the factors considered by the Bank Mutual Board are forward-looking in nature. Therefore, this discussion should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

        After its consideration of the various factors set forth above, the Bank Mutual board of directors unanimously recommends that the Bank Mutual shareholders vote "FOR" the proposal to adopt the merger agreement.

Opinion of Bank Mutual's Financial Advisor

        On July 20, 2017, RBCCM rendered its written opinion to the Bank Mutual board that, as of that date and subject to the assumptions, qualifications, limitations and other matters set forth therein, the exchange ratio of 0.422 shares of Associated common stock was fair, from a financial point of view, to Bank Mutual shareholders. The full text of RBCCM's written opinion dated July 20, 2017 is attached to this proxy statement/prospectus as Annex B and constitutes part of this proxy statement/prospectus. RBCCM's opinion was approved by RBCCM's Fairness Opinion Committee. This summary of RBCCM's opinion is qualified in its entirety by reference to the full text of the opinion. Bank Mutual urges holders of Bank Mutual common stock to read RBCCM's opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by RBCCM.

        RBCCM's opinion was provided for the information and assistance of the Bank Mutual board in connection with its consideration of the merger. RBCCM's opinion did not address the merits of Bank Mutual's underlying decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which Bank Mutual might engage. RBCCM's opinion does not constitute a recommendation to the Bank Mutual board or any holder of Bank Mutual common stock as to how any Bank Mutual board member or such holder should vote with respect to the merger.

        The financial presentations of RBCCM to the Bank Mutual board during the process of consideration of strategic alternatives prior to the execution of the merger agreement and the opinion of RBCCM, as reviewed by the Bank Mutual board of directors, were only two of many factors taken into consideration by the Bank Mutual board in connection with its evaluation of the merger. RBCCM's opinion addressed solely the fairness of the exchange ratio, from a financial point of view, to Bank Mutual shareholders, and did not in any way address other terms or arrangements of the merger or the merger agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or entered into in connection with, the merger agreement. Further, in rendering its opinion, RBCCM expressed no opinion about the fairness of the amount or nature of the compensation (if any) to any of Bank Mutual's officers, directors or employees, or class of such persons, relative to the compensation to be paid to the public shareholders of Bank Mutual.

        In rendering its opinion, RBCCM assumed and relied upon the accuracy and completeness of all of the information that was publicly available to RBCCM and all of the financial, legal, tax, operating and other information provided to or discussed with RBCCM by Bank Mutual and Associated (including, without limitation, the financial statements and related notes thereto of each of Bank Mutual and Associated), and RBCCM did not assume responsibility for independently verifying, and did not independently verify, such information. RBCCM assumed, with Bank Mutual's consent, that all projections and forecasts provided to RBCCM by Bank Mutual or Associated, as the case may be (including forecasts provided to RBCCM by Bank Mutual and Associated with respect to certain cost synergies expected to be realized from the merger, together with certain pro forma adjustment assumptions relating to the merger provided to RBCCM by Associated), were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments (as of the date of its opinion) of the management of Bank Mutual of the future financial performance Bank Mutual as a standalone entity (or, in the case of the projected cost synergies, the best currently available estimates and good faith judgments (as of the date of its opinion) of each of Bank Mutual and Associated of the future financial performance of Associated pro forma for the merger), that the merger would be a tax-free transaction, and any projected cost synergies would be achieved. In addition, RBCCM assumed, with Bank Mutual's consent, that the median consensus Wall Street research estimates ("Wall Street research estimates") reviewed by it relating to Associated were reasonably prepared on bases not materially different from the best currently available estimates and good faith judgments (as of the date of its opinion) of the management of Associated of the future financial performance of Associated as a standalone entity. RBCCM expressed no opinion as to such projections and forecasts or the assumptions upon which they were based.

        In rendering its opinion, RBCCM did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of either Bank Mutual or Associated, and RBCCM was not furnished with any such valuations or appraisals. RBCCM did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of either Bank Mutual or Associated. RBCCM is not an expert in the evaluation of allowances for loan and lease losses and did not independently verify such allowances or review or examine any individual loan or credit files. RBCCM assumed, with Bank Mutual's consent, that the aggregate allowances for loan and lease losses set forth in the financial statements of Bank Mutual and Associated are adequate to cover such losses. RBCCM did not investigate, and made no assumption regarding, any litigation or other claims affecting either Bank Mutual or Associated.

        RBCCM assumed in all respects material to its analyses, that all regulatory and other third-party consents would be obtained, all representations and warranties would be true and correct in accordance with the merger agreement, and all other conditions to the consummation of the merger would be satisfied without waiver thereof. RBCCM further assumed that the executed version of the merger agreement would not differ, in any respect material to its opinion, from the Latest Draft Agreement (as defined below).

        RBCCM's opinion speaks only as of the date thereof, is based on the conditions as they existed and information which RBCCM was supplied as of that the date thereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. RBCCM did not undertake to reaffirm or revise its opinion or otherwise comment upon events occurring after the date thereof and does not have an obligation to update, revise or reaffirm its opinion. RBCCM did not express any opinion as to the prices at which Associated common stock or Bank Mutual common stock have traded or would trade following the announcement of the merger nor the prices at which Associated common stock would trade following the consummation of the merger.

        For the purposes of rendering its opinion, RBCCM undertook such review and inquiries as it deemed necessary or appropriate under the circumstances, including the following:

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  reviewed the financial terms of a draft of the merger agreement dated July 19, 2017 (the "Latest Draft Agreement");

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  reviewed and analyzed certain publicly available financial and other data with respect to Bank Mutual and Associated and certain other relevant historical operating data relating to Bank Mutual and Associated made available to RBCCM from published sources and from the internal records of Bank Mutual and Associated;

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  reviewed and analyzed internal projections of Bank Mutual;

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  reviewed Wall Street research estimates regarding the potential future performance of Associated;

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  reviewed selected market valuation metrics of Bank Mutual, Associated and other comparable publicly traded companies for each, as well as the financial metrics implied by the exchange ratio

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  reviewed the financial metrics of selected precedent transactions, as well as the financial metrics implied by the exchange ratio;

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  conducted discussions with members of (i) senior management of (a) Bank Mutual with respect to the business prospects and financial outlook of Bank Mutual as a standalone entity, (b) Associated with respect to the business prospects and financial outlook of Associated as a standalone entity, and (ii) the senior managements of each of Bank Mutual and Associated with respect to the business prospects and financial outlook of Associated pro forma for the merger;

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  reviewed the reported prices and trading activity for Bank Mutual common stock and Associated common stock; and

  •
  reviewed such other financial and other information as RBCCM deemed appropriate.

        Set forth below is a summary of the material financial analyses performed by RBCCM in connection with rendering its opinion, as delivered to the Bank Mutual board in connection with its meeting on July 20, 2017. The order of analyses described does not represent relative importance or weight given to those analyses by RBCCM. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the summary of the analyses used by RBCCM, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

        For purposes of its analyses, RBCCM reviewed a number of financial and operating metrics, including:

  •
  Tangible Book Value (which we refer to as "TBV"), which means a company's total book value less the value of any intangible assets, including goodwill;

  •
  Earnings Per Share (which we refer to as "EPS") estimated for 2018 and for the next twelve month ("NTM") period for which financial information was not available; and

  •
  Core Deposit Premium (which we refer to as "CDP"), which means the quotient of (i) the equity value of a company, less TBV, and (ii) aggregate core deposits (excluding jumbo time deposits), expressed as a percentage.

        Unless context indicates otherwise, the analyses performed below were calculated using the following methodologies: (i) using the closing price of Bank Mutual common stock and Associated common stock and the closing prices of selected bank and thrift holding companies as of July 19, 2017, (ii) historical financial and operating data for Bank Mutual, Associated and the selected public company analyses was based on publicly available information for each company as of July 19, 2017, and (iii) transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the implied purchase prices announced on such date for the selected transactions and otherwise based on publicly available information as of such date. Accordingly, this information may not reflect current or future market conditions. The calculations of TBV and CDP were based on most recent publicly available data as of July 19, 2017. NTM and 2018 EPS estimates for (i) Associated and the selected public company analyses were based on Wall Street research estimates available as of July 19, 2017, and (ii) Bank Mutual were based on Bank Mutual management projections. For the purposes of certain analyses below, the term "implied per share merger consideration" refers to the implied per share value of the merger consideration of $10.38 based on the exchange ratio of 0.422 shares of Associated common stock per share of Bank Mutual common stock and the closing price of Associated common stock as of July 19, 2017 of $24.60.

  Bank Mutual Financial Analysis

        Public Company Analysis.    RBCCM reviewed certain financial and operating information and implied trading multiples for selected publicly traded companies as compared to the corresponding information and implied trading multiples for Bank Mutual. In choosing the selected companies, RBCCM considered publicly traded thrifts (excluding targets of pending mergers and mutual form companies, as well as companies not traded on a national securities exchange) with assets between $1.5 and $10.0 billion, excluding lenders with (i) greater than 85% of their loan portfolio consisting of one to four family loans, (ii) ratios of tangible common equity to total assets greater than 20%, and (iii) greater than 30% of revenue derived from fee income.

        In this analysis, RBCCM compared, among other things, (i) multiples of implied price per share of common equity to (a) TBV, (b) NTM EPS and (c) estimated 2018 EPS and (ii) CDP. The list of selected companies and related high, median and low multiples and percentages for such selected companies and for Bank Mutual are as follows:

Selected Companies

  •
  Northwest Bancshares, Inc.

  •
  Provident Financial Services, Inc.

  •
  United Financial Bancorp, Inc.

  •
  Dime Community Bancshares, Inc.

  •
  Beneficial Bancorp, Inc.(1)

  •
  OceanFirst Financial Corp.

  •
  Meridian Bancorp, Inc.

  •
  Oritani Financial Corp.

  •
  Northfield Bancorp, Inc.

  •
  First Defiance Financial Corp.

  •
  First Connecticut Bancorp, Inc.

  •
  Blue Hills Bancorp, Inc.(1)

  •
  BSB Bancorp, Inc.(2)

  •
  Western New England Bancorp, Inc.

  •
  Hingham Institution for Savings(2)

  •
  ESSA Bancorp, Inc.(2)

  •
  SI Financial Group, Inc.(2)

(1)
Ratios of estimated Price/NTM EPS were greater than 30.0x and, as a result, were considered not meaningful and were not included in the calculations of high, median and low.

(2)
Figures for estimated NTM EPS and estimated 2018 EPS were not available and, as a result, no Price/NTM EPS or Price/2018 EPS ratios were included in the calculations of high, median and low.

	Price/TBV	Price/NTM EPS	Price/2018E EPS	CDP
High	2.23x	26.4x	29.7x	16.6%
Median	1.49x	17.0x	16.7x	8.3%
Low	1.05x	14.4x	13.9x	0.8%
Bank Mutual at July 19, 2017	1.47x	23.1x	20.6x	7.9%

        This analysis produced implied per share equity reference ranges for Bank Mutual common stock consisting of TBV multiples ranging from 1.05x to 2.23x, NTM EPS multiples ranging from 14.4x to 26.4x, 2018E EPS multiples ranging from 13.9x to 29.7x and CDP percentages ranging from 0.8% to 16.6%, which indicated the following implied per share equity reference ranges for Bank Mutual common stock, compared to the implied per share merger consideration:

Implied Per Share Equity Reference Range For Bank Mutual based on:
				Implied Per Share Merger Consideration
TBV	NTM EPS	2018E EPS	CDP
$6.60 - $14.02	$5.83 - $10.70	$5.86 - $12.47	$6.51 - $12.38	$10.38

        Selected Transactions Analysis.    RBCCM reviewed certain implied transaction multiples and percentages for a set of precedent merger and acquisition transactions as compared to the corresponding implied transaction multiples and percentages for the merger. In selecting these precedent transactions, RBCCM considered mergers and acquisitions publicly announced from 2014 to present in which target entities were classified as thrifts at the time of announcement and which had assets between $1.0 and $10.0 billion. RBCCM excluded from its analysis transactions in which the targets were lenders with (i) greater than 85% of their loan portfolio consisting of one to four family loans, (ii) ratios of tangible common equity to total assets greater than 20%, and (iii) greater than 30% of revenue derived from fee income.

        In this analysis, RBCCM compared, among other things, (i) multiples of implied price per share of common equity to (a) TBV and (b) NTM EPS and (ii) CDP. The list of selected transactions and related high, median and low multiples and percentages for such selected transactions and for Bank Mutual are as follows:

Announcement Date	Acquiror	Target
May 5, 2016	Bar Harbor Bankshares	Lake Sunapee Bank Group(1)
January 12, 2016	Old National Bancorp	Anchor BanCorp Wisconsin Inc.
January 5, 2016	OceanFirst Financial Corp.	Cape Bancorp, Inc.
December 8, 2015	Univest Corporation of Pennsylvania	Fox Chase Bancorp, Inc.
December 10, 2014	Renasant Corporation	Heritage Financial Group, Inc.
October 29, 2014	WesBanco, Inc.	ESB Financial Corporation(1)
April 29, 2014	Southside Bancshares, Inc.	OmniAmerican Bancorp, Inc.(2)

(1)
Figures for estimated NTM EPS were not available and, as a result, no Price/NTM EPS or Price/2018 EPS ratios were included in the calculations of high, median and low.

(2)
Ratios of estimated Price/NTM EPS were greater than 30.0x and, as a result, were considered not meaningful and were not included in the calculations of high, median and low.

	Price/TBV	Price/NTM EPS	CDP
High	2.07x	28.8x	18.3%
Median	1.48x	23.2x	10.5%
Low	1.23x	16.2x	4.7%
Bank Mutual at $10.38	1.65x	25.6x	11.2%

        This analysis produced implied per share equity reference ranges for Bank Mutual common stock consisting of TBV multiples ranging from 1.23x to 2.07x, NTM EPS multiples ranging from 16.2x to 28.8x and CDP percentages ranging from 4.7% to 18.3%, which indicated the following implied per share equity reference ranges for Bank Mutual common stock, compared to the implied per share merger consideration:

Implied Per Share Equity Reference Range For Bank Mutual based on:
			Implied Per Share Merger Consideration
TBV	NTM EPS	CDP
$7.72 - $13.03	$6.59 - $11.69	$7.95 - $13.01	$10.38

        Dividend Discount Analysis.    RBCCM performed a dividend discount analysis ("DDA") of Bank Mutual, on a standalone basis ("Bank Mutual DDA"), by calculating the estimated net present value of the after-tax free cash flows of Bank Mutual available for dividends from June 30, 2017 through December 31, 2021, together with excess cash available for dividends as of June 30, 2017, based on Bank Mutual's management projections. The Bank Mutual DDA assumed a ratio of tangible common equity to tangible assets of 9.0% and a pre-tax opportunity cost of cash of 2.0%.

        RBCCM performed the Bank Mutual DDA using discount rates ranging from 10.0% to 13.0%, based on an estimated cost of equity using the capital asset pricing model ("CAPM"), inclusive of an equity size premium, and a terminal value at the end of the forecast period, using terminal multiples ranging from 14.0x to 18.0x estimated 2022 EPS. The terminal multiples for the Bank Mutual DDA were selected based on a review of the historical EPS multiples for the selected companies referred to above. The Bank Mutual DDA indicated the following implied per share reference ranges as compared to implied per share merger consideration:

Bank Mutual DDA Implied Per Share Equity Reference Range	Implied Per Share Merger Consideration
$6.36 - $8.51	$10.38

  Associated Financial Analysis

        Public Company Analysis.    RBCCM reviewed certain financial and operating information and implied trading multiples for selected publicly traded companies as compared to the corresponding information and implied trading multiples for Associated. In choosing the selected companies, RBCCM considered publicly traded banks (excluding thrifts and mutual form companies, as well as companies not traded on a national securities exchange) in the Midwest with assets between $10.0 billion and $50.0 billion.

        In this analysis, RBCCM compared, among other things, multiples of implied price per share of common equity to (i) TBV, (ii) NTM EPS and (iii) estimated 2018 EPS. The list of selected companies and the related high, median and low multiples for such selected companies and for Associated are as follows:

Selected Companies

  •
  Wintrust Financial Corporation

  •
  Commerce Bancshares Inc.

  •
  TCF Financial Corporation

  •
  UMB Financial Corporation

  •
  MB Financial, Inc.

  •
  Chemical Financial Corporation

  •
  Old National Bancorp

  •
  First Midwest Bancorp, Inc.

  •
  Great Western Bancorp, Inc.

	Price/TBV	Price/NTM EPS	Price/2018E EPS
High	2.59x	19.4x	18.6x
Median	2.28x	15.8x	14.7x
Low	1.38x	12.9x	11.8x
Associated at July 19, 2017	1.89x	16.7x	15.4x

        The analysis produced implied per share equity reference ranges for Associated common stock consisting of TBV multiples ranging from 1.38x to 2.59x, NTM EPS multiples ranging from 12.9x to 19.4x and estimated 2018 EPS multiples ranging from 11.8x to 18.6x, which indicated the following implied per share equity reference ranges for Associated common stock, compared to the July 19, 2017 closing price of Associated common stock:

Implied Per Share Equity Reference Range for Associated based on:
			Associated common stock on July 19, 2017
TBV	NTM EPS	2018E EPS
$17.95 - $33.65	$18.91 - $28.55	$18.90 - $29.80	$24.60

        Dividend Discount Analysis.    RBCCM performed a DDA of Associated, on a standalone basis ("Associated DDA"), by calculating the estimated net present value of the after-tax free cash flows of Associated available for dividends from June 30, 2017 through December 31, 2021, together with excess cash available for dividends as of June 30, 2017, based on Wall Street research estimates, which estimates were used after discussions with Associated management and approval by Bank Mutual management. RBCCM assumed a ratio of tangible common equity to tangible assets of 7.0% and a pre-tax opportunity cost of cash of 2.00%.

        RBCCM performed the Associated DDA using discount rates ranging from 10.0% to 13.0% based on an estimated cost of equity using CAPM, inclusive of equity size premium, and a terminal value at the end of the forecast period, using terminal multiples ranging from 14.0x to 18.0x estimated 2022 EPS. The terminal multiples were selected based on a review of the historical EPS multiples for the selected public companies referred to above. The Associated DDA indicated the following implied per share value references range, as compared to the July 19, 2017 closing price of Associated common stock:

Associated Implied Per Share Equity Reference Range	Associated common stock on July 19, 2017
$20.75 - $28.37	$24.60

  Implied Exchange Ratio Analysis

        RBCCM calculated certain implied exchange ratio reference ranges for the merger.

        Selected Public Companies Exchange Ratio Analysis.    Based on the per share reference ranges for Bank Mutual common stock and Associated common stock implied by the selected publicly traded companies analyses described above for which the same financial metrics were applied, and the corresponding assumptions underlying each such analysis, RBCCM calculated implied exchange ratio reference ranges. In each case, the low end of each implied ratio reference range was calculated by dividing the low end of the applicable Bank Mutual common stock implied per share reference range by the high end of the applicable Associated common stock implied per share reference range, and the high end of each implied exchange ratio reference range was calculated by dividing the high end of the applicable Bank Mutual common stock implied per share reference range by the low end of the applicable Associated common stock implied per share reference range. The analysis indicated the following implied reference ranges as compared to the exchange ratio in the merger:

	Implied Reference Range	Exchange Ratio
Price/TBV	0.196x - 0.781x	0.422x
Price/NTM EPS	0.204x - 0.566x	0.422x
Price/2018E EPS	0.197x - 0.660x	0.422x

        Selected Transactions Exchange Ratio Analysis.    Based on the per share reference ranges for Bank Mutual common stock implied by the selected transactions analysis described above, for Associated common stock implied by the selected publicly traded companies analysis described above, and the corresponding assumptions underlying each such analysis, RBCCM calculated implied exchange ratio reference ranges. In each case, the low end of each implied exchange ratio reference range was calculated by dividing the low end of the applicable Bank Mutual common stock implied per share selected transactions reference range by the high end of the applicable Associated common stock implied per share selected publicly traded companies reference range, and the high end of each implied exchange ratio reference range was calculated by dividing the high end of the applicable Bank Mutual common stock implied per share selected transactions reference range by the low end of the applicable Associated common stock implied per share selected publicly traded companies reference range. The analysis indicated the following implied reference ranges, as compared to the exchange ratio in the merger:

	Implied Reference Range	Exchange Ratio
Price/TBV	0.229x - 0.726x	0.422x
Price/NTM EPS	0.231x - 0.618x	0.422x

        Dividend Discount Analysis.    Based on the per share reference ranges for Bank Mutual common stock and Associated common stock implied by the DDAs described above, and the corresponding assumptions underlying each such DDA, RBCCM calculated implied exchange ratio reference ranges. RBCCM calculated such implied exchange ratio reference range as follows: the low end of each implied exchange ratio reference range was calculated by dividing the low end of the applicable Bank Mutual common stock standalone implied per share reference range by the high end of the applicable Associated common stock implied per share reference range, and the high end of each implied exchange ratio reference range was calculated by dividing the high end of the applicable Bank Mutual common stock standalone implied per share reference range by the low end of the applicable Associated common stock implied per share reference range. The analysis indicated the following implied reference range, as compared to the exchange ratio in the merger:

Implied Reference Range	Exchange Ratio
0.224x - 0.410x	0.422x

  Other Matters

        RBCCM also noted for the Bank Mutual board certain additional factors that were provided for informational purposes, including the following analyses:

Trading Range and Research Target Analysis for Bank Mutual

        Trading Range.    RBCCM reviewed certain historical stock price information based on closing stock price information over the one year period ended July 19, 2017, for Bank Mutual common stock. This review indicated the following historical stock price information for Bank Mutual common stock as compared to the implied per share merger consideration:

Trading Period Prior to July 19, 2017	Stock Price
52 Week High	$10.20
52 Week Low	$7.31
Implied Per Share Merger Consideration	$10.38

        Analyst Target Stock Price Range.    RBCCM reviewed research reports for Bank Mutual common stock published by equity analysts. In order to better compare the published stock price targets with the implied per share merger consideration, RBCCM discounted such stock price targets to present value (as of July 19, 2017), for a one-year discount period, applying an illustrative discount range of 10.0% to 13.0%, which was selected taking into consideration the discount rate ranges used in the Bank Mutual DDA described above. This calculation indicated a range of stock price targets for Bank Mutual common stock of $8.19 to $10.00 per share, as compared to the implied per share merger consideration of $10.38. The public market trading targets published by equity research analysts do not necessarily reflect current market trading prices for Bank Mutual common stock and these estimates are subject to uncertainties, including the future financial performance of Bank Mutual and future market conditions.

Trading Range and Research Target Analysis for Associated

        Trading Range.    RBCCM reviewed certain historical stock price information based on closing stock price information over the one year period ended July 19, 2017, for Associated common stock. This review indicated the following historical stock price information for Associated common stock as compared to the closing price of Associated common stock on July 19, 2017:

Trading Period Prior to July 19, 2017	Stock Price
52 Week High	$26.70
52 Week Low	$17.77
Closing price of Associated common stock on July 19, 2017	$24.60

        Analyst Target Stock Price Range.    RBCCM reviewed research reports for Associated common stock published by equity analysts. In order to better compare the published stock price targets with the price of Associated common stock on July 19, 2017, RBCCM discounted such stock price targets to present value (as of July 19, 2017), for a one-year discount period, applying an illustrative discount range of 10.0% to 13.0%, which was selected taking into consideration the discount rate ranges used in the Associated DDA described above. This calculation indicated a range of stock price targets for Associated common stock of $18.58 to $25.45 per share, as compared to the closing price of Associated common stock on July 19, 2017 of $24.60. The public market trading targets published by equity research analysts do not necessarily reflect current market trading prices for Associated common stock and these estimates are subject to uncertainties, including the future financial performance of Associated and future market conditions.

  Overview of Analyses; Other Considerations

        No single company or transaction used in the above analyses as a comparison was identical to Bank Mutual, Associated, or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

        The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Several analytical methodologies were used by RBCCM, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBCCM were based on all the analyses and factors presented herein taken as a whole and also on application of RBCCM's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBCCM therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

        Bank Mutual selected RBCCM to render to the Bank Mutual board its opinion based on its qualifications, expertise, reputation and knowledge of Bank Mutual's business and affairs and its experience with community bank holding companies and the industry in which Bank Mutual operates. RBCCM has advised on numerous acquisitions of community bank holding companies. RBCCM is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and its affiliates may act as a market maker and broker in the publicly traded securities of Bank Mutual and/or Associated and receive customary compensation, and may also actively trade securities of Bank Mutual and/or Associated for its own account and the accounts of its customers, and, accordingly, RBCCM and its affiliates may hold a long or short position in such securities. RBCCM has not provided any investment banking or financial advisory services to Bank Mutual in the past two calendar years for which it received any fees or other compensation. RBCCM and its affiliates have provided investment banking services to Associated in the past two years, including executing certain securities market transactions for Associated and providing certain cash management services, for which it received aggregate compensation of approximately $500,000. In light of RBCCM's relationship with Associated, RBCCM anticipates that it may be selected by Associated to provide investment banking and financial advisory and/or financing services that may be required by Associated in the future, regardless of whether the merger is successfully completed.

        Under its engagement agreement with Bank Mutual, RBCCM became entitled to a fee of $1,000,000 upon the delivery of its written opinion in connection with the merger, which fee is not contingent upon the successful completion of the merger or acceptance of the written opinion by the Bank Mutual board. In addition, for RBCCM's services as financial advisor to Bank Mutual in connection with the merger if the merger is successfully completed, RBCCM will receive an additional fee of at least $5,000,000 and no greater than $5,500,000, against which the fee RBCCM received for delivery of its opinion will be credited. In addition, if, in connection with the merger not being completed, Bank Mutual receives a termination fee, RBCCM will be entitled to 20.0% of that net fee in cash, when it is received by Bank Mutual. Bank Mutual has also agreed to indemnify RBCCM for certain liabilities that may arise out of its engagement. The terms of RBCCM's engagement letter were negotiated at arm's-length between Bank Mutual and RBCCM, and the Bank Mutual board was aware of this fee arrangement at the time it reviewed and approved the merger agreement.

Certain Associated and Bank Mutual Unaudited Prospective Financial Information

        Associated and Bank Mutual do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. Associated and Bank Mutual have included in this proxy statement/prospectus certain limited unaudited prospective financial information for Associated and Bank Mutual, which we refer to as the "prospective information," to give Bank Mutual shareholders access to certain information provided to the Associated board and the Bank Mutual board, respectively, and to Bank Mutual's financial advisor in connection with the merger.

        The prospective information provided was prepared in good faith on a reasonable basis based on the best available information at the time, but was not prepared for the purpose of public disclosure. As a result, the inclusion of the prospective information in this proxy statement/prospectus should not be regarded as an indication that Associated, Bank Mutual or any other recipient of the prospective information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such, and readers of this proxy statement/prospectus are cautioned to not place under reliance on prospective financial information. This prospective information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the prospective information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Associated's business and Bank Mutual's business, all of which are difficult to predict and many of which are beyond Associated's and Bank Mutual's control. In addition, since the prospective information covers multiple years, such prospective information by its nature becomes less predictive with each successive year.

        The prospective information also reflects assumptions as to certain business decisions that are subject to change. The prospective information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

        As such, the prospective information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Associated's performance, Bank Mutual's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Associated's and Bank Mutual's respective reports filed with the SEC. For other factors that could cause the actual results to differ, please see the "Risk Factors" section beginning on page 27 and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 26 in this proxy statement/prospectus.

        The prospective information was not prepared for the purpose of public disclosure, nor was it prepared with a view toward compliance with GAAP, with published guidelines of the SEC or with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither KPMG LLP nor Deloitte & Touche LLP, which serve as Associated's and Bank Mutual's respective current independent registered public accounting firms, or any other independent accountants, have compiled, examined or performed any procedures with respect to prospective information included below, nor expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        Furthermore, the prospective information does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the prospective information does not take into account the effect of any possible failure of the merger to occur. The prospective information does not take into account the possible financial and other effects on Associated or Bank Mutual of the merger and does not attempt to predict or suggest future results of the combined company. The prospective information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Associated or Bank Mutual of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. None of Associated, Bank Mutual, Bank Mutual's financial advisor nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the prospective information if it is or becomes inaccurate (even in the short term). The inclusion of the prospective information herein should not be deemed an admission or representation by Associated or Bank Mutual that it is viewed by Associated or Bank Mutual as material information of Associated or Bank Mutual, respectively, particularly in light of the inherent risks and uncertainties associated with such forecasts. The prospective information included below is not being included to influence your decision whether to vote in favor of the merger proposal or any other proposal to be considered at the special meetings but is being provided solely because it was made available to and considered by Associated's and Bank Mutual's respective boards of directors and Bank Mutual's financial advisor in connection with the merger.

        In light of the foregoing, and considering that the special meeting will be held several months after the prospective information was prepared, as well as the uncertainties inherent in any forecasted information, Bank Mutual shareholders are cautioned not to place unwarranted reliance on such information, and Bank Mutual shareholders are urged to review Associated's most recent SEC filings for a description of Associated's reported financial results and the financial statements of Associated included in this proxy statement/prospectus and Bank Mutual's most recent SEC filings for a description of Bank Mutual's reported financial results and the financial statements of Bank Mutual included in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 101.

        Certain Projections Regarding Bank Mutual.    Bank Mutual provided RBCCM with an estimated EPS (prior to anticipated cost savings) of $0.21 for the six months ending December 31, 2017, $0.42 for the year ending December 31, 2018 and $0.51 for year ending December 31, 2019. RBCCM then used an assumed annual EPS growth rate of 5% for calendar years 2020 through 2022 at the direction of Bank Mutual management. In addition, Bank Mutual management provided RBCCM with estimates of total assets of $2.7 billion at June 30, 2017, $2.8 billion at December 31, 2017, $2.9 billion at December 31, 2018 and $3.1 billion at December 31, 2019. RBCCM then estimated the amount of Bank Mutual's total assets as of December 31, 2020 through 2022 using an assumed year-over-year annual growth rate of 5% at the direction of Bank Mutual management.

        Certain Projections Regarding Associated.    Associated provided Bank Mutual and RBCCM, and Associated and Bank Mutual's management discussed with each other, (1) an estimated EPS of $0.74 for Associated for the six months ending December 31, 2017 and $1.60 for fiscal year 2018, which reflect median consensus Wall Street research estimates published by FactSet Research Systems for such periods, and (2) an assumed annual EPS growth rate of 7% for calendar years 2019 through 2022, as per guidance from Associated management and approved for use by Bank Mutual management. In addition, Associated management provided Bank Mutual and RBCCM with estimates of total assets of $29.8 billion at June 30, 2017, $30.5 billion at December 31, 2017, and $32.0 billion at December 31, 2018, which are within the range of Wall Street research estimates published by FactSet Research Systems for such dates. RBCCM then estimated the amount of Associated's total assets as of December 31, 2019 through 2022 using an assumed year-over-year annual growth rate of 5%, as per guidance from Associated management and approved for use by Bank Mutual management.

Closing and Effective Time

        Unless the parties otherwise mutually agree, the closing of the merger will take place at 10:00 a.m. (central time) on the date that is five business days after satisfaction or waiver of the latest to occur conditions set forth in the merger agreement. See "The Merger Agreement—Conditions to Completion of the Merger" below for a more complete description of the conditions that must be satisfied prior to closing. The date on which the closing occurs sometimes is referred to in this proxy statement/prospectus as the closing date.

        On the closing date, the surviving corporation will effect the merger by filing articles of merger with the Wisconsin Department of Financial Institutions, which we refer to as "WDFI." The merger will become effective as of the date and time specified in such articles of merger or, if mutually agreed upon by the parties, at a later time specified in such articles of merger. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the effective time.

Regulatory Approvals

        Completion of the merger and the bank merger are subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement, including from the Federal Reserve Board and the OCC. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Associated and Bank Mutual have agreed to use their reasonable best efforts to obtain all requisite regulatory approvals. Associated, Bank Mutual and/or their respective subsidiaries have filed a notice to the Federal Reserve Board and an application to the OCC on September 1, 2017 to obtain the required regulatory approvals.

        Federal Reserve Board.    Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 4 of the BHC Act. In considering the approval of an application under Section 4 of the BHC Act, the Federal Reserve Board considers whether the transaction "can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, unsound banking practices, or risk to the stability of the United States banking or financial system." In evaluating these factors, the Federal Reserve Board reviews: (i) the effect of the proposal on competition in the relevant markets; (ii) the financial resources of the companies involved, including pro forma capital ratios of the combined company (both in terms of absolute capital ratios and capital ratios relative to peer groups determined by the regulators); (iii) the managerial resources of the companies involved and the combined organization (including their management expertise, operations, internal controls, risk management systems and supervisory records of compliance with applicable banking and anti-money laundering laws), (iv) the risk to the stability of the United States banking or financial system; and (v) the transaction's expected benefits to the public.

        The Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the "CRA," and considers the concentration of deposits on a nationwide basis. Furthermore, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The public comment period will be at least 30 days. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties' service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

        Transactions approved by the Federal Reserve Board generally may not be completed until 30 days after the approval of the Federal Reserve Board is received, during which time the Department of Justice, which we refer to as the "DOJ," may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board does regarding the merger's effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

        OCC.    The bank merger must be approved by the OCC under the Bank Merger Act. An application for approval of the bank merger will be filed with the OCC as soon as is practicable and will be subject to a comment period of at least 30 days. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (i) the competitive impact of the transaction,

(ii) financial and managerial resources of the banks party to the bank merger or mergers, (iii) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act, (iv) the banks' effectiveness in combating money-laundering activities and (v) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

        Additional Regulatory Approvals and Notices.    Associated will either (i) submit to the DOJ and the Federal Trade Commission, which we refer to as the "FTC," a copy of the applications that it submits to the Federal Reserve Board if it meets the criteria for an exemption from any approval requirement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the "HSR Act," or (ii) file with the DOJ and FTC, unless exempt, the Notification and Report Form, and any other supplemental information required in connection with the termination or expiration of applicable waiting periods under the HSR Act. There are no approvals or notices of other federal or state regulatory authorities required for the proposed transactions.

        There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of Associated and Bank Mutual to obtain the approvals on satisfactory terms or as to the absence of litigation challenging such approvals. In recent similar transactions, the Federal Reserve Board and OCC have taken a longer time to render decisions on applications than the typical time period for approval set forth in their respective regulations.

Accounting Treatment

        Associated prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. Associated will be treated as the acquirer for accounting purposes.

NYSE Market Listing

        The shares of Associated common stock to be issued in the merger will be listed for trading on the NYSE.

Delisting and Deregistration of Bank Mutual Common Stock

        If the merger is completed, Bank Mutual common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and Bank Mutual will no longer be required to file periodic reports with the SEC with respect to Bank Mutual common stock.

Dividends/Distributions

        From and after the date of the merger agreement, July 20, 2017, Bank Mutual may not, and may not permit its subsidiaries to, without the prior written consent of Associated, make any dividend payments or distributions other than (i) regular quarterly cash dividends by Bank Mutual at a rate not in excess of $0.055 per share of Bank Mutual common stock or (ii) dividends paid by any subsidiary to Bank Mutual or any of Bank Mutual's wholly owned subsidiaries.

        The merger agreement provides that Associated and Bank Mutual must coordinate with one another with respect to the declaration of dividends in respect of Associated common stock and Bank Mutual common stock, and the record dates and payment dates with respect thereto, with the intention that the holders of Bank Mutual common stock should not receive two dividends, or fail to receive a dividend, in any quarter with respect to their shares of Bank Mutual common stock and any shares of Associated common stock they receive in exchange therefor in the merger.

        No dividends or other distributions declared or made with respect to Associated common stock will be paid to the holder of any unsurrendered certificate that evidenced ownership of shares of Bank Mutual common stock until such holder properly surrenders such shares. See the section entitled "The Merger Agreement—Exchange and Payment Procedures" beginning on page 64 of this proxy statement/prospectus.

Appraisal Rights

        Dissenters' or appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal or dissenters rights are not available in all transactions.

        Section 180.1302(4) of the WBCL provides that no appraisal rights are available for holders of the shares of any class or series of shares if, on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed on agreement and plan of merger, the shares are either registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotations system. Bank Mutual's shares are listed on the NASDAQ. Consequently, Bank Mutual shareholders do not have appraisal rights in connection with the merger.

Litigation Related to the Merger

        On July 28, 2017, two substantially identical purported class action complaints, each by various individual plaintiffs, were filed with the Wisconsin Circuit Court for Milwaukee County on behalf of the respective named plaintiffs and other Bank Mutual shareholders against Bank Mutual, the members of the Bank Mutual board, and Associated in connection with the proposed merger. The lawsuits are captioned Schumel et al v. Bank Mutual Corporation et al., case no. 2017CV006201, and Paquin et al. v. Bank Mutual Corporation et al., case no. 2017CV006202. Both complaints allege state law breach of fiduciary duty claims against the Bank Mutual board for, among other things, seeking to sell Bank Mutual through an allegedly defective process, for an allegedly unfair price and on allegedly unfair terms. On August 30, 2017, a third purported class action complaint, captioned Wollenburg et al. v. Bank Mutual Corporation et al., case no. 2017CV007312, was filed in the Wisconsin Circuit Court for Milwaukee County, on behalf of the same class of shareholders and aginst the same defendants as the prior two complaints. The Wollenburg complaint asserts similar allegations as the prior two complaints, and further alleges that the preliminary proxy statement/prospectus filed with the SEC contains various alleged misstatements or omissions. The Paquin, Schumel and Wollenburg complaints allege that Associated aided and abetted the directors' alleged breaches of fiduciary duty. The parties have entered into a stipulation seeking to consolidate the three actions. On September 13, 2017, Associated filed a notice of removal of the Paquin, Schumel and Wollenburg actions to the United States District Court for the Eastern District of Wisconsin. On September 6, 2017, a fourth purported class action complaint, captioned Parshall et al., v. Bank Mutual Corporation et al., case no. 17-CV-1209, was filed in the United States District Court for the Eastern District of Wisconsin, on behalf of the same class of shareholders and against the same defendants as the prior complaints. The Parshall complaint criticizes the adequacy of the merger consideration and alleges that Bank Mutual, the members of the Bank Mutual board and Associated allegedly omitted and/or misrepresented certain information in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part in violation of the Exchange Act and related SEC regulations. The lawsuits seek, among other things, to enjoin the consummation of the transaction and damages. Bank Mutual, its directors and Associated believe the allegations are without merit.

THE MERGER AGREEMENT

        This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Bank Mutual or Associated. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Bank Mutual and Associated make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page 101 of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

        The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Bank Mutual and Associated contained in this proxy statement/prospectus or in the public reports of Bank Mutual and Associated filed with the SEC may supplement, update or modify the factual disclosures about Bank Mutual and Associated contained in the merger agreement. The merger agreement contains representations and warranties by Bank Mutual, on the one hand, and by Associated, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Bank Mutual and Associated were qualified and subject to important limitations agreed to by Bank Mutual and Associated in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Bank Mutual and Associated each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Bank Mutual or Associated at the time they were made or otherwise.

Effect of the Merger; Effective Time; Organizational Documents of the Surviving Corporation

Effect of the Merger

        Pursuant to the merger agreement, Bank Mutual will merge with and into Associated with Associated surviving the merger as the surviving corporation. We sometimes refer to Associated following the merger as the "surviving corporation." As a result of the merger, there will no longer be any publicly held shares of Bank Mutual common stock. Bank Mutual shareholders will participate in the surviving corporation's future earnings and potential growth only through their ownership of Associated common stock. All of the other incidents of direct ownership of Bank Mutual common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Bank Mutual, will be extinguished upon completion of the merger but will become analogous rights in Associated. Although both Associated and Bank Mutual are Wisconsin corporations, your rights under the Associated charter and Associated bylaws will differ in some respects from your rights under the Bank Mutual charter and Bank Mutual bylaws. For more detailed information regarding a comparison of your rights as a shareholder of Bank Mutual and Associated, see the section entitled "Comparison of Shareholders' Rights" beginning on page 90 of this proxy statement/prospectus.

        All of the properties, rights, privileges, powers and franchises of Bank Mutual shall vest in the surviving corporation, and all debts, duties and liabilities of Bank Mutual shall become the debts, liabilities and duties of the surviving corporation.

Effective Time

        On the closing date, the surviving corporation will effect the merger by filing articles of merger with the WDFI. The merger will become effective as of the date and time of filing the articles of merger or, if mutually agreed upon by the parties, at a later time specified in such articles of merger, which we refer to as the "effective time."

Organizational Documents of the Surviving Corporation

        The articles of incorporation and bylaws of Associated that are in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation immediately after the consummation of the merger. The surviving corporation will continue to exist under the name "Associated Banc-Corp."

Board of Directors

        The directors of Associated holding office immediately prior to the effective time will serve as the directors of the surviving corporation from and after the effective time of the merger.

        Notwithstanding the above, on or prior to the effective time, Associated will increase the board sizes of each of the surviving corporation and Associated Bank, N.A. at the effective time by one and appoint Michael T. Crowley, Jr., Bank Mutual's current chairman and former chief executive officer to fill such new positions at the effective time. Assuming satisfactory performance, Associated will nominate Mr. Crowley for election at the next succeeding annual meeting of Associated shareholders.

Officers

        The officers of Associated holding office immediately prior to the effective time will serve as the officers of the surviving corporation from and after the effective time of the merger.

Merger Consideration

        Upon completion of the merger, each share of Bank Mutual common stock that is issued and outstanding immediately prior to the effective time of the merger, except for shares of Bank Mutual common stock owned directly or indirectly by Associated (in each case other than shares of Bank Mutual common stock held in a fiduciary capacity or in connection with debts previously contracted), will be converted into the right to receive 0.422 shares of Associated common stock, with cash paid in lieu of fractional shares, which we refer to as the "merger consideration." Shares of Bank Mutual common stock held in Bank Mutual's treasury will be canceled and no merger consideration will be paid in exchange therefor.

        If, after the date of the merger agreement and prior to the effective time, the outstanding shares of Associated common stock change in number or class as a result of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the merger consideration will be adjusted to provide the holders of Bank Mutual common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

        Associated will not issue any fractional shares of Associated common stock in the merger. Instead, a Bank Mutual shareholder who otherwise would have received a fraction of a share of Associated common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume weighted average sale price of Associated common stock on the NYSE over the five trading days ending on the day preceding the closing date by (ii) the fraction of a share of Associated common stock that such holder would otherwise have been entitled to receive.

Exchange and Payment Procedures

        At or prior to the closing, Associated will deposit, or cause to be deposited, with Wells Fargo Shareowner Services, or another bank or trust company designated by Associated and reasonably acceptable to Bank Mutual, for the benefit of the holders of shares of Bank Mutual common stock, sufficient cash and Associated common stock to be exchanged in accordance with the merger agreement, including the merger consideration, which amounts we refer to as the "conversion fund." Within five business days after the closing date, Associated will cause the exchange agent to mail to each holder of record of one or more certificates representing shares of Bank Mutual common stock, which we refer to as "certificates," a letter of transmittal and other customary transmittal materials for use in surrendering the applicable certificates in exchange for the merger consideration. No interest will be paid or accrue on any merger consideration.

Distributions with Respect to Unsurrendered Shares

        No dividends or other distributions declared or made with respect to Associated common stock will be paid to the holder of any unsurrendered certificate that evidenced ownership of shares of Bank Mutual common stock until such holder properly surrenders such certificates. Promptly after such surrender, the holder will be entitled to receive the merger consideration, the fractional share cash amount to which such holder is entitled and any dividends or other distributions that have been payable or become payable with respect to the holder's shares of Associated common stock. No interest will be payable on the foregoing.

Transfers Following the Effective Time

        After the effective date, there will be no transfer of Bank Mutual common stock (or rights related thereto) on the stock transfer books of Bank Mutual.

Termination of Exchange Fund

        Any portion of the conversion fund that remains unclaimed by the shareholders of Bank Mutual for 12 months following the effective time will be paid to the surviving corporation. Any former holders of Bank Mutual common stock who have not properly surrendered their shares may thereafter only look to the surviving corporation, or its successors in interest, for the merger consideration payable in respect of such shares of Bank Mutual common stock, any cash payable in lieu of any fractional shares of Associated and any dividends or distributions such holder has the right to receive pursuant to the merger agreement. None of the surviving corporation, the exchange agent or any other persons will be liable to any holder of shares of Bank Mutual common stock for any shares of Associated common stock (or any related dividends or distributions) or cash from the conversion fund that is delivered in good faith to any public official pursuant to any applicable abandoned property, escheat or similar laws.

Lost, Stolen or Destroyed Stock Certificates

        If any certificate representing shares of Bank Mutual common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond in such amount as the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for the lost, stolen or destroyed certificate the applicable merger consideration and cash in lieu of fractional shares in respect of the shares of Bank Mutual common stock represented by that certificate pursuant to the merger agreement.

Withholding Rights

        Associated, the exchange agent and the surviving corporation will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to the merger agreement such amounts as are required to be deducted or withheld under applicable tax laws. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

Treatment of Bank Mutual Equity Awards

        Under the merger agreement, awards outstanding under Bank Mutual's equity incentive plans as of the effective time will be treated as follows:

        Treatment of Stock Options.    At the effective time, each option granted by Bank Mutual to purchase shares of Bank Mutual common stock will be automatically converted into an option to purchase Associated common stock, on the same terms and conditions as were applicable to the Bank Mutual option prior to the effective time (including by giving effect to any accelerated vesting as a result of the merger), the number of shares of Associated common stock (rounded down to the nearest whole number of shares of Associated common stock) equal to the number of shares of Bank Mutual common stock subject to such Bank Mutual option immediately prior to the effective time multiplied by 0.422, at an exercise price per share of Associated common stock (rounded up to the nearest whole cent) equal to the exercise price per share of Bank Mutual common stock subject to such Bank Mutual option immediately prior to the effective time divided by 0.422.

        Treatment of Restricted Stock Awards.    At the effective time, each Bank Mutual restricted stock award that is outstanding immediately prior to the effective time and vests upon the effective time in accordance with its terms will be converted automatically into the right to receive the merger consideration in respect of each share of Bank Mutual common stock subject to such Bank Mutual restricted stock award immediately prior to the effective time, less applicable tax withholdings.

Representations and Warranties

        The merger agreement contains representations and warranties made by Bank Mutual and Associated. These include, among other things, representations relating to:

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  corporate organization, power and existence;

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  authority to enter into the merger and the binding nature of the merger agreement;

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  capitalization;

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  no breach of organizational documents, law or other agreements as a result of the merger;

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  third party consents and approvals;

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  filing of necessary reports with regulatory authorities;

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  brokers/finder fees;

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  compliance with SEC filing requirements;

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  conformity with GAAP and SEC requirements of financial statements filed with the SEC;

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  internal controls over financial reporting and disclosure controls and procedures;

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  operation in the ordinary course of business and absence of material adverse effects since January 1, 2017;

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  title to real property, condition, ownership and sufficiency of assets;

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  involvement in litigation and orders issued by governmental authorities;

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  certain tax matters;

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  certain regulatory matters;

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  governmental licenses, permits and reports;

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  insider transactions; and

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  compliance with applicable laws.

        Bank Mutual makes additional representations and warranties to Associated in the merger agreement relating to, among other things:

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  material contracts;

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  intellectual property;

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  certain matters related to investment securities;

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  certain employee benefit matters, including matters relating to employee benefit plans;

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  labor relations and employment matters;

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  certain environmental matters;

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  insurance coverage;

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  Bank Mutual's loan portfolio;

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  inapplicability of state takeover statutes to the transactions contemplated by the merger agreement; and

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  the receipt of an opinion from Bank Mutual's financial advisor regarding the fairness, from a financial point of view, of the exchange ratio to holders of Bank Mutual common stock in the merger.

        Some of the representations and warranties contained in the merger agreement are qualified by as to "materiality" or by a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the company making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.

        For purposes of the merger agreement, a "material adverse effect" with respect to Associated, Bank Mutual or the surviving corporation, as the case may be, means a material adverse effect on (i) the businesses, operations, financial condition or results of operations of such party and its subsidiaries taken as a whole or (ii) the ability of such party to perform its material obligations under the merger agreement or any other transaction documents.

        However, in the case of clause (i) above, a material adverse effect will not include the impact of:

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  a change after July 20, 2017 in or the enactment of any federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any governmental entity, including common law or any change in the interpretation thereof;

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  any change or event after July 20, 2017 relating to the general economy of any nation or region in which the Party operates;

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  any change or event after July 20, 2017 relating to the financial institution industry generally;

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  any action specifically required by the merger agreement or with the prior written consent of Associated;

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  the identity of Associated or Associated's plans for the customers, suppliers, employees, businesses, operations or assets of Bank Mutual or any of its subsidiaries; or

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  the announcement of the transactions contemplated by the merger agreement.

except, in the case of the first, second and third bullets above, to the extent that the effects of such change or event are disproportionately adverse to the businesses, operations, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry, and in the geographical area, in which such party and its subsidiaries operates.

Conduct of Businesses of Bank Mutual and Associated Prior to Completion of the Merger

        Under the merger agreement, Bank Mutual has agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from the date of the merger agreement to the closing date. In general, Bank Mutual is required to, and to cause its subsidiaries to, conduct their business and operations in the ordinary course business consistent with past practice, to use commercially reasonable efforts, consistent with sound business practice, to keep in full force and effect its existence and all material rights relating or pertaining to their business and to maintain their assets in such general state of repair as is reasonably necessary for the conduct of their business consistent with then present needs and past practices.

        The following is a summary of the more significant restrictions imposed upon Bank Mutual, subject to the exceptions set forth in the merger agreement. Bank Mutual will not, and will cause its subsidiaries not to, without Associated's prior written consent (such consent not to be unreasonably withheld):

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  knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of the parties to obtain any necessary approvals of any governmental entity or the requisite Bank Mutual shareholder approval required for the transactions contemplated by the merger agreement or the agreement governing the bank merger or to perform its covenants and agreements thereunder or to consummate the transactions contemplated thereby; or

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  in each case, other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Bank Mutual or any of its wholly owned subsidiaries to Bank Mutual or any of its subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any subsidiary of Bank Mutual);

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  adjust, split, combine or reclassify any capital stock;

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  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except (i) regular quarterly cash dividends by Bank Mutual at a rate not in excess of $0.055 per share of Bank Mutual common stock or (ii) dividends paid by any subsidiary to Bank Mutual or any of Bank Mutual's wholly owned subsidiary;

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  grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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  issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Bank Mutual stock options or the vesting of Bank Mutual restricted equity awards, in each case outstanding as of July 20, 2017;

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  (i) terminate, materially amend or waive any material provision of, certain material contracts, or make any material change in any instrument or agreement governing the terms of any of its securities, other than in the ordinary course of business, (ii) enter into any contract that would constitute a material contract if it were in effect on July 20, 2017 or (iii) enter into any contract, other than any confidentiality agreement, which imposes any material geographic or other restriction upon the ability of Bank Mutual or its subsidiaries (or, after the merger, Associated and its subsidiaries) to freely engage in any line of business anywhere in the world or require Bank Mutual or its subsidiaries (or, after the merger, Associated and its subsidiaries) to purchase or sells goods or services on an exclusive basis;

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  (i) increase the base salary of any employee, director, independent contractor or consultant other than increases in base salary for employees in the ordinary course of business consistent with past practice that do not exceed three percent of the aggregate cost of all employee annual base salaries and wage rates in effect as of July 20, 2017, subject to certain exceptions, (ii) adopt or make any change to any employee benefit plan, other than (A) amendments to welfare benefit plans (other than severance plans) in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining such employee benefit plan, or (B) the annual extension of existing employment agreements for one year in the ordinary course of business consistent with past practice and without any amendments to such agreements, (iii) accelerate the vesting of any equity-based awards or compensation, other than any acceleration required by the terms of any such awards or compensation, (iv) establish, amend or fund any rabbi trust or similar arrangement, (v) terminate the employment or services of or hire any employee, director or independent contractor whose annual base compensation is greater than $60,000, other than terminations for cause, and subject to certain exceptions, (vi) enter into or amend any collective bargaining agreement or similar arrangement, in each case other than as required by law or required by any existing agreement or employee benefit plan or (vii) except as required by law or accounting or tax standards or rules, materially change any actuarial or other assumption used to calculate funding obligations or contributions with respect to any Bank Mutual benefit plan;

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  enter into loan transactions not in accordance with, or consistent with, past practices of the Bank Mutual or that are on terms and conditions that, to the knowledge of the Bank Mutual, are materially more favorable than those available to the borrower from competitive sources in arm's-length transactions;

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  (i) make any loans or extensions of credit that's greater than $20.0 million that would require an exception to, or is not strictly compliant with, Bank Mutual's formal loan policy as in effect as of July 20, 2017, (ii) make any single new loan in excess of $20.0 million, or (iii) other than incident to a reasonable loan restructuring, extend additional credit to any person or its affiliates if such person or its affiliates is the obligor under any indebtedness to Bank Mutual or its subsidiaries which constitutes a nonperforming loan, has loss reserves established against it or has been charged-off by Bank Mutual or its subsidiaries;

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  except for debt workouts in the ordinary course of business consistent with past practice, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $250,000 individually or $750,000 in the aggregate or that would impose material restrictions on the business of Bank Mutual or its subsidiaries or Associated or its subsidiaries;

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  amend its organizational documents or the organizational documents of any of its subsidiaries;

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  merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for (i) pursuant to certain specified contracts entered into prior to July 20, 2017, (ii) sales of properties on Bank Mutual's surplus or for sale property list at amounts at or exceeding the property's value on the books and records of Bank Mutual as of July 20, 2017, or (iii) other such dispositions in the ordinary course of business that do not, together with other such transactions, represents an aggregate net book value of more than $1.0 million;

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  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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  except for transactions in the ordinary course of business consistent with past practice, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned subsidiary of Bank Mutual;

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  materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed or required by any governmental entity;

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  enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity;

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  make, or commit to make, any capital expenditures in excess of $1.0 million in the aggregate, other than as set forth in Bank Mutual's capital expenditure budget as disclosed to Associated, and ordinary and necessary maintenance of or repairs to Bank Mutual's property in the ordinary course of business;

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  make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

  •
  make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office or other significant office or operations facility of it or its subsidiaries or make application for the closing of or close any branch, other than pursuant to agreements entered into prior July 20, 2017 and disclosed to Associated as of July 20, 2017, or purchase any new real property (other than other real estate owned properties in the ordinary course of business consistent with past practice) in an amount in excess of $750,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $250,000 annually; or

  •
  agree to take, make any commitments to take, or adopt any resolutions of the board or similar governing body authorizing of any of the actions described above.

        Associated has also agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from the date of the merger agreement to the closing date. In general, Associated will, and will cause its subsidiaries to, use commercially reasonable efforts, consistent with sound business practice, to keep in full force and effect its existence and all material rights, franchises, proprietary rights and contractual rights relating or pertaining to their business. Subject to the exceptions set forth in the merger agreement, Associated will not, and will cause its subsidiaries not to, without Bank Mutual's prior written consent:

  •
  knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of the parties to obtain any necessary approvals of any governmental entity or the requisite Bank Mutual shareholder approval required for the transactions contemplated by the merger agreement or the agreement governing the bank merger or to perform its covenants and agreements thereunder or to consummate the transactions contemplated thereby; and

  •
  amend its organizational documents in a manner that would materially and adversely affect the holders of Bank Mutual common stock relative to other holders of Associated common stock.

Regulatory Matters

        Associated and Bank Mutual have agreed to cooperate with each other and use their reasonable best efforts to as promptly as possible prepare, file, effect and obtain the requisite approvals of the Federal Reserve Board and the OCC under the applicable law, and the registration of the Associated common stock pursuant to the Form S-4 of which this proxy statement/prospectus forms a part, and to comply with such regulatory approvals. Each of Associated and Bank Mutual has the right review in advance, subject to applicable law relating to the exchange of information and certain other limitations, all substantive written information submitted to any regulatory authority in connection with such regulatory approvals. Associated and Bank Mutual have agreed to consult with each other with respect to obtaining all permits, consents, approvals and authorizations of the aforementioned regulatory authorities necessary or advisable to consummate the transactions contemplated by the merger agreement.

Bank Mutual Shareholder Meeting; Withdrawal of Recommendation

        Pursuant to the merger agreement, Bank Mutual agreed to take all action necessary to convene a meeting of its shareholders, to be held as soon as reasonably practicable after the Form S-4 of which this proxy statement/prospectus forms a part is declared effective, for the purpose of obtaining the vote of Bank Mutual shareholders required to approve the merger. Bank Mutual and the Bank Mutual board must use its reasonable best efforts to obtain from Bank Mutual shareholders such vote, including by recommending that Bank Mutual shareholders approve the merger agreement and the transactions contemplated thereby, and Bank Mutual and the Bank Mutual board may not withdraw, qualify or adversely modify (or publicly propose or resolve to do so) such recommendation by the Bank Mutual board.

        Notwithstanding the restrictions described above, prior to the time that the approval of the merger by Bank Mutual shareholders is obtained, the Bank Mutual board may withdraw, qualify or adversely modify its recommendation if (i) the Bank Mutual board determines in good faith, after consultation with its financial advisor and outside counsel, that (a) an alternative acquisition proposal constitutes a superior proposal or a change or effect has occurred following the date of the merger agreement and (b) in each case it is reasonably likely that to continue to recommend the merger agreement to shareholders in light of such alternative acquisition proposal or change or effect would result in a violation of its fiduciary duties under the WCBL; (ii) the Bank Mutual board provides three business days' prior written notice to Associated of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action; and (iii) at the end of such period, the Bank Mutual board takes into account any amendment or modification to the merger agreement proposed by Associated and again determines in good faith, after consultation with its financial advisor and outside counsel, that it would nevertheless reasonably likely result in a violation of its fiduciary duties under the WBCL to continue to recommend the merger agreement in light of such alternative acquisition proposal or change or effect.

        Notwithstanding the forgoing, unless the merger agreement has been terminated in accordance with its terms, Bank Mutual must nevertheless convene a meeting of its shareholders and submit the merger agreement to Bank Mutual shareholders for approval at such meeting, for the purpose of voting on the adoption of the merger agreement and the transactions contemplated thereby.

        See also "—Termination of the Merger Agreement" and "—Termination Fee" beginning on pages 76 and 77, respectively, of this proxy statement/prospectus.

No Solicitation

        Bank Mutual has agreed to immediately cease any discussions and cause to be terminated any and any activities, discussions or negotiations with any third party with respect to any acquisition proposal and to use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an acquisition proposal. Bank Mutual also agreed to inform Associated within two business days following receipt of any acquisition proposal and the substance thereof, and will keep Associated reasonably apprised of any related developments, discussions and negotiations on a reasonably current basis.

        Notwithstanding these restrictions, the merger agreement provides that in the event Bank Mutual receives an unsolicited bona fide acquisition proposal prior to the receipt of the requisite Bank Mutual shareholder approval, and its board of directors concludes in good faith (after consultation with Bank Mutual's financial advisor and outside counsel) that that such acquisition proposal constitutes a superior proposal or would reasonably be likely to result in a superior proposal and, after considering the advice of outside counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under the WBCL, Bank Mutual may (i) furnish information to the person making such acquisition proposal pursuant to a customary confidentiality agreement (subject to the requirement that Bank Mutual must promptly provide such information not previously provided to Associated to Associated), (ii) participate in discussions or negotiations regarding such acquisition proposal, and (iii) subject to the restrictions described under "—Bank Mutual Shareholder Meeting; Withdrawal of Recommendation," change its recommendation.

        As used herein, "acquisition proposal" means, other than the transactions contemplated by the merger agreement, any offer or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase of 25% or more of the consolidated assets of Bank Mutual or 25% or more of any class of equity or voting securities of Bank Mutual or any of Bank Mutual's subsidiary whose assets, individually or in the aggregate, constitute 25% or more of consolidated assets of Bank Mutual, (ii) any tender offer (including a self-tender offer) or exchange offer, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Bank

Mutual or any its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Bank Mutual, or (iii) a merger, consolidation, share exchange or other business combination involving Bank Mutual or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Bank Mutual.

        As used herein, "superior proposal" means a bona fide written acquisition proposal (except the references therein to "25%" shall be replaced by "50%") which the Bank Mutual board reasonably concludes in good faith to be more favorable from a financial point of view to Bank Mutual shareholders than the merger and the other transactions contemplated by the merger agreement.

Expenses

        Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement, the bank merger and the transactions contemplated thereby will be paid by the party incurring such expenses. However, costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be paid by Associated.

Employee Matters

        During the period commencing at the effective time and ending on the first anniversary of the closing date, Associated will cause the surviving corporation to provide each continuing employee of Bank Mutual and its subsidiaries, for so long as they remain employed with Associated and its subsidiaries, with employee benefit plans and compensation opportunities and employee benefits that, in the aggregate, are no less favorable than the employee benefits and compensation opportunities that are at that time made available to similarly-situated employees of Associated; however, Associated may satisfy this obligation for a transitional period by providing employee continued participation in the Bank Mutual benefit plans.

        For all purposes (other than purposes of benefit accruals) under the Associated benefit plans, each continuing employee is credited with his or her years of service with Bank Mutual and its subsidiaries and their respective predecessors to the same extent as such continuing employee was entitled to credit for such service under any applicable Bank Mutual benefit plan. The foregoing does not apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (ii) for purposes of any defined benefit pension plan, any benefit plan that provides post-employment welfare benefits or any benefit plan that is a frozen plan or provides grandfathered benefits.

        Associated has agreed to use commercially reasonable efforts to: (i) waive pre-existing condition exclusions and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents under the Associated medical, dental, vision and pharmaceutical plans, except to the extent such pre-existing condition exclusions and actively-at-work requirements would apply under the analogous Bank Mutual benefit plan, (ii) provide each such employee and their eligible dependents with credit for any eligible expenses paid under a Bank Mutual benefit plan prior to the date such employee transitions to Associated's plans in satisfying any applicable deductible, co-insurance or maximum out-of-pocket requirements under any Associated plans.

        For a period commencing at the effective time and ending on the first anniversary of the closing date, Associated will provide severance benefits to any continuing employee whose position is terminated by Associated or its subsidiaries (other than for cause) as a result of the transaction contemplated by the merger agreement in accordance with Associated's severance policy in effect for similarly situated employees of Associated, or, if applicable, Associated will provide severance benefits to certain continuing employees in accordance with agreements disclosed to Associated.

        Associated and Bank Mutual have agreed to establish a retention bonus program, consulting arrangements or similar arrangements for certain continuing employees for an interim period following the effective time.

        Bank Mutual will either continue Bank Mutual's 401(k) plan(s) or if, and only if, requested by Associated in writing prior to the effective time, Bank Mutual will terminate Bank Mutual's 401(k) plan(s), effective immediately prior to the effective time. If Associated requests that Bank Mutual's 401(k) plan(s) be terminated, continuing employees will be eligible to participate, effective as of the effective time, in a 401(k) plan sponsored or maintained by Associated or one of its subsidiaries.

Indemnification and Insurance

        The merger agreement provides that from and after the effective time, the surviving corporation will, to the fullest extent permitted by applicable law, indemnify and hold harmless (i) all present and former directors, officers and employees of Bank Mutual and its subsidiaries and (ii) any person who, while a director, officer or employee of Bank Mutual and its subsidiaries, served an employee benefit plan because his or her duties to Bank Mutual or its subsidiaries also imposed duties on, or otherwise involved services by, the person to the plan or to participants in or beneficiaries of the plan (which we collectively refer to as the "indemnified parties") against all losses, reasonable fees, costs and other expenses actually and reasonably incurred by an indemnified party in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding which involves federal, state or local law to which an indemnified party was made a party by virtue of his or her service in any of the capacities set forth above, to the extent that such indemnified party has been successful on the merits or otherwise in the defense of such indemnification proceeding, unless it is proven by final adjudication that such person breached or failed to perform a duty owed to Bank Mutual and its subsidiaries.

        The merger agreement requires the surviving corporation to maintain for a period of six years after completion of the merger, or if such term is not available, such other maximum period of coverage available, a directors' and officers' insurance policy or policies covering each indemnified party covered by Bank Mutual's existing directors' and officers' insurance policy, on and subject to terms and conditions no less advantageous to the insureds than Bank Mutual's existing directors' and officers' insurance policy, for acts or omissions occurring prior to the closing of the merger. However, the surviving corporation is not required to spend in aggregate an amount in excess of 300% of amount of the aggregate premiums paid by Bank Mutual for fiscal year 2017 for such insurance, which we refer to as the "premium cap." If Bank Mutual is unable to maintain such policy (or substitute policy) as a result of the premium cap, Bank Mutual will obtain a policy or policies of insurance with substantially similar terms and conditions as may then be available, and with an equal or lesser claims reporting time period as may then be available for payment of such amount.

Certain Additional Covenants

        The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, covenants relating to regulatory filings and approvals (which are described under the section "The Merger—Regulatory Approvals" beginning on page 60), the listing of shares of Associated common stock to be issued in the merger, coordination with respect to litigation relating to the merger, conversion and integration matters, and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

        Each of Associated and Bank Mutual's obligation to complete the transactions contemplated by the merger agreement is subject to fulfillment of certain conditions, including:

  •
  no judgement, decree, injunction or order of any governmental entity of competent jurisdiction preventing the consummation of the transactions contemplated by the merger agreement being in effect, and no federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, judgements, orders, decrees and the like of any governmental entity having been enacted or deemed applicable to the merger agreement that makes consummation of the transactions contemplated by the merger agreement illegal;

  •
  No action or proceeding brought by any Governmental Entity seeking a judgment, decree, injunction or order that would restrain or prevent the consummation of the Closing Transactions shall be pending;

  •
  all regulatory authorizations, consents, orders or approvals (i) from the Federal Reserve Board and the OCC, (ii) from the WDFI, to the extent required of the transactions contemplated by the merger agreement, (iii) if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iv) as set forth in the merger agreement that are necessary to consummate the transactions contemplated thereby, or any other approvals the failure of which to be obtained would reasonably be likely to have, individually, or in the aggregate, a material adverse effect on the surviving corporation, having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired;

  •
  approval of the merger agreement at the special meeting by the requisite vote of Bank Mutual shareholders; and

  •
  the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC and not withdrawn;

        Associated's obligation to complete the transactions contemplated by the merger agreement is also subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of Bank Mutual in the merger agreement as of the date of the merger agreement and as of the closing date, other than, in most cases, inaccuracies that in the aggregate do not have, and would not reasonably be likely to have, a material adverse effect on Bank Mutual or the surviving corporation;

  •
  performance in all material respects by Bank Mutual of all of its obligations required to be performed under the merger agreement at or prior to the closing date;

  •
  receipt of an opinion of Wachtell Lipton, dated as of the closing date of the merger, to the effect that the merger will be treated as a transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  delivery by Bank Mutual of certain customary certificates and other documentation, including officers' certificates as required by the merger agreement.

        Bank Mutual's obligation to complete the transactions contemplated by the merger agreement is also subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of Associated in the merger agreement as of the date of the merger agreement and as of the closing date, other than, in most cases, inaccuracies that in the aggregate do not have, and would not reasonably be likely to have, a material adverse effect on Associated;

  •
  performance in all material respects by Associated of all of its obligations required to be performed under the merger agreement at or prior to the closing date;

  •
  receipt of an opinion of Quarles & Brady, dated as of the closing date of the merger, to the effect that the merger will be treated as a transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the shares of Associated common stock that will be issuable pursuant to the merger agreement having been authorized for listing on the NYSE, subject to official notice of issuance; and

  •
  delivery by Associated of certain customary certificates and other documentation, including officers' certificates as required by the merger agreement.

Termination of the Merger Agreement

        The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

  •
  by mutual written consent of Associated and Bank Mutual;

  •
  by either Associated or Bank Mutual, if the merger has not been completed on or before June 30, 2018, which we refer to as the "termination date," unless the failure of the merger to be completed by such date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

  •
  by either Associated or Bank Mutual, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger, and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

  •
  by either Associated or Bank Mutual (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured by the earlier of the termination date and 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period; or

  •
  by Associated, if (a) prior to the requisite approval of the merger agreement by Bank Mutual shareholders, Bank Mutual or the Bank Mutual board (i) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by the merger agreement, or recommends to its shareholders an acquisition proposal other than the merger, or (ii) materially breaches its obligations to hold a meeting of its shareholders to approve the merger agreement or not to solicit alternative acquisition proposals; or (b) a tender offer or exchange offer for 25% or more of the outstanding shares of Bank Mutual common stock is commenced (other than by Associated or one of its subsidiaries), and the Bank Mutual board recommends that the shareholders of Bank

    Mutual tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

Effect of Termination

        If the merger agreement is terminated, it will become void and have no effect, except that (i) both Associated and Bank Mutual will remain liable for any liabilities or damages arising out of its fraud or its willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

        Bank Mutual will be required to pay Associated a termination fee of $17.0 million if the merger agreement is terminated in either of the following circumstances:

  •
  In the event that, after the date of the merger agreement, a bona fide acquisition proposal has been made known to the Bank Mutual board or has been made directly to Bank Mutual shareholders generally, or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to Bank Mutual, and (A) (1) thereafter the merger agreement is terminated by either Associated or Bank Mutual because the merger has not been completed prior to the termination date without the requisite vote having being obtained from Bank Mutual shareholders, or (2) thereafter the merger agreement is terminated by Associated based on a breach of the merger agreement by Bank Mutual that would constitute the failure of a closing condition and that has not been cured during the permitted time period or by its nature cannot be cured during such period, and (B) within 12 months after the date of such termination, Bank Mutual enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to "25%" will instead refer to "50%;" or

  •
  In the event that the merger agreement is terminated by Associated pursuant to the last bullet set forth under "The Merger Agreement—Termination of the Merger Agreement" above.

Amendment and Waiver

        The merger agreement may only be amended in writing signed on behalf of each of the parties. However, no amendment may be made which materially adversely affects the Bank Mutual shareholders without their prior approval. Any waiver of any provision of the merger agreement must be in writing and signed by the party against whom such waiver is to be enforced.

Governing Law; Jurisdiction

        The merger agreement is governed by and will be construed in accordance with the laws of the State of Wisconsin, without giving effect to any applicable conflicts of law. The parties agree that any action or proceeding arising out of or related to the merger agreement will be brought exclusively in the Courts of Wisconsin or federal court within the State of Wisconsin.

Specific Performance

        Associated and Bank Mutual agree that there is no adequate remedy at law for the damage which any party might sustain for failure of the other parties to consummate any of the transactions contemplated by the merger agreement. Accordingly, each party will be entitled, at its option, to specific performance to enforce the consummation of each transaction described in the merger agreement.

Voting and Support Agreements

        Each of the directors of Bank Mutual have entered into a voting and support agreement with Associated and Bank Mutual, solely in their capacities as shareholders of Bank Mutual, pursuant to which they have agreed, among other things, to vote in favor of the Bank Mutual merger proposal and the other proposals presented at the special meeting and against alternative acquisition proposals, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of Bank Mutual common stock. The voting and support agreements will terminate if the merger agreement is terminated for any reason in accordance with its terms. The preceding discussion is a summary of the voting and support agreements and is qualified in its entirety by reference to the form of voting and support agreement, which is included as Exhibit B to the merger agreement attached as Annex A of this proxy statement/prospectus.

ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED COMPENSATION
FOR BANK MUTUAL'S NAMED EXECUTIVE OFFICERS

        Pursuant to Rule 14a-21(c) of the Exchange Act and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Bank Mutual is providing its shareholders with a separate advisory (non-binding) vote to approve the merger-related compensation for its named executive officers as described in "Interests of Bank Mutual's Directors and Executive Officers in the Merger—Quantification of Potential Change in Control Benefits of Bank Mutual's Named Executive Officers."

        Shareholders are being asked to approve the following resolution on an advisory (non-binding) basis:

          "RESOLVED, that the compensation that may be paid or become payable to Bank Mutual's named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in "Interests of Bank Mutual's Directors and Executive Officers in the Merger—Quantification of Potential Change in Control Benefits of Bank Mutual's Named Executive Officers," is hereby APPROVED."

        The vote is advisory in nature and, therefore, is not binding on Bank Mutual or on Associated or the boards of directors or the compensation committees of Bank Mutual or Associated, regardless of whether the merger proposal is approved.

        Approval of this advisory (non-binding) proposal is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Bank Mutual or the surviving corporation in the merger. If the merger is completed, the merger-related compensation may be paid to Bank Mutual's named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements and the outcome of this advisory (non-binding) vote will not affect Bank Mutual's or Associated's obligations to make these payments even if Bank Mutual shareholders do not approve, by advisory (non-binding) vote, this proposal.

        The vote on the merger-related named executive officer compensation is separate from the vote to approve the merger agreement. You may vote "against" the merger-related named executive officer compensation and "for" approval of the merger agreement and vice versa. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

        The Bank Mutual board unanimously recommends that you vote "FOR" the approval, in a non-binding advisory vote, of the merger-related named executive officer compensation proposal.

 ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT
ADDITIONAL PROXIES

        Bank Mutual shareholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. Bank Mutual does not intend to adjourn the special meeting to solicit additional proxies if the merger agreement is approved or disapproved at the special meeting.

        The Bank Mutual board unanimously recommends that you vote "FOR" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

 INTERESTS OF BANK MUTUAL'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

        The directors and executive officers of Bank Mutual have certain interests related to the merger that may differ from, or be in addition to, those of other Bank Mutual shareholders. You should consider those interests, which are discussed below, in connection with your consideration of the merger and the proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Bank Mutual's named executive officers in connection with the merger. These interests are described in more detail below, and certain of them are quantified in the narrative below and the table below.

Certain Assumptions

        Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table under the heading "—Quantification of Potential Change in Control Benefits of Bank Mutual's Named Executive Officers" below, were used:

  •
  The relevant price per share of Bank Mutual common stock is $9.73, which is equal to the average closing market price of a share of Bank Mutual common stock over the first five business days following the first public announcement of the transaction; and

  •
  The effective time of the merger is assumed to occur on January 31, 2018, which is the assumed effective time of the merger solely for purposes of the disclosure in this section, and each named executive officer is assumed to experience a qualifying termination of employment (as discussed below) on such date.

Treatment of Bank Mutual Equity Awards

        Under the merger agreement, awards outstanding under Bank Mutual's equity incentive plans as of the effective time will be treated as follows:

        Treatment of Stock Options.    At the effective time, each option granted by Bank Mutual to purchase shares of Bank Mutual common stock will be automatically converted into an option to purchase Associated common stock, on the same terms and conditions as were applicable to the Bank Mutual option prior to the effective time (including by giving effect to any accelerated vesting as a result of the merger), the number of shares of Associated common stock (rounded down to the nearest whole number of shares of Associated common stock) equal to the number of shares of Bank Mutual common stock subject to such Bank Mutual option immediately prior to the effective time multiplied by 0.422, at an exercise price per share of Associated common stock (rounded up to the nearest whole cent) equal to the exercise price per share of Bank Mutual common stock subject to such Bank Mutual option immediately prior to the effective time divided by 0.422.

        Treatment of Restricted Stock Awards.    At the effective time, each Bank Mutual restricted stock award that is outstanding immediately prior to the effective time and vests upon the effective time in accordance with its terms will be converted automatically into the right to receive the merger consideration in respect of each share of Bank Mutual common stock subject to such Bank Mutual restricted stock award immediately prior to the effective time, less applicable tax withholdings.

        Change in Control.    Bank Mutual's equity award plans and related award agreements provide that unvested restricted stock and stock options held by executive officers and directors will automatically vest upon a change in control of Bank Mutual.

        Quantification of Value of Unvested Equity Awards.    For an estimate of the value to be received by each of Bank Mutual's named executive officers in respect of their unvested Bank Mutual equity awards outstanding as of the date hereof, assuming all such awards vest at the effective time, see

"—Quantification of Potential Change in Control Benefits of Bank Mutual's Named Executive Officers" below. We estimate that the aggregate value to be received in respect of Bank Mutual unvested equity awards outstanding as of August 18, 2017 by Bank Mutual's executive officers other than its named executive officers and by Bank Mutual's non-officer directors, assuming all such awards vest at the effective time, is approximately $138,877 and $183,108, respectively. The estimated amounts (i) include all equity awards outstanding as of August 18, 2017 but (ii) exclude any equity awards that may vest between August 18, 2017 and January 31, 2018 irrespective of the merger. For reference, the estimated value of equity awards held by Bank Mutual's executive officers other than its named executive officers and its non-employee directors that would vest between August 18, 2018 and January 31, 2018 irrespective of the merger is approximately $187,757 and $300,568, respectively.

Employment Agreements and Potential Payments upon a Change in Control

        Bank Mutual has entered into employment agreements, which include change in control provisions, with each of David A. Baumgarten, Michael W. Dosland, Joseph W. Fikejs, Christopher L. Mayne, Greg A. Lawson, Patrick W. Lawton, Terri M. Pfarr and Kimberlie D. Weekley. Mr. Baumgarten's employment agreement has a rolling two-year period; the agreements with other executive officers have a one-year term. Each such executive officer has the right to terminate his or her employment following a change in control of Bank Mutual for "good reason" if any of the following occur as a result of the change in control: (a) the executive's base or incentive compensation, employee benefits, responsibilities or duties are reduced; (b) the executive officer is transferred more than 50 miles from his or her current principal office of employment; or (c) the executive officer is required to travel as part of his or her duties materially more than in the past such.

        Upon a qualifying termination (described below) of employment, each such executive officer would be entitled to receive the following severance payments and termination benefits pursuant to the employment agreements, subject to each executive officer's execution and non-revocation of a release of claims: (a) a lump sum payment equal to 100% (200% in the case of Mr. Baumgarten) of his or her base salary at the time of termination, payable within thirty days following the date of such qualifying termination of employment; (b) insurance benefits (life, medical, dental and optical) at the Bank's expense for one year (two years in the case of Mr. Baumgarten); (c) a lump sum cash payment in an amount equal to the Bank's annual aggregate contributions for the executive to all qualified retirement plans in the year preceding termination (times two in the case of Mr. Baumgarten), payable within thirty days following the qualifying termination of employment; and (d) a prorated cash incentive compensation payment based upon Bank Mutual's results through the month in which in the qualifying termination of employment occurs, payable in a lump sum at the time incentive compensation is paid to active employees. As with any termination of employment, each executive officer would also receive compensation for accrued but unused vacation time. For purposes of this disclosure, a "qualifying termination" means (i) an involuntary termination of an executive officer's employment by Bank Mutual (or its successor) for any reason other than cause, death, retirement or disability, (ii) an executive officer's resignation for good reason that occurs during the period commencing on a change in control and ending on the last day of the calendar year following the year of the change in control, or (iii) a non-renewal of an executive officer's employment agreement that occurs while a change in control is pending or at the first renewal date occurring following a change in control.

        Under each employment agreement, if an executive officer's merger-related payments or benefits are subject to the 20% excise tax under Section 4999 of the tax code, such payments and benefits will be reduced so that the excise tax does not apply.

        In addition, the employment agreements for the executive officers include (a) provisions with respect to the use of confidential information and (b) provisions with respect to the non-solicitation of Bank Mutual's customers and employees for a period of two years following termination of employment. If the executive breaches the confidentiality and non-solicitation provisions, as applicable, Bank Mutual is entitled to injunctive and equitable relief in addition to other remedies available at law.

        For an estimate of the value of severance that would be paid to each of Bank Mutual's named executive officers assuming that a qualifying termination of his or her employment occurs upon the effective time of the merger, see "—Quantification of Potential Change in Control Benefits of Bank Mutual's Named Executive Officers" below. We estimate that the aggregate value of severance that would be paid under the employment agreements to each of Bank Mutual's executive officers other than its named executive officers, assuming that a qualifying termination of his or her employment occurs upon the effective time of the merger, is $430,000.

Quantification of Potential Change in Control Benefits of Bank Mutual's Named Executive Officers

        The following table sets forth the estimated value of the payments and benefits that could be paid to Bank Mutual's named executive officers upon a qualifying termination of employment on or following a change in control (such as the merger) under the individual employment agreements with the named executive officers and/or the terms of Bank Mutual's equity compensation plans. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur.

        The following table reflects the amounts that could be payable under the various arrangements if a change in control occurred as of January 31, 2018 (the assumed date of the effective time solely for purposes of this disclosure) and a qualifying termination of employment occurred immediately thereafter. The table does not include certain payments that are generally otherwise upon termination of employment for any reason (such as, if applicable, accrued vacation time, non-enhanced amounts payable pursuant to Bank Mutual retirement plans, and amounts payable pursuant to third party insurance).

Name of Executive Officer	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Other(3)	Total ($)(5)
David A. Baumgarten	1,479,640	226,888	—	—	—	—	1,706,528
Michael W. Dosland	277,529	99,949	—	15,391	—	—	392,869
Joseph W. Fikejs	277,498	127,222	—	6,609	—	—	411,329
Christopher L. Mayne	273,530	94,441	—	17,049	—	—	385,020
Greg A. Larson	270,133	93,789	—	11,882	—	—	375,804
Patrick W. Lawton	243,884	111,999	—	1,243	—	—	357,126

(1)
For each named executive officer other than Mr. Baumgarten, this amount represents the named executive officer's base salary. For Mr. Baumgarten, this amount represents base salary for two years. In each case, such amounts would be paid in a lump sum within 30 days following the executive officer's termination date. The estimated amount of cash severance payable to each named executive officer in respect of salary is equal to: Mr. Baumgarten—$1,400,000, Mr. Dosland—$258,594, Mr. Fikejs—$261,250, Mr. Mayne—$254,867, Mr. Larson—$251,980 and Mr. Lawton—$231,510.

These amounts also include a prorated cash incentive compensation payment based upon Bank Mutual's results through the end of the month of termination. Because these amounts assume a January 31, 2018 termination, the amount presented is one-twelfth of a full year cash incentive payment. The actual amount to be received would depend on actual results and be prorated for the portion of the calendar year in which the event occurs, and thus may be greater or less based on actual results or if the termination occurs in a different calendar month. Such amounts would be paid in a lump sum at the time cash incentive compensation is paid to active employees following the merger. These estimates assume that target performance is achieved. The estimated amount of each named executive officer's prorated bonus is equal to: Mr. Baumgarten—$38,850, Mr. Dosland—$5,387, Mr. Fikejs—$5,443, Mr. Mayne—$5,310, Mr. Larson—$5,250 and Mr. Lawton—$4,823.

  For each named executive officer other than Mr. Baumgarten, these amounts also include a lump sum cash payment equal to one times Bank Mutual's annual aggregate contributions for the executive to qualified benefit plans in which the named executive officer participated during the year prior to termination. Such amounts would be paid in a lump sum within 30 days following the named executive officer's termination date. The estimated amount of each named executive officer's payment related to the qualified benefit plan is equal to: Mr. Dosland—$13,548, Mr. Fikejs—$10,805, Mr. Mayne—$13,353, Mr. Larson—$12,903 and Mr. Lawton—$7,551.

  For Mr. Baumgarten, pursuant to his consulting arrangement with Associated, these amounts also include a lump sum cash payment equal to $40,790, which approximates the sum of (a) the value of life, medical, dental and optical insurance for 24 months and (ii) two times the Company's annual aggregate contribution for the benefit of Mr. Baumgarten in 2016 to all qualified retirement plans in which Mr. Baumgarten participated.

  These amounts are "double-trigger" benefits payable upon a qualifying termination following a change in control under each named executive officer's employment agreement.

(2)
All outstanding, unvested restricted stock awards and stock options will vest "single trigger" upon a change in control pursuant to each named executive officer's grant agreement and/or the Bank Mutual stock plans. The amount shown represents the value of the equity awards based on the average closing market price of a share of Bank Mutual common stock over the first five business days following the first public announcement of the transaction, or $9.73 per share. The estimated amounts (i) include all equity awards outstanding as of August 18, 2017 and (ii) exclude any equity awards that may vest between August 18, 2017 and January 31, 2018 irrespective of the merger. For reference, the estimated value of equity awards held by Bank Mutual's named executive officers that would vest between August 18, 2018 and January 31, 2018 irrespective of the merger is: Mr. Baumgarten—$327,654, Mr. Dosland—$151,304, Mr. Fikejs—$48,809, Mr. Mayne—$145,467, Mr. Larson—$148,396 and Mr. Lawton—$115,660. Unvested stock options held by executive officers as of August 18, 2017 with an exercise price greater than $9.73 per share have no unrealized value as of such date and, therefore, are not included in the table.

The estimated value of accelerated vesting of all outstanding, unvested stock options held by each named executive officer set forth in the table is equal to: Mr. Baumgarten—$10,240, Mr. Dosland—$5,120, Mr. Fikejs—$5,928, Mr. Mayne—$5,120, Mr. Larson—$5,120 and Mr. Lawton—$20,216.

The estimated value of accelerated vesting of all outstanding, unvested restricted stock awards held by each named executive officer set forth in the table is equal to: Mr. Baumgarten—$216,648, Mr. Dosland—$94,829, Mr. Fikejs—$121,294, Mr. Mayne—$89,321, Mr. Larson—$88,669 and Mr. Lawton—$91,783.

(3)
Except as set forth in the columns titled "Cash", "Equity", and "Perquisites/Benefits" in the table above, no other benefits will be paid to the named executive officers in connection with the transaction.

(4)
These amounts include payments of premiums for employer-paid life insurance and employer-paid medical and dental benefits. Certain of these benefits would not be payable if the executive accepts other employment.

(5)
No tax gross-ups are payable to the named executive officers in connection with a change in control. Under each employment agreement, if a named executive officer's merger-related payments or benefits are subject to the 20% excise tax under Section 4999 of the tax code, such payments and benefits will be reduced so that the excise tax does not apply. Therefore, the actual amounts payable to an executive might be less than the amount indicated in this table.

Post-Merger Arrangements with Certain Executive Officers

        Mr. Baumgarten's employment will end upon the effectiveness of the merger. However, to help provide for an orderly transition, Associated will retain Mr. Baumgarten as a consultant for a period commencing at the effective time and ending on December 31, 2018. Mr. Baumgarten would receive a payment of $350,000, payable in equal monthly installments, for these services. Consistent with the intent that Mr. Baumgarten shall experience a "separation from service" as of the effective time of the merger, Mr. Baumgarten's services during each month of the consulting period will not exceed 20% of the average level of his services as an employee of Bank Mutual over the 36-month period prior thereto.

        Ms. Pfarr has been informed by Associated that her employment will terminate at the end of 2018. However, she will continue as an employee until that time, with substantially similar compensation terms. Upon her termination of employment at the end of 2018 and subject to her execution of a release of claims, Ms. Pfarr will be eligible to receive, in full satisfaction of Associated's obligations under her employment agreement, a lump sum cash payment equal to $203,872 plus her annual cash bonus payable in respect of fiscal year 2018. In the event of her termination of employment prior to the end of 2018 and subject to her execution of a release of claims, Mr. Pfarr will be eligible to receive, in full satisfaction of Associated's obligations under her employment agreement, (a) the lump sum cash payment, excluding the 2018 bonus, referenced in the immediately preceding sentence and (b) a lump sum payment equal to the base salary Ms. Pfarr would have received for the period commencing on her termination date and ending on December 31, 2018.

        As of the date of this proxy statement/prospectus, none of Bank Mutual's executive officers (other than Mr. Baumgarten and Ms. Pfarr) have entered into any agreements or arrangements with Associated regarding continued service with Associated after the effective time. However, it is possible that Associated may enter into employment or other arrangements with certain other executive officers of Bank Mutual prior to the effective time.

        In addition, the merger agreement provides that the parties shall determine and establish a retention bonus program, consulting arrangements or similar arrangements for certain Bank Mutual employees who remain employed through the effective time of the merger or at Associated for an interim period following the merger, subject to mutual determination by the parties on the employees to receive such compensation and the terms thereof. Such determinations have not yet been made.

Deferred Plans for Directors

        Bank Mutual maintains a deferred retirement plan for its current non-officer directors (other than Robert B. Olson, who is covered by and is receiving payments under a plan of an entity acquired by Bank Mutual, Michael T. Crowley, Jr., who is a former employee of Bank Mutual, and Mike I. Shafir, as a result of the agreement pursuant to which he was elected to the board). Non-officer directors who have provided at least five years of service will be paid $1,333 per month for 10 years (or, if less, the actual number of years of service on the board) after their retirement from the Bank Mutual board or age 65, whichever is later. In the event a director dies prior to completion of these payments, payments will go to the director's heirs.

        As of the date hereof, all of the eligible non-officer directors' benefits have already fully vested, other than those for Lisa Mauer who became a director in 2014 and whose benefits would vest upon a change in control. Although the benefits for directors who have vested will not increase, upon the merger, the eligible directors will no longer be Bank Mutual or successor-entity directors and thus will begin receiving payments under the deferred plan for directors, except that payments will not begin until attaining age 65 for any such director who is less than 65 at the effective time of the merger.

Board Seats

        The merger agreement provides that Associated will increase the board size of each of the surviving corporation and Associated Bank, N.A. at the effective time by one and appoint Michael T. Crowley, Jr., Bank Mutual's current chairman and former chief executive officer, and Bank Mutual's largest individual shareholder, to fill such new positions at the effective time. Assuming satisfactory performance, Associated will nominate Mr. Crowley Jr. for election at the next succeeding annual meeting of Associated shareholders.

Indemnification

        The directors and officers of Bank Mutual are indemnified for certain liabilities pursuant to the WBCL and Bank Mutual's bylaws as well as through directors and officers liability insurance. In addition, the merger agreement provides the directors, officers and employees of Bank Mutual to certain rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. For additional information see the section entitled "The Merger Agreement—Indemnification and Insurance" beginning on page 74 of this proxy statement/prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Bank Mutual common stock that exchange their shares of Bank Mutual common stock for shares of Associated common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

        This discussion addresses only those Bank Mutual common shareholders that hold their shares of Bank Mutual common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a financial institution;

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  a tax-exempt organization;

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  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

  •
  an insurance company;

  •
  a mutual fund;

  •
  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a holder of Bank Mutual common stock subject to the alternative minimum tax provisions of the Code;

  •
  a holder of Bank Mutual common stock that received Bank Mutual common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

  •
  a person that is not a U.S. holder (as defined below);

  •
  a person that has a functional currency other than the United States dollar;

  •
  a holder of Bank Mutual common stock that holds Bank Mutual common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

  •
  a United States expatriate.

        In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Bank Mutual or Associated. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Bank Mutual common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for United States federal income tax purposes or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

        The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Bank Mutual common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Bank Mutual common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

        The parties intend for the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Associated's obligation to complete the merger that Associated receive an opinion from Wachtell Lipton, dated as of the closing date of the merger, to the effect that the merger will be treated as a transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Bank Mutual's obligation to complete the merger that Bank Mutual receive an opinion from Quarles & Brady, dated as of the closing date of the merger, to the effect that the merger will be treated as a transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Associated and Bank Mutual and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. Associated and Bank Mutual have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Accordingly, and on the basis that the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, upon exchanging your Bank Mutual common stock for Associated common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Associated common stock (as discussed below). The aggregate tax basis of the Associated common stock that you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal your aggregate adjusted tax basis in the shares of Bank Mutual common stock you surrender in the merger. Your holding period for the shares of Associated common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period of the shares of Bank Mutual common stock that you surrender in the merger. If you acquired different blocks of Bank Mutual common stock at different times or at different prices, the Associated common stock you receive will be allocated pro rata to each block of Bank Mutual common stock, and the basis and holding period of each block of Associated common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Bank Mutual common stock exchanged for such block of Associated common stock.

Cash Instead of a Fractional Share

        If you receive cash instead of a fractional share of Associated common stock, you will be treated as having received the fractional share of Associated common stock pursuant to the merger and then as having exchanged that fractional share for cash in redemption by Associated. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of Associated common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of Bank Mutual common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

        If you are a non-corporate holder of Bank Mutual common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

  •
  furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or

  •
  provide proof that you are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

        This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

COMPARISON OF SHAREHOLDERS' RIGHTS

        Associated and Bank Mutual are incorporated under the laws of the State of Wisconsin, and, accordingly, the rights of Associated and Bank Mutual shareholders are governed by Wisconsin law. Consequently, after the effective time of the merger, the rights of former Bank Mutual shareholders will be governed by Wisconsin law and determined by reference to Associated's organizational documents. The following is a summary of certain material differences between (i) the current rights of Bank Mutual shareholders under the Bank Mutual charter and the Bank Mutual bylaws, and (ii) the current rights of Associated shareholders under the Associated charter and the Associated bylaws, which will govern the rights of Bank Mutual shareholders who become Associated shareholders following the merger.

        The following summary is not a complete statement of the provisions affecting, and the differences between, the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Bank Mutual and Associated's governing documents and the provisions of the WBCL, which we urge you to read carefully and in their entirety. Provisions of the WBCL that apply to both companies are generally not summarized in the following comparison. Copies of the respective companies' governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled "Where You Can Find More Information" beginning on page 101 of this proxy statement/prospectus.

Associated	Bank Mutual
Authorized Capital Stock
Associated is authorized to issue 250,750,000 shares, consisting of:	Bank Mutual is authorized to issue 220,000,000 shares, consisting of:
(i) 250,000,000 shares of common stock, par value $0.01 per share; and	(i) 200,000,000 shares of common stock, par value of $0.01 per share; and
(ii) 750,000 shares of preferred stock, par value $1.00 per share.	(ii) 20,000,000 shares of preferred stock, par value of $0.01 per share.
The Associated board is authorized to issue the preferred stock in one or more series.	The Bank Mutual board is authorized to issue the preferred stock in one or more series.
Voting Rights

Under the Associated bylaws, each outstanding shareholder entitled to vote shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Under the Associated charter, the holders of preferred stock have limited voting rights, as further described under "—Rights of Preferred Stock."	Under the Bank Mutual charter, each outstanding share is entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders.
Quorum

Under the Associated bylaws, at all meetings of Associated's shareholders, a majority of the shares entitled to vote on a matter, represented in person or by proxy, constitute a quorum, unless a greater number is required by law.
Under the Bank Mutual bylaws, at all meetings of Bank Mutual shareholders, a majority of the votes entitled to be cast by shares entitled to vote as a separate voting group on a matter, represented in person or by proxy, constitute a quorum.

Associated	Bank Mutual
Rights of Preferred Stock

The Associated charter authorizes the Associated board to determine the preferences, limitations and relative rights of (i) any preferred stock, or (ii) one or more series of preferred stock and to designate the number of shares within that series, before the issuance of any shares.

Under the Associated charter, the holders of Associated preferred stock have voting rights only with respect to certain specified fundamental actions or if dividends on the preferred stock have not been paid. The holders of preferred stock do not have any other voting rights other than as provided in the Associated charter or otherwise required by law.

As of the record date, 165,000 shares of Associated preferred stock were outstanding.
The Bank Mutual charter authorizes the board to divide the preferred stock into series, to issue shares of any such series and fix and determine the relative rights and preferences of the shares of any series so established.

As of the record date, no shares of Bank Mutual preferred stock were outstanding.
Number of Directors

The Associated charter requires that there be no less than three directors on the Associated board. The exact number of directors shall be determined in the sole discretion of the Associated board, and shall be fixed only by resolution of the entire Associate board.

There are currently 12 members of the Associated board.
The Bank Mutual bylaws require that there be no less than seven and no more than 13 directors, with the precise number determined from time to time by the Bank Mutual board.

There are currently 10 members of the Bank Mutual board.
Classified Board
Associated does not have a classified board. The directors of Associated are elected annually.
The Bank Mutual bylaws provide that the directors of Bank Mutual are divided into three classes as nearly equal in number as possible. Each serves staggered three-year terms. At each annual meeting, the number of directors equal to the number of the class whose term expires at the time of such meeting is elected to hold office until the third succeeding annual meeting.
Election of Directors
Under the Associated bylaws, Associated directors are elected by a plurality of the votes cast by the shares entitled to vote in an election at which a quorum is present.	Under the Bank Mutual bylaws, Bank Mutual directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders' meeting at which a quorum is present.

Associated	Bank Mutual
Filling Vacancies on the Board of Directors

Under the Associated charter and bylaws, vacancies on the Associated board will be filled only by the remaining directors, whether or not such directors constitute a quorum. If the remaining directors of Associated do not constitute a quorum, a vacancy may be filled only by the affirmative vote of a majority of the remaining directors.
Under the Bank Mutual bylaws, any vacancy occurring in the Bank Mutual board, including a vacancy created by an increase in the number of directors, may be filled by the shareholders or the Bank Mutual board. If the directors remaining in office do not constitute a quorum, the directors may fill a vacancy by the affirmative vote of a majority of all directors remaining in office.
Requisite Vote for Shareholder Approval

Under the Associated bylaws, other than the election of directors (as described under "—Election of Directors"), if a quorum exists, action on a matter by a voting group is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the Associated charter or the WBCL require a greater number of affirmative votes.

Pursuant to Section 180.1706(1) of the WBCL, except as otherwise provided in a corporation's articles of incorporation or bylaws, any amendment to the articles of incorporation, merger or certain other extraordinary events involving a corporation organized before January 1, 1973, which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement, must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose, unless the corporation has any class or series of shares that is entitled to vote on the proposal as a class. Pursuant to Associated's charter, Associated opted out of Section 180.1706 of the WBCL, and elected for the voting requirements set forth in each of Sections 180.1003(3) (relating to amendments to a corporation's articles of incorporation); 180.1103(3) (relating to a merger of a corporation); 180.1202(3) (relating to a sale of assets of a corporation not in the ordinary course); 180.1402(3) (relating to a dissolution of a corporation); and 180.1404(2) (relating to revoking a dissolution of a corporation), of the WBCL to apply. Thus, subject to the rights of holders of preferred stock as further described under "—Rights of Preferred Stock" and other than as described in "—Requisite Vote for Certain Extraordinary Transactions with Interested Shareholders," the affirmative vote of a majority of the shares of Associated is required to adopt certain amendments to Associated's charter or approve mergers and certain other extraordinary transactions.
Under the Bank Mutual bylaws, if a quorum exists, action on a matter, other than the election of directors (as described under "—Election of Directors"), by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by the WBCL or the Bank Mutual charter.

Bank Mutual was organized after January 1, 1973, and as a result Section 180.1706 does not apply to Bank Mutual. Pursuant to Sections 180.1003(3) (relating to amendments to a corporation's articles of incorporation); 180.1103(3) (relating to a merger of a corporation); 180.1202(3) (relating to a sale of assets of a corporation not in the ordinary course); 180.1402(3) (relating to a dissolution of a corporation); and 180.1404(2) (relating to revoking a dissolution of a corporation), of the WBCL, such actions must be approved by a majority of the outstanding Bank Mutual shares entitled to vote on the matter, unless the corporation has any class or series of shares that is entitled to vote on the proposal as a class. See, however, "Articles Amendments" below for certain amendments that would require a greater vote under the Bank Mutual charter. As of the date of this proxy statement/prospectus, Bank Mutual only has one class of shares.

Associated	Bank Mutual
Requisite Vote for Certain Extraordinary Transactions with Interested Shareholders

Associated's charter provides that an affirmative vote of 80% of Associated's outstanding shares is required to approve a business combination and certain other extraordinary transactions involving any person who is, or at any time within the preceding 12 months has been, the beneficial owner of 10% or more of the outstanding shares of capital stock of Associated entitled to vote in elections of directors, which we refer to as an "interested shareholder." In addition, if the consideration offered in connection with such transaction does not satisfy certain "fair price" requirements, the affirmative vote of 80% of the "non-interested outstanding shares" (defined as voting shares not beneficially owned by an interested shareholder) of Associated will also be required to approve such a transaction. These requirements do not apply if (1) the Associated board approves the transaction and a majority of the directors voting to approve the transaction are "continuing directors" (defined as a director who was either (a) a director at the time the interested shareholder became "interested" and who is not otherwise affiliated with such shareholder, or (b) a director designated (prior to his or her initial election as a director) as a continuing director by a majority of the then continuing directors or (2) the transaction is between Associated and a subsidiary of Associated and no interested shareholder (together with such shareholder's affiliates and associates) owns any of the outstanding shares of the subsidiary). The foregoing provision may only be amended, modified or repealed by the affirmative vote of not less than 80% of the outstanding shares and the non-interested outstanding shares of Associated.

Associated is also subject to Sections 180.1140 to 180.1144 of the WBCL, which restrict a broad range of business combinations between a Wisconsin corporation and an "interested stockholder" for a period of three years unless specified conditions are met, as described in more detail under "Requisite Vote for Certain Extraordinary Transactions with Interested Shareholders—Bank Mutual."
Bank Mutual is subject to Sections 180.1140 to 180.1144 of the WBCL, which regulate a broad range of business combinations between a "resident domestic corporation" (e.g., Bank Mutual) and an "interested shareholder." An interested shareholder is a person or entity that beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a resident domestic corporation or that is an affiliate or associate of such a corporation and beneficially owned 10% of the voting power of its then outstanding voting stock within the last three years. Under the WBCL, a company cannot engage in a business combination with an interested shareholder for a period of three years following the date such person/entity becomes an interested shareholder, unless its board approved the business combination or the acquisition of the stock that resulted in the person/entity becoming an interested shareholder before such acquisition. A company may engage in a business combination with an interested shareholder after the expiration of the three-year period only if one or more of the following conditions is satisfied: (i) the board approved the acquisition of the stock by the interested shareholder prior to the acquisition date; (ii) the business combination is approved by a majority of the corporation's outstanding stock not beneficially owned by the interested shareholder; or (iii) the consideration to be received by shareholders meets certain statutory fair price requirements.
Removal of Directors

The Associated charter and the Associated bylaws provide that directors may be removed only for cause by the shareholders when the number of votes cast to remove the director exceeds the number of votes cast not to remove at a special meeting of shareholders called for that purpose.
The Bank Mutual bylaws provide that a director may be removed without cause upon the affirmative vote by the holders of at least two-thirds of the aggregate voting power of then-outstanding shares of stock of Bank Mutual, voting together as a single class, are entitled to be cast in the election of directors.

Associated	Bank Mutual
Shareholder Proposals

The Associated bylaws provide that for business to be properly brought before a meeting, the proposed business must be a proper matter for shareholder action under the WBCL and the shareholder must have given timely written notice of any proposals to the secretary of Associated.

To be timely, written notice must be delivered to or mailed and received at the principal executive offices of Associated not less than 75 days nor more than 90 days prior to the anniversary date of Associated's annual meeting of shareholders in the immediately preceding year. If no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the previous year's annual meeting, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the date of the meeting was made, whichever occurs first.

A shareholder's notice to the secretary must be signed by the shareholder of record who intends to make the proposal (or such shareholder's duly authorized proxy or other representative), bear the date of signature and set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the shareholder proposing such business; (iii) the class and number of shares of Associated which are beneficially owned by the shareholder and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges; (iv) any material interest of the shareholder in such business; (v) a representation that the person sending the notice is a shareholder of record on the record date and will remain such through the meeting date; and (vi) a representation that such shareholder intends to appear in person or by proxy at such meeting to move the consideration of the business set forth in the notice.
The Bank Mutual bylaws provide that for nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely written notice of any shareholder nominations and/or proposals to be considered for a vote at an annual meeting of shareholders. To be timely, written notice must be delivered personally or mailed by certified mail-return receipt requested to the secretary of Bank Mutual at its principal business offices at least 70 days and not more than 100 days before the scheduled date of such meeting.

A shareholder entitled to vote at a special meeting may propose actions to be taken at a meeting only if written notice of any shareholder nominations and/or proposals to be considered for a vote at a special meeting is delivered personally or mailed by certified mail-return receipt requested to the secretary of Bank Mutual at its principal business offices so that it is received in a reasonable period of time before such special meeting and only if such nomination or proposal is within the purposes described in the notice to shareholders of the special meeting.

Any notice of shareholder proposals shall contain the following: (i) the name and address of such shareholder, of any beneficial owner on whose behalf the proposal or nomination is made and of the persons to be nominated; (ii) representation that the shareholder is a holder of record of stock of Bank Mutual entitled to vote at such meeting (including the number of shares the shareholder owns as of the record or most recent practicable date and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (iii) the proposals and a brief supporting statement of such proposals; and (iv) such other information regarding the proposals as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (whether or not such rules are applicable).

Associated	Bank Mutual
Director Nominations by Shareholders

Under the Associated bylaws, nominations of persons for election to the Associated board may be made at any meeting of shareholders by or at the direction of the Associated board or by any shareholder who has given timely written notice of any proposals to the secretary of Associated.

To be timely, notice must be delivered to or mailed and received at the principal executive offices of Associated not less than 75 days nor more than 90 days prior to the anniversary date of Associated's annual meeting of shareholders in the immediately preceding year. If no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the previous year's annual meeting, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the date of the meeting was made, whichever occurs first.

Any notice of shareholder nominations for the election of directors shall contain the following: forth (i) as to each person proposed to be nominated (a) the name, age, address (business and residence), principal occupation or employment of such person (present and for the past five years), (b) the number of shares of Associated such person beneficially owns (as such term is defined by Section 13(d) of the Exchange Act); and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges and (c) any other information relating to such person that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (ii) as to the shareholder giving the notice (a) the name and address (business and residential) of the shareholder, and (b) the number of shares of Associated the shareholder beneficially owns (as such term is defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges.
The Bank Mutual bylaws provide that in order for director nominations to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely written notice of any shareholder nominations and/or proposals to be considered for a vote at an annual meeting of shareholders. To be timely, written notice must be delivered personally or mailed by certified mail-return receipt requested to the secretary of Bank Mutual at its principal at least 70 days and not more than 100 days before the scheduled date of such meeting.

A shareholder entitled to vote at a special meeting may nominate persons for election as directors at a meeting only if written notice of any shareholder nominations and/or proposals to be considered for a vote at a special meeting is delivered personally or mailed by certified mail-return receipt requested to the secretary of Bank Mutual at its principal business offices so that it is received in a reasonable period of time before such special meeting and only if such nomination or proposal is within the purposes described in the notice to shareholders of the special meeting.

Any notice of shareholder nominations for the election of directors must contain the following: (i) the name and address of such shareholder, of any beneficial owner on whose behalf the proposal or nomination is made and of the persons to be nominated; (ii) representation that the shareholder is a holder of record of stock of Bank Mutual entitled to vote at such meeting (including the number of shares the shareholder owns as of the record or most recent practicable date and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (iii) a description of all arrangements and understandings between the shareholder or any beneficial holder on whose behalf it holds such shares, and their respective affiliates, and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Bank Mutual board; and (v) the consent of each nominee to serve as a director of Bank Mutual if so elected.

Associated	Bank Mutual
Shareholder Action by Written Consent

Under the WBCL, any action which may be taken by the shareholders at a meeting may be taken without a meeting only by unanimous written consent of all shareholders entitled to vote on the action, unless the articles of incorporation permit otherwise. The Associated charter does not contain a provision permitting less than unanimous written consent to take action without a meeting.
The Bank Mutual bylaws provide that action required or permitted by the WBCL to be taken at a shareholders' meeting may be taken without a meeting only by all shareholders entitled to vote on the action.
Articles Amendments

The Associated charter provides that, subject to the rights of holders of preferred stock as further described under "—Rights of Preferred Stock" and other than as described in "—Requisite Vote for Certain Extraordinary Transactions with Interested Shareholders," the Associated charter may be amended in the manner authorized by law at the time of amendment.
The Bank Mutual charter may be amended by an affirmative vote by at least the majority of the aggregate number of votes which the holders of the then outstanding shares of common stock and preferred stock are entitled to cast on the amendment; provided that amendment of certain provisions of the Bank Mutual charter and any amendment rendering inapplicable to Bank Mutual Sections 180.1130 to 180.1133 (Fair Price Statute), 180.1134 (Defensive Action Restrictions), Sections 1140 to 1144 (Business Combination Statute), and/or Section 180.1150 (Control Share Voting Restrictions) of the WBCL requires the affirmative vote of two-thirds of the aggregate number of votes which the holders of the then outstanding shares of common stock and preferred stock are entitled to cast on the amendment.
Bylaw Amendments

The Associated bylaws may be altered, amended or repealed by a majority vote of the Associated board at any regular or special meeting, provided notice of such alteration, amendment, or repeal has been given to each director at least three days prior to the meeting, and provided the shareholders have not in any particular instance otherwise provided. Such alteration, amendment, or repeal may also be made if the votes cast in favor of amendment exceed the votes cast opposing the amendment at any annual or special meeting of the shareholders at which a quorum is in attendance.
The Bank Mutual bylaws may be amended or repealed and new bylaws may be adopted by shareholders, if quorum exists, if the votes cast within the voting group favoring the action exceed the votes cast opposing the action; provided that amendment of certain provisions of the Bank Mutual bylaws requires the affirmative vote of two-thirds of the voting power of all shares of Bank Mutual entitled to vote thereon.

The Bank Mutual bylaws may also be amended by the Bank Mutual board with an affirmative vote of a majority of the directors present at a meeting at which a quorum is present. However, (i) no bylaw adopted by the shareholders may be amended by the Bank Mutual board if the bylaws so adopted so provides and (ii) a bylaw adopted by the shareholders that changes the quorum or voting requirement for the Bank Mutual board may not be amended or repealed by the Bank Mutual board unless the bylaw so provides.

Associated	Bank Mutual
Special Meetings of Shareholders

The Associated bylaws provide that special meetings of Associated's shareholders may be called at any time by the Associated lead director, the Associated chairman, the Associated chief executive officer or the Associated board, and shall be called by the Associated chief executive officer at the request of the holders of not less than 10% of all the outstanding shares entitled to vote on any issue proposed to be considered at the special meeting.
The Bank Mutual bylaws provide that special meetings of the shareholders may be called by the chief executive officer or the Bank Mutual board. If, and only to the extent, required by the WBCL, may a special meeting be called upon written demand by holders of shares with at least 10% of the votes entitled to be cast on any issue proposed to be considered at the meeting.
Notice of Meetings of Shareholders

The Associated bylaws require notice stating the place, day, and hour of the meeting, and in the case of a special meeting, the purposes for which the meeting is called, that shall be delivered to each shareholder of record entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.
The Bank Mutual bylaws require written notice that states the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice shall be delivered not less than five days nor more than 60 days before the date of the meeting, by or at the direction of the chairperson of the board, if there is one, the chief executive officer, the president or the secretary, to each shareholder entitled to vote at such meeting.
Indemnification of Directors and Officers

The Associated bylaws provide that Associated will indemnify a director, officer, employee, or agent to the extent he or she has been successful on the merits or otherwise in the defense of any proceeding, for all reasonable expenses.

In addition, Associated will indemnify a director, officer, employee, or agency against liability unless a final judicial adjudication determines that such person breached a duty owed to Associated which constituted a willful failure to deal fairly in a matter with a conflict of interest, violated criminal law, derived improper personal profit from a transaction, or engaged in willful misconduct.
The Bank Mutual bylaws provide that Bank Mutual will indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.

In addition, Bank Mutual will indemnify a director or officer against all liabilities and expenses incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of Bank Mutual, unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes to Bank Mutual and the breach constituted a willful failure to deal fairly in a matter with a conflict of interest, violated criminal law, derived improper personal profit from a transaction, or engaged in willful misconduct.

EXPERTS

        The consolidated financial statements of Associated Banc-Corp as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, which are included in Associated Banc-Corp's Annual Report on Form 10-K, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Bank Mutual Corporation incorporated in this proxy statement/prospectus by reference from Bank Mutual Corporation's Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Bank Mutual Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

        Wachtell, Lipton, Rosen & Katz and Quarles & Brady LLP will deliver prior to the effective time of the merger their opinions to Associated and Bank Mutual, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled "Material United States Federal Income Tax Consequences" beginning on page 87 of this proxy statement/prospectus. The validity of the Associated common stock to be issued in connection with the merger will be passed upon for Associated by Randall J. Erickson, Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer of Associated. As of September 12, 2017, Mr. Erickson beneficially owned shares of Associated common stock and options to acquire shares of Associated common stock representing less than 1% of the total outstanding shares of Associated common stock. As of September 12, 2017, certain partners of Quarles & Brady LLP representing Bank Mutual in the transaction beneficially owned in the aggregate less than 12,000 shares of Bank Mutual common stock.

 HOUSEHOLDING OF PROXY MATERIALS

        SEC rules permit companies and intermediaries (such as brokers, banks and other companies that hold shares in "street name") to satisfy the delivery requirements for proxy statements, prospectuses and certain other materials by delivering a single copy of these materials to an address shared by two or more of Bank Mutual's shareholders. This delivery method is referred to as "householding" and can result in significant cost savings for Bank Mutual and, in turn, Bank Mutual's shareholders.

        If your Bank Mutual stock is held in "street name," your broker, bank or other intermediary may have delivered only one proxy statement/prospectus to multiple shareholders who share one address. However, you can request separate copies of these documents by contacting the broker, bank or other intermediary. Conversely, if your Bank Mutual shares are held in "street name" and you wish to receive separate copies of a Bank Mutual proxy statement in the future, you can request "householding" by contacting the broker, bank or other intermediary.

 SHAREHOLDER PROPOSALS

Bank Mutual

        Bank Mutual does not anticipate holding a 2018 annual meeting of shareholders if the merger is completed in the first quarter of 2018, as currently expected. In the event that the merger is not completed on the expected time frame, or at all, Bank Mutual may hold a 2018 annual meeting. Any shareholder nominations or proposals for other business intended to be presented at Bank Mutual's next annual meeting, if any, must be submitted to Bank Mutual as set forth below.

        Shareholder proposals must be received by the corporate secretary of Bank Mutual no later than November 8, 2017, in order to be considered for inclusion in next year's annual meeting proxy materials pursuant to the SEC's Rule 14a-8 under the Exchange Act, which we shall refer to as "Rule 14a-8."

        In addition, as a separate requirement, the Bank Mutual bylaws also require that any nomination of a director or submission of a matter for consideration of the meeting must be presented, with specified accompanying information, to Bank Mutual's corporate secretary at least 70, but not more than 100, days before the scheduled date for the next annual meeting of shareholders. Assuming that a 2018 annual meeting is held on May 7, 2018, the period in which materials must be received in order to be considered would be from January 27, 2018, through February 26, 2018, for the 2018 annual meeting.

Associated

        Proposals of a shareholder submitted pursuant to Rule 14a-8, for inclusion in the proxy statement for the annual meeting of shareholders to be held April 24, 2018, must be received by Associated at its executive offices no later than November 14, 2017. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice bylaw described below.

        A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 24, 2018, must comply with the requirements set forth in the Associated bylaws. To bring business before an annual meeting, the Associated bylaws require, among other things, that the shareholder submit written notice thereof to Associated's executive offices not less than 75 days nor more than 90 days prior to April 24, 2018. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 24, 2018, and no later than February 8, 2018. If notice is received before January 24, 2018, or after February 8, 2018, it will be considered untimely, and Associated will not be required to present such proposal at the 2018 annual meeting of shareholders.

 WHERE YOU CAN FIND MORE INFORMATION

        Bank Mutual and Associated file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents Bank Mutual and Associated file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Bank Mutual and Associated also are available to the public at the SEC website at www.sec.gov.

        You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Bank Mutual, without charge, by telephone or written request directed to:

  Attention: James P. Carter
  Bank Mutual Corporation
  4949 West Brown Deer Road
  Milwaukee, Wisconsin 53223
  (414) 354-1500

        You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Associated, without charge, by telephone or written request directed to:

  Attention: Investor Relations
  Associated Banc-Corp
  433 Main Street
  Green Bay, Wisconsin 54301
  (920) 491-7059

        In addition, the proxy statement/prospectus is also available on the Associated Banc-Corp website at http://www.associatedbank.com under the heading "About" and then under the heading "Investor Relations" and then under "SEC Filings" or on the Bank Mutual website at http://www.bankmutual.com/bank-mutual-corporation/ under the heading "Financial & SEC Reports."

        Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Bank Mutual and Associated to "incorporate by reference" into this proxy statement/prospectus documents Bank Mutual and Associated filed with the SEC, including certain information required to be included in the registration statement on Form S-4 filed by Associated to register the shares of Associated common stock that will be issued in the merger, of which this proxy statement/prospectus forms a part. This means that Bank Mutual and Associated can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that Bank Mutual and Associated file with the SEC will update and supersede that information. Bank Mutual and Associated incorporate by reference the documents listed below and any documents subsequently filed by them pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date that the offering is terminated.

Bank Mutual:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including the portions of the Definitive Proxy Statement for Bank Mutual's 2017 Annual Meeting incorporated by reference therein);

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017; and

  •
  Current Reports on Form 8-K filed with the SEC on April 4, 2017, May 2, 2017, July 20, 2017 (Item 8.01 only) and July 26, 2017.

Associated:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including the portions of the Definitive Proxy Statement for Associated's 2017 Annual Meeting incorporated by reference therein);

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017; and

  •
  Current Reports on Form 8-K filed with the SEC on March 27, 2017, April 26, 2017, June 1, 2017, July 20, 2017 (Item 8.01 only), July 25, 2017 and July 26, 2017.

        Notwithstanding the foregoing, information furnished by Bank Mutual or Associated on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed "filed" for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

        THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF BANK MUTUAL COMMON STOCK AT THE SPECIAL MEETING. ASSOCIATED HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED SEPTEMBER 15, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

        AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ASSOCIATED BANC-CORP

AND

BANK MUTUAL CORPORATION

DATED AS OF JULY 20, 2017

A-i

A-ii

A-iii

A-iv

 EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Director Voting Agreement

SCHEDULES

5.1	Operation and Maintenance of the Business
5.2	Negative Covenants
5.2(k)	Existing Sale Contracts
5.2(p)	Company Capital Expenditure Budget
5.2(r)	Branch Closure Applications
6.6(e)	Indemnification Premiums
7.6(d)	Employees and Employee Benefits
8.3	Subsidiaries of the Company
8.4	Absence of Conflicts
8.6	Recent Developments
8.7	Real Property
8.8	Taxes
8.9	Contracts; Absence of Breach, Cancellation or Repudiation
8.10	Proprietary Rights; Ownership; Infringement
8.11	Litigation; Proceedings
8.12	Brokerage
8.13	Authorizations
8.14	Regulatory Matters
8.16	Employee Benefits Plans
8.17	Insider Transactions
8.18	Compliance with Laws
8.19	Environmental Matters
8.20	Labor Disputes
8.21	Insurance
8.22	Loan Portfolio
9.10	Buyer Taxes
9.12	Buyer Insider Transactions

A-v

 INDEX OF DEFINED TERMS

TERM	SECTION
Acquisition Proposal	Exhibit A
Adjusted Stock Option	3.7(a)
Adverse Recommendation	5.5(a)
Affiliate	Exhibit A
Agreement	Preamble
Articles of Merger	1.2
Authorizations	8.13(a)
Bank	Exhibit A
Bank Merger	1.3
Bank Merger Agreement	1.3
Bank Merger Certificates	1.3
BHC Act	Exhibit A
Borrowing Affiliate	5.2(g)
Buyer	Preamble
Buyer Bank	Exhibit A
Buyer Benefit Plans	7.6(a)
Buyer Board	Recitals
Buyer Common Stock	Exhibit A
Buyer Common Stock Price	Exhibit A
Buyer Financial Statements	9.6(a)
Buyer Investigating Parties	5.3(a)
Buyer NDA	5.3(a)
Buyer Schedules	6.3(a)
Buyer SEC Report	Exhibit A
Closing	Exhibit A
Closing Date	4.1(a)
Closing Transactions	4.1(b)
Code	Recitals
Commercial Tax Agreement	Exhibit A
Companies	Exhibit A
Company	Preamble
Company 401(k) Plan	7.6(e)

A-vi

TERM	SECTION
Company Board	Recitals
Company Common Stock	Exhibit A
Company Equity Plan	Exhibit A
Company Financial Statements	8.5(a)
Company Investigating Parties	6.2(a)
Company Plan	Exhibit A
Company Proprietary Rights	8.10(a)
Company Restricted Stock Award	Exhibit A
Company Schedules	5.4(a)
Company SEC Report	Exhibit A
Company Shareholder Approval	5.5(a)
Company Shareholders	Exhibit A
Company Shareholders Meeting	5.5(a)
Company Stock Certificates	3.2(c)
Company Stock Option	Exhibit A
Company Subsidiaries	Exhibit A
Consent	Exhibit A
Constituent Corporations	Recitals
Contemplated Transactions	Exhibit A
Contract	Exhibit A
Conversion Fund	3.2(b)
Covered Employees	7.6(a)
Customary Exceptions	Exhibit A
Designated Director	6.7
Dollars or $	12.11
Effective Time	1.2
Environment	Exhibit A
Environmental and Safety Requirements	Exhibit A
Environmental Lien	Exhibit A
ERISA	Exhibit A
ERISA Affiliate	Exhibit A
Exchange	Exhibit A
Exchange Act	Exhibit A

A-vii

TERM	SECTION
Exchange Agent	3.2(a)
Exchange Agent Agreement	3.2(a)
Exchange Ratio	3.1
Expenses	6.6(a)
FDIC	Exhibit A
FRB	Exhibit A
GAAP	Exhibit A
Governmental Entity	Exhibit A
Hazardous Materials	Exhibit A
HSR Act	8.4(b)
Indemnification Proceeding	6.6(a)
Indemnified Party	6.6(a)
Insider	Exhibit A
IRS Guidelines	7.5(b)
Knowledge	Exhibit A
Legal Requirements	Exhibit A
Lien	Exhibit A
Loan	Exhibit A
Losses	Exhibit A
Material Adverse Effect	Exhibit A
Material Contract	Exhibit A
Merger	Recitals
Merger Consideration	3.1
NYSE	8.4(b)
OCC	Exhibit A
Parties	Exhibit A
PBGC	8.16(e)
Per Share Stock Consideration	3.1
Permitted Liens	Exhibit A
Person	Exhibit A
Proprietary Rights	Exhibit A
Proxy Statement	Exhibit A
RBC Capital Markets	8.12

A-viii

TERM	SECTION
Real Property	Exhibit A
Registration Statement	Exhibit A
Regulatory Approvals	Exhibit A
Regulatory Authority	Exhibit A
Requisite Regulatory Approvals	4.2(e)
Sarbanes-Oxley Act	8.5(d)
SEC	Exhibit A
Securities Act	Exhibit A
Subsidiary	Exhibit A
Superior Proposal	Exhibit A
Surviving Corporation	Recitals
Takeover Statute	Exhibit A
Tax	Exhibit A
Tax Return	Exhibit A
Taxable	Exhibit A
Taxes	Exhibit A
Taxing	Exhibit A
Termination Date	10.1(b)
Termination Fee	11.2(a)
Title IV Company Plan	Exhibit A
Transaction Documents	Exhibit A
Transition Date	Exhibit A
WBCL	Recitals
WDFI	1.2

A-ix

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of July 20, 2017, by and between BANK MUTUAL CORPORATION, a Wisconsin corporation (the "Company"), and ASSOCIATED BANC-CORP, a Wisconsin corporation ("Buyer"). Unless defined herein, capitalized terms used in this Agreement are defined in Exhibit A.

WITNESSETH

        WHEREAS, the board of directors of the Company (the "Company Board") and the board of directors of Buyer (the "Buyer Board") deem it advisable and in the best interests of their respective corporations and such corporations' shareholders to consummate the merger of the Company with and into the Buyer (the "Merger") on the terms and subject to the conditions set forth herein and in accordance with the provisions of the Wisconsin Business Corporation Law (the "WBCL"). Buyer and the Company are sometimes collectively referred to herein as the "Constituent Corporations" and Buyer, following the effectiveness of the Merger, is sometimes referred to herein as the "Surviving Corporation."

        WHEREAS, the Company Board and the Buyer Board have approved the Merger upon the terms and subject to the conditions of this Agreement and, in accordance with the applicable provisions of the WBCL, approved and declared the advisability of entering into this Agreement.

        WHEREAS, the Parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

        WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement, and the Parties also agree to certain prescribed conditions to the Merger and other transactions, in each case as set forth herein.

        WHEREAS, the members of the Company Board have agreed to execute and deliver to Buyer a voting agreement substantially in the form of Exhibit B.

        NOW, THEREFORE, in consideration of the Recitals, the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the merger and the mode of carrying the same into effect, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.     Subject to the terms and conditions hereof, at the Effective Time, the Company shall be merged with and into Buyer and the separate existence of the Company shall thereupon cease, and Buyer shall be the surviving corporation in the Merger. The Merger will have the effect set forth in the WBCL, this Agreement and the Articles of Merger and, without limiting the foregoing, all properties, rights, privileges, powers and franchises of the Constituent Corporations will vest in the Surviving Corporation without reversion or impairment as provided under the WBCL. The Surviving Corporation shall have all liabilities of the Constituent Corporations as provided under the WBCL.

        1.2    Effective Time of the Merger.     The Merger shall become effective as of the time and date of filing of the Articles of Merger, in a form consistent with the provisions of this Agreement (the "Articles of Merger"), with the Wisconsin Department of Financial Institutions ("WDFI") in accordance with the provisions of the WBCL or, if mutually agreed upon by the Parties, at the time specified in the Articles of Merger, if later than the time of filing. As part of the Closing, the Parties shall cause the Articles of Merger to be properly executed and filed in accordance with the WBCL and shall make all other filings or recordings required by the WBCL to effectuate the Merger. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

        1.3    Bank Merger.    Immediately following the Merger, or at such later time as Buyer may determine in its sole discretion, the Bank will merge (the "Bank Merger") with and into Buyer Bank. Buyer Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. Promptly following the date of this Agreement, the Parties will cause Buyer Bank and the Bank to enter into a customary agreement and plan of merger (the "Bank Merger Agreement"), which Bank Merger will be subject to completion of the Merger and which Bank Merger Agreement shall automatically terminate upon any termination of this Agreement. Prior to the Effective Time, the Company shall cause the Bank, and Buyer shall cause Buyer Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger following the Merger ("Bank Merger Certificates").

ARTICLE II

THE SURVIVING CORPORATION

        2.1    Articles of Incorporation.     The Articles of Incorporation of the Buyer, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation immediately after the consummation of the Merger.

        2.2    Bylaws.     The Bylaws of the Buyer, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation immediately after the consummation of the Merger.

        2.3    Directors.    The directors of Buyer holding office immediately prior to the consummation of the Merger shall be the directors of the Surviving Corporation as of the Effective Time, subject to the provisions of Section 6.7 of this Agreement.

        2.4    Officers.     The officers of Buyer holding office immediately prior to the consummation of the Merger shall be the officers of the Surviving Corporation as of the Effective Time, subject to the provisions of Section 6.7 of this Agreement.

ARTICLE III

CONVERSION OF SHARES

        3.1    Consideration.     As of the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company, or the holder of any shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, will be converted, subject to the fractional share procedures in Section 3.5, into the right to receive 0.422 fully paid and nonassessable shares (the "Exchange Ratio") of Buyer Common Stock (the "Per Share Stock Consideration").

        The total stock consideration to be paid by Buyer in respect of shares of Company Common Stock is referred to herein as the "Merger Consideration".

        Notwithstanding anything in this Section 3.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company's treasury and each share of Company Common Stock owned directly or indirectly by Buyer (other than shares held in a fiduciary capacity or in connection with debts previously contracted) will be cancelled and no shares of Buyer Common Stock or other consideration will be issued or paid in exchange therefor.

        3.2    Exchange of Company Stock Certificates.

          (a)   The Parties to this Agreement agree: (i) that Wells Fargo Shareowner Services or another bank or trust company designated by Buyer and reasonably acceptable to the Company shall serve, pursuant to customary terms of an exchange agent agreement (the "Exchange Agent Agreement"), as the exchange agent for purposes of this Agreement (the "Exchange Agent"); and (ii) to execute and deliver the Exchange Agent Agreement at or prior to the Effective Time.

          (b)   At or prior to the Effective Time, Buyer shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article III: (i) a sufficient number of shares of Buyer Common Stock for payment of the Merger Consideration pursuant to Section 3.1, and (ii) sufficient cash for payment of cash in lieu of any fractional shares of Buyer Common Stock in accordance with Section 3.5. Such amount of cash and shares of Buyer Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to as the "Conversion Fund."

          (c)   Within five (5) business days after the Closing Date, Buyer shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing such shares of Company Common Stock (the "Company Stock Certificates") a letter of transmittal and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent) for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.

          (d)   No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Company Stock Certificate.

          (e)   After the Effective Time, there shall be no transfers of Company Common Stock (or rights related thereto) on the stock transfer books of the Company.

          (f)    No dividends or other distributions declared with respect to Buyer Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article III. Promptly after the surrender of a Company Stock Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 3.1.

          (g)   Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Corporation, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, or its successors in interest, for issuance of Buyer Common Stock and/or cash pursuant to the Merger Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders' shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Buyer Common Stock. Notwithstanding the foregoing, none of the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h)   In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock

  Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article III, shares of Buyer Common Stock pursuant to the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

          (i)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration per share shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        3.3    Intentionally Omitted.

        3.4    Cancellation of Shares.     At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Company Stock Certificates that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of Buyer Common Stock into which they were converted pursuant to this Article III.

        3.5    No Fractional Shares.     Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued as Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Buyer Common Stock pursuant to this Article III shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying Buyer Common Stock Price by the fractional share of Buyer Common Stock to which such former holder would otherwise be entitled.

        3.6    Buyer Common Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company, or the holder of any shares of Buyer Common Stock, the shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

        3.7    Company Equity Awards.

          (a)   At the Effective Time, each Company Stock Option shall be converted automatically into an option (an "Adjusted Stock Option") to purchase, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (including by giving effect to any accelerated vesting as a result of the Merger), the number of shares of Buyer Common Stock (rounded down to the nearest whole number of shares of Buyer Common Stock) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Buyer Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, by (2) the Exchange Ratio.

          (b)   At the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time and vests upon the Effective Time in accordance with its terms as in effect as of the date hereof shall be converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock subject to such

  Company Restricted Stock Award immediately prior to the Effective Time, less applicable tax withholdings.

          (c)   At the Effective Time, any Company Restricted Stock Award that is outstanding as of the Effective Time and does not vest upon the Effective Time in accordance its terms as in effect on the date hereof shall be converted into an award of restricted shares of Buyer Common Stock with the same terms and conditions as were applicable under such Company Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Buyer Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Buyer Common Stock.

          (d)   At or prior to the Effective Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 3.7. Promptly after the Closing, Buyer shall register under the Securities Act the shares of Buyer Common Stock issuable pursuant to the Company Restricted Stock Awards.

        3.8    Withholding Rights.     Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, Buyer, and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

CLOSING

        4.1    Closing Transactions.

          (a)    Closing.    Unless otherwise agreed to by the Company and Buyer or unless this Agreement shall have been terminated in accordance with Article X, the Closing will occur at 10:00 a.m. (Central time) on the date that is five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in this Article IV (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by the Company and Buyer. The date upon which the Closing actually occurs is referred to as the "Closing Date."

          (b)    Closing Transactions.    Subject to satisfaction or waiver of the conditions set forth in Sections 4.2 and 4.3, the Parties will consummate the following transactions at the Closing (the "Closing Transactions"):

              (i)  there will be delivered to Buyer and the Company, as applicable, the certificates and other documents and instruments required to be delivered to such Parties under Sections 4.2 and 4.3;

             (ii)  Buyer and the Company shall cause the Articles of Merger to be properly executed and filed in accordance with the WBCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to enable the Merger to become effective; and

            (iii)  the Parties shall complete the transactions described in Section 3.2.

        4.2    Conditions to Buyer's Obligations.     The obligation of Buyer to consummate the Closing Transactions is subject to the satisfaction (or waiver by Buyer in writing) of the following conditions as of the time of the Closing:

          (a)   The representations and warranties of the Company set forth in (i) Sections 8.3 and 8.6(a) shall be true and correct (other than, the case of Section 8.3, such failures to be true and correct as are insignificant) in each case of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as if made on and as of the Closing Date, and (ii) Sections 8.1, 8.2 and 8.4(a) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as if made on and as of the Closing Date. All other representations and warranties set forth in Article VIII (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranty) will be true and correct in all respects at and as of the date of this Agreement and the Closing Date, as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have a Material Adverse Effect on the Company;

          (b)   The Company will have performed and complied, in all material respects, with all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

          (c)   No judgment, decree, injunction or order of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that restrains or prevents the consummation of the transactions contemplated by this Agreement, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement that makes consummation of the transactions contemplated by this Agreement illegal;

          (d)   No action or proceeding brought by any Governmental Entity seeking a judgment, decree, injunction or order that would restrain or prevent the consummation of the Closing Transactions shall be pending;

          (e)   All regulatory authorizations, consents, orders or approvals (w) from the federal Regulatory Authorities, (x) the approval of the WDFI, to the extent required under Wis. Stats. Chapter 221, (y) required, if any, under the HSR Act, and (z) set forth in Sections 8.4 and 9.4 which are necessary to consummate the transaction contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer or the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the "Requisite Regulatory Approvals");

          (f)    The Company shall have received the requisite Company Shareholder Approval;

          (g)   On or prior to the Closing Date, Buyer shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Buyer, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company and Buyer;

          (h)   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

          (i)    On or prior to the Closing Date, the Company will have delivered to Buyer all of the following (dated as of the Closing Date, except as otherwise indicated):

              (i)  Certificates, each dated not earlier than twenty (20) days prior to the Closing Date, of the secretary of state or similar Governmental Entity of the jurisdiction under the laws of which each of the Companies is organized and stating that such company is in good standing or has comparable active status in such jurisdiction;

             (ii)  A certificate from the chief executive officer or chief financial officer of the Company certifying that each of the conditions set forth in Sections 4.2(a) and 4.2(b) has been and is satisfied as of the time of the Closing;

            (iii)  A certificate from the Secretary or an Assistant Secretary of the Company certifying that the Merger has been approved by the requisite vote of the shareholders of the Company; and

            (iv)  Such other documents or instruments as Buyer reasonably requests and as are reasonably necessary to effect the transactions contemplated by this Agreement.

        4.3    Conditions to the Company's Obligations.     The obligation of the Company to consummate the Closing Transactions is subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the time of the Closing:

          (a)   The representations and warranties of Buyer set forth in (i) Sections 9.3 and 9.7 shall be true and correct (other than, the case of Section 9.3, such failures to be true and correct as are insignificant) in each case of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as if made on and as of the Closing Date, and (ii) Sections 9.1, 9.2 and 9.4(a) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as if made on and as of the Closing Date. All other representations and warranties set forth in Article IX (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranty) will be true and correct in all respects at and as of the date of this Agreement and the Closing Date, as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby;

          (b)   Buyer will have performed and complied: (i) in all respects with the obligations of Buyer under Section 3.2(b); and (ii) in all material respects, with all of the other covenants and agreements required to be performed by Buyer under this Agreement at or prior to the Closing;

          (c)   No judgment, decree, injunction or order of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that restrains or prevents the consummation of the transactions contemplated by this Agreement, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement that makes consummation of the transactions contemplated by this Agreement illegal;

          (d)   No action or proceeding brought by any Governmental Entity seeking a judgment, decree, injunction or order that would restrain or prevent the consummation of the Closing Transactions shall be pending;

          (e)   The Requisite Regulatory Approvals shall have been obtained;

          (f)    The Company shall have received the requisite Company Shareholder Approval;

          (g)   On or prior to the Closing Date, the Company shall have received an opinion of Quarles & Brady LLP in form and substance reasonably satisfactory to the Company to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company and Buyer;

          (h)   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

          (i)    On or prior to the Closing Date, Buyer will have delivered to the Company all of the following:

              (i)  Certificates, each dated not earlier than twenty (20) days prior to the Closing Date, of the secretary of state or similar Governmental Entity of the jurisdiction under the laws of which Buyer is organized and stating that Buyer is in good standing or has comparable active status in such jurisdiction;

             (ii)  A certificate of the chief executive officer or chief financial officer of Buyer dated as of the Closing Date certifying that each of the conditions set forth in Sections 4.3(a) and 4.3(b) has been and is satisfied as of the time of the Closing;

            (iii)  A certificate from the Secretary or an Assistant Secretary of Buyer certifying that the Merger has been approved by the board of directors of Buyer;

            (iv)  Documentation evidencing a fully paid extended period policy of insurance as contemplated by Section 6.6(e) on terms and conditions provided for thereunder;

             (v)  The Exchange Agent Agreement duly executed by Buyer and the Exchange Agent;

            (vi)  Evidence of listing on the Exchange of the shares of Buyer Common Stock to be issued in the Merger; and

           (vii)  Such other documents or instruments as the Company reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement.

        4.4    Absence of Control.     Subject to any specific provisions of this Agreement, it is the intent of the Parties to this Agreement that, until the Closing, neither Buyer nor the Company by reason of this Agreement shall be deemed (until consummation of the Merger) to control, directly or indirectly, the other Party or any of its respective subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other Party or any of its respective subsidiaries.

ARTICLE V

PRE-CLOSING COMPANY COVENANTS

        5.1    Operation and Maintenance of the Company Business.    Prior to the Closing, unless disclosed on Schedule 5.1 or unless Buyer otherwise consents in writing, the Company will and will cause its Subsidiaries to:

          (a)   conduct their business and operations only in the ordinary course of business consistent with past practice;

          (b)   use commercially reasonable efforts, consistent with sound business practice, to keep in full force and effect its existence and all material rights, franchises, proprietary rights and contractual rights relating or pertaining to their business; and

          (c)   maintain their assets in such general state of repair as is reasonably necessary for the conduct of their business consistent with then present needs and past practices, including replacement in accordance with reasonably prudent business practices of any inoperable, worn out or obsolete assets with assets of quality consistent with reasonably prudent business practices and then current needs and, in the event of a condemnation, casualty, loss or other material damage to any of the assets prior to the Closing Date, either use commercially reasonable efforts to repair or replace such condemned or damaged property through (and only to the extent of) the use of the proceeds of such condemnation or insurance, or preserve such proceeds for use by the Surviving Corporation following the Effective Time.

        5.2    Negative Covenants.    Prior to the Closing, without Buyer's prior written consent, which may not be unreasonably withheld, except as identified on Schedule 5.2 the Company will not and will cause its Subsidiaries not to:

          (a)   knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of the Parties to obtain any necessary Requisite Regulatory Approval, the Company Shareholder Approval or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

          (b)   in each case, other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of the Company);

          (c)   (i) adjust, split, combine or reclassify any capital stock;

             (ii)  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.055 per share of the Company Common Stock, (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, or (C) the acceptance of shares of the Company Common Stock as payment for the exercise price of the Company Stock Options or for withholding taxes incurred in connection with the exercise of the Company Stock Options or the vesting of the Company Restricted Stock Awards, if any, in each case, in accordance with the terms of the applicable award agreements as in effect as of the date hereof);

            (iii)  grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

            (iv)  issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares of Company Common Stock upon the exercise of the Company Stock Options or the vesting of the Company Restricted Stock Awards, in each case, outstanding as of the date hereof;

          (d)   (i) terminate, materially amend, or waive any material provision of, any Material Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business consistent with past practice, (ii) enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement, other than in the ordinary course of business, or (iii) enter into any Contract, other than any confidentiality agreement, which imposes any non-compete or client or customer non-solicit requirement or any other provision that imposes any material geographic or other restriction upon the ability of any of the Companies (or, after the Merger, Buyer and its Subsidiaries) to freely engage in any line of business anywhere in the world or require any of the Companies (or, after the Merger, Buyer and its Subsidiaries) to purchase or sells goods or services on an exclusive basis;

          (e)   (i) increase the base salary of any employee, director, independent contractor or consultant other than increases in base salary for employees (excluding any employee with an individual employment agreement with the Company) in the ordinary course of business consistent with past practice (including due to promotions in the ordinary course of business consistent with past practice) that do not exceed three (3) percent of the aggregate cost of all employee annual base salaries and wage rates in effect as of the date hereof, (ii) adopt or make any change to any employee benefit plan, other than (A) amendments to welfare benefit plans (other than severance plans) in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining such employee benefit plan, or (B) the annual extension of existing employment agreements for one year in the ordinary course of business consistent with past practice and without any amendments to such agreements, (iii) accelerate the vesting of any equity-based awards or compensation, other than any acceleration required by the existing terms of any such awards or compensation, (iv) establish, amend or fund any rabbi trust or similar arrangement, (v) terminate the employment or services of or hire any employee, director or independent contractor whose annual base compensation is greater than $60,000, other than terminations for cause, (vi) enter into or amend any collective bargaining agreement or similar arrangement, in each case other than as required by law or required by the terms of any existing agreement or employee benefit plan or (vii) except as required by law or as mandated by accounting or tax standards or rules, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or materially change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined;

          (f)    enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm's-length transactions;

          (g)   (i) enter into any new credit or new lending relationships greater than Twenty Million Dollars ($20,000,000) that would require an exception to the Bank's formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; (ii) make any single new loan in excess of Twenty Million Dollars ($20,000,000); or (iii) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a "Borrowing Affiliate") if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

          (h)   except for debt workouts in the ordinary course of business consistent with past practice, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $250,000 individually or $750,000 in the aggregate or that would impose material restrictions on the business of it or its Subsidiaries or Buyer or its Subsidiaries;

          (i)    amend the articles or certificate of incorporation, bylaws, operating agreement or other organizational document of any of the Companies;

          (j)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries

          (k)   sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for (i) pursuant to Contracts specified on Schedule 5.2(k) entered into prior to the date of this Agreement, (ii) sales of properties on the Company's surplus or for sale property list at amounts at or exceeding their value on the books and records of the Company as of the date hereof, or (iii) other sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business that do not, together with other such transactions, represents an aggregate net book value of more than One Million Dollars ($1,000,000);

          (l)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

          (m)  except for transactions in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of the Company;

          (n)   materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

          (o)   enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity;

          (p)   make, or commit to make, any capital expenditures in excess of $1,000,000 in the aggregate, other than as disclosed in the Company's capital expenditure budget set forth in Schedule 5.2(p) and ordinary and necessary maintenance of or repairs to Company property in the ordinary course of business;

          (q)   make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

          (r)   (i) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of it or its Subsidiaries, (ii) make application for the closing of or close any branch, other than pursuant to agreements entered into prior to the date hereof set forth in Schedule 5.2(r), or (iii) purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course of business consistent with past practice) in an amount in excess of $750,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $250,000 annually; or

          (s)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body approving or authorizing, any of the foregoing actions.

        5.3    Information.

          (a)   Subject to any applicable Legal Requirements, from time to time at Buyer's request upon reasonable prior notice and at reasonable times, the Company will provide to representatives of Buyer and its financing parties and each of their agents, employees and accounting, tax, legal and other advisors (collectively, the "Buyer Investigating Parties"):

              (i)  access to the offices and assets of the Company;

             (ii)  access to all books and records of the Company and its Subsidiaries (except employee medical records) and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and

            (iii)  the opportunity to discuss the affairs of the Company with the current senior officers of the Company who would reasonably be presumed to have information which would be relevant for the purposes of planning for the transition to Buyer's ownership, upon prior notice to and approval of the Company, which approval may not be unreasonably withheld, delayed or conditioned except that the Company may require one of its representatives to be present for any such meeting.

    Buyer further agrees that all information derived by Buyer or any of the Buyer Investigating Parties as a result of the above shall be governed by the terms and conditions of that certain Non-Disclosure Agreement between the Company and Buyer dated May 17, 2017 (the "Buyer NDA"). Without limiting the foregoing, Buyer acknowledges and agrees that neither Buyer nor any Buyer Investigating Party may contact any customer, vendor, financing source, other related party or any employee of any of the Companies without the express written permission of the Company, other than in the ordinary course of business.

          (b)   Notwithstanding the foregoing, such access or investigation shall not interfere materially with the normal operations of the Companies. Upon request, the Company and each of its Subsidiaries will furnish Buyer or its representatives such financial and operating data and other information reasonably requested by Buyer (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). This

  Section 5.3(b) shall not require the disclosure of any information to Buyer the disclosure of which, in the Company's reasonable judgment: (i) would be prohibited by any applicable Legal Requirement including the prohibitions on disclosure of confidential supervisory information; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Buyer will make, to the extent legally permissible, appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

          (c)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Buyer: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC's EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

        5.4    Schedules.

          (a)    Delivery of Company Schedules.    Contemporaneously with the execution and delivery of this Agreement, the Company is delivering certain schedules described in this Agreement (collectively, the "Company Schedules") to Buyer. The Company Schedules are incorporated by reference herein and are deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Company, contained in this Agreement.

          (b)    Disclosure on Company Schedules.    If a document or matter is disclosed in any Company SEC Report filed with, or furnished to, the SEC prior to the date that is two business days prior to the date hereof (without giving effect to any amendment to any such Company SEC Report filed on or after the date that is two business days prior to the date of this Agreement) and publicly available in full on the SEC's Edgar system (excluding any disclosures set forth in any such Company SEC Report in any risk factor section, any forward-looking disclosure or any other statements that are similarly predictive or primarily cautionary in nature), or on any Company Schedule to this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement to which its relevance is reasonably apparent on its face, without necessity of specific repetition or cross-reference; however, the disclosure of such document or matter is not intended as a representation or warranty as to the material nature of such document or matter nor does it establish any standard of materiality upon which to judge the inclusion or omission of other documents or matters in any such schedule or constitute an admission of liability, guilt, violation or delinquency with respect to any Contract, Legal Requirement or Authorization. All capitalized terms used in any Company Schedule shall have the definitions specified in this Agreement.

          (c)    Notification.    Between the date of this Agreement and the Effective Time, the Company will promptly notify Buyer of the occurrence of any event that would reasonably be expected to make the satisfaction of one or more of the conditions in Sections 4.2 and 4.3, as applicable, impossible or unlikely; provided that the delivery of any notice pursuant to this Section 5.4(c) will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.

        5.5    Company Shareholders' Meeting.

          (a)   The Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the WBCL, the Restated Articles of Incorporation of the Company and the Bylaws of the Company to duly call, give notice of, convene and hold a meeting of the Company Shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the requisite approval of its shareholders (the "Company Shareholder Approval"). The Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the votes in favor of the adoption of this Agreement required by the WBCL and otherwise, including by recommending that the Company Shareholders vote in favor of this Agreement, and the Company and the Company Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the Company Board's recommendation to the Company Shareholders that the Company Shareholders vote in favor of the adoption and approval of this Agreement (an "Adverse Recommendation"). However, if, prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with its financial advisor and outside counsel, determines in good faith that (i) (A) an Acquisition Proposal constitutes a Superior Proposal or (B) a change or effect has occurred following the date hereof, and (ii) in each case it is reasonably likely that to continue to recommend this Agreement to its shareholders in light of such Acquisition Proposal or change or effect would result in a violation of its fiduciary duties under the WBCL, then, in submitting this Agreement at the Company Shareholders Meeting, the Company Board may make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided, that the Company Board may not take any actions under this sentence unless (i) it gives Buyer at least three (3) business days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Company Board in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or, in the event such action is taken by the Company Board in response to a change or effect of the type referred to above not involving an Acquisition Proposal, a description in reasonable detail such other change or effect) and (ii) at the end of such notice period, the Company Board takes into account any amendment or modification to this Agreement proposed by Buyer and the Company Board, after consultation with its financial advisor and outside counsel, determines in good faith that (A) in the case of an Acquisition Proposal, the Acquisition Proposal continues to constitute a Superior Proposal and (B) it remains reasonably likely that to continue to recommend this Agreement (as it may be proposed to be amended) to its shareholders in light of such Acquisition Proposal or change or effect would result in a violation of its fiduciary duties under the WBCL. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.5 and will require a new notice period as referred to in this Section 5.5.

          (b)   Except in the case of an Adverse Recommendation, the Company shall adjourn or postpone the Company Shareholders Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Company Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Shareholders Meeting shall be convened and this Agreement shall be submitted to the Company Shareholders at the Company Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation.

        5.6    Information Provided to Buyer.    The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company in writing to Buyer specifically for inclusion in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (i) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (ii) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. The Company will have a duty to correct any material misleading statement specified by the Company for inclusion, and so included, in the Registration Statement or Proxy Statement and any other documents filed with any Regulatory Authority. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Buyer or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        5.7    Operating Functions.    The Company and the Bank shall cooperate with Buyer in connection with planning for the efficient and orderly combination of the Parties; provided, however, that the foregoing actions shall not unduly interfere with the business operations of the Company or its Subsidiaries.

        5.8    Acquisition Proposals.

          (a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Buyer with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will within two (2) business days advise Buyer following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Buyer reasonably apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

          (b)   The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of an unsolicited bona fide Acquisition Proposal received after the execution of this Agreement and prior to the receipt of the Company Shareholder Approval); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal, from a Person other than Buyer, after the execution of this Agreement and prior to the receipt of the Company Shareholder Approval, and the Company Board concludes in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors' fiduciary duties under applicable law, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Buyer shall be promptly furnished to Buyer); and (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) subject to the provisions of Section 5.5, effect an Adverse Recommendation.

          (c)   Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

        5.9    Section 16 Matters.    The Company will take such steps as may be necessary or appropriate to cause any disposition of Company Common Stock in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

BUYER COVENANTS

        6.1    Operation and Maintenance of the Buyer Business.    Prior to the Closing, unless the Company otherwise consents in writing, the Buyer will and will cause its Subsidiaries to use commercially reasonable efforts, consistent with sound business practice, to keep in full force and effect its existence and all material rights, franchises, proprietary rights and contractual rights relating or pertaining to their business, and will not and will cause its Subsidiaries not to:

          (a)   knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of the Parties to obtain any necessary Requisite Regulatory Approval, the Company Shareholder Approval, or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; and

          (b)   amend its Amended and Restated Articles of Incorporation or its Amended and Restated Bylaws in a manner that would materially and adversely affect the holders of Company Common Stock relative to other holders of Buyer Common Stock.

        6.2    Information.

          (a)   Subject to any applicable Legal Requirements, from time to time at the Company's request upon reasonable prior notice and at reasonable times, Buyer will provide to representatives of the Company and its agents, employees and accounting, tax, legal and other advisors (collectively, the "Company Investigating Parties"):

              (i)  access to the offices and assets of Buyer;

             (ii)  access to all books and records of Buyer and its Subsidiaries (except employee medical records) and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and

            (iii)  the opportunity to discuss the affairs of Buyer with the current senior officers of Buyer who would reasonably be presumed to have information which would be relevant for the purposes of planning for the transition to the Buyer's ownership, upon prior notice to and approval of Buyer, which approval may not be unreasonably withheld, delayed or conditioned except that Buyer may require one of its representatives to be present for any such meeting.

    The Company further agrees that all information derived by the Company or any of the Company Investigating Parties as a result of the above shall be governed by the terms and conditions of the Buyer NDA. Without limiting the foregoing, the Company acknowledges and agrees that neither the Company nor any Company Investigating Party may contact any customer, vendor, financing source, other related party or any employee of any of Buyer or its Subsidiaries without the express written permission of Buyer, other than in the ordinary course of business.

          (b)   Notwithstanding the foregoing, such access or investigation shall not interfere materially with the normal operations of Buyer or any of its Subsidiaries. Upon request, Buyer and each of its Subsidiaries will furnish the Company or its representatives such financial and operating data and other information reasonably requested by the Company (provided, such disclosure would not result in the waiver by Buyer or any of its Subsidiaries of any claim of attorney-client privilege). This Section 6.2(b) shall not require the disclosure of any information to the Company the disclosure of which, in Buyer's reasonable judgment: (i) would be prohibited by any applicable Legal Requirement including the prohibitions on disclosure of confidential supervisory information; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Buyer will make, to the extent legally permissible, appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

          (c)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer shall promptly furnish to the Company: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC's EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

        6.3    Schedules.

          (a)    Delivery of Buyer Schedules.    Contemporaneously with the execution and delivery of this Agreement, Buyer is delivering certain schedules described in this Agreement (collectively, the "Buyer Schedules") to the Company. The Buyer Schedules are incorporated by reference herein and are deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Buyer, contained in this Agreement.

          (b)    Disclosure on Buyer Schedules.    If a document or matter is disclosed in any Buyer SEC Report filed with, or furnished to, the SEC prior to the date that is two business days prior to the date hereof (without giving effect to any amendment to any such Buyer SEC Report filed on or after the date that is two business days prior to the date of this Agreement) and publicly available in full on the SEC's Edgar system (excluding any disclosures set forth in any such Buyer SEC Report in any risk factor section, any forward-looking disclosure or any other statements that are similarly predictive or primarily cautionary in nature), or on any Buyer Schedule to this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement to which its relevance is reasonably apparent on its face, without necessity of specific repetition or cross-reference; however, the disclosure of such document or matter is not intended as a representation or warranty as to the material nature of such document or matter nor does it establish any standard of materiality upon which to judge the inclusion or omission of other documents or matters in any such Schedule or constitute an admission of liability, guilt, violation or delinquency with respect to any Contract, Legal Requirement or Authorization. All capitalized terms used in any Buyer Schedule shall have the definitions specified in this Agreement.

          (c)    Notification.    Between the date of this Agreement and the Effective Time, Buyer will promptly notify the Company of the occurrence of any event that would reasonably be expected to make the satisfaction of one or more of the conditions in Sections 4.2 and 4.3, as applicable, impossible or unlikely; provided that the delivery of any notice pursuant to this Section 6.3(c) will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.

        6.4    Intentionally Omitted.

        6.5    Information Provided to the Company.     Buyer agrees that the information concerning Buyer or any of its Subsidiaries that is provided or to be provided by Buyer in writing to the Company specifically for inclusion in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Buyer will have a duty to correct any material misleading statement specified by Buyer for inclusion, and so included, in the Registration Statement or Proxy Statement and any other documents filed with any Regulatory Authority. Notwithstanding the foregoing, Buyer shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        6.6    Indemnification.

          (a)   From and after the Effective Time, Buyer shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless (i) any person who is or was a director, officer or employee of the Company or any Subsidiary of the Company, and (ii) any person who, while a director, officer or employee of the Company or any Subsidiary of the Company, is or was serving an employee benefit plan because his or her duties to the Company or to such Subsidiary also imposed duties on, or otherwise involved services by, the person to the plan or to participants in or beneficiaries of the plan (each, an "Indemnified Party"), against any and all Losses, reasonable fees (including reasonable attorneys' fees), costs, charges, disbursements and other expenses actually and reasonably incurred by the Indemnified Party (collectively, "Expenses") in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves federal, state or local law and which is brought by or in the right of any Person (any such action, an "Indemnification Proceeding") to which the Indemnified Party was made a party by virtue of his or her service in any of the capacities set forth above in clauses (i) and (ii) of this Section 6.6(a), to the extent that such Indemnified Party has been successful on the merits or otherwise in the defense of such Indemnification Proceeding.

          (b)   From and after the Effective Time, Buyer shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless any Indemnified Party against any obligation to pay a judgment, penalty, assessment, forfeiture or fine, or the agreement to pay any amount in settlement of an Indemnification Proceeding, and pre- and post-judgment interest related thereto, and any Expenses incurred by such Indemnified Party in connection with an Indemnification Proceeding, unless it shall be proven by final judicial adjudication that such person breached or failed to perform a duty owed to the Company or to any Subsidiary of the Company which constituted: (i) a willful failure to deal fairly with the Company, any Subsidiary of the Company, or the respective shareholders thereof in connection with a matter in which the Indemnified Party had a material conflict of interest, (ii) a violation of the criminal law, unless the Indemnified Party had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (iii) a transaction from which the Indemnified Party derived an improper personal benefit, or (iv) willful misconduct.

          (c)   Upon written request by an Indemnified Party who has been made party to an Indemnification Proceeding, Buyer shall reimburse the Expenses of such Indemnified Party as incurred if the Indemnified Party provides Buyer with all of the following: (i) a written affirmation of his or her good faith belief that he or she did not breach or fail to perform his or her duties to the Company and (ii) a written undertaking, executed personally or on his or her behalf, to repay to Buyer such reimbursements if and to the extent that it is ultimately determined that such Indemnified Party was not entitled to indemnification for such amounts under the terms of this Agreement.

          (d)   Notwithstanding any other provision of this Agreement, in order for any Indemnified Party to be entitled to indemnification under this Agreement, such Indemnified Party must make a written request to Buyer. This written request shall contain a declaration that Buyer shall have the right to exercise all rights and remedies available to such Indemnified Party against any other party arising out of or related to the Indemnification Proceeding for which indemnification is being sought and that the Indemnified Party has assigned to Buyer all such rights and remedies. Buyer shall have no obligation to indemnify any Indemnified Party under this Agreement if and to the extent that such Indemnified Party has previously received indemnification or allowance for Expenses from any party in connection with the same Indemnification Proceeding.

          (e)   For a period of six (6) years after the Effective Time or, if such term coverage is not available, such other maximum period of coverage available, Buyer shall maintain a directors' and officers' liability insurance policy or policies covering each Indemnified Party covered by the Company's directors' and officers' liability insurance policy in effect as of the date hereof, on and subject to terms and conditions no less advantageous to the insureds than the Company's directors' and officers' liability insurance policy in effect as of the date hereof, for acts or omissions occurring prior to the Effective Time; provided, that in no event shall Buyer be required to expend in the aggregate an amount in excess of 300% of the amount of the aggregate premiums paid by the Company for fiscal year 2017 for such purpose (which amount is set forth in Schedule 6.6(e)) and, if Buyer is unable to maintain such policy (or substitute policy) as a result of this proviso, Buyer shall obtain a policy or policies of insurance with substantially similar terms and conditions as may then be available, and with an equal or lesser claims reporting time period as may then be available for payment of such amount; provided further, that in lieu of the obligations of this subsection, Buyer may request that the Company obtain, and upon such request the Company shall obtain, at Buyer's expense, such extended reporting period coverage under the Company's existing insurance programs (to be effective as of the Effective Time).

          (f)    If Buyer or any of its successors or assigns shall (i) consolidate with or merge into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Buyer shall use commercially reasonable efforts to cause proper provision to be made so that the successor and assign of Buyer assumes the obligations set forth in this Section 6.6.

          (g)   The provisions of this Section 6.6 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, and his or her legal representatives.

        6.7    Board Representation.     On or prior to the Effective Time, Buyer shall cause the number of directors that will comprise the full board of directors of the Surviving Corporation and Buyer Bank at the Effective Time to increase by one. Such new position shall be filled Michael T. Crowley, Jr. (the "Designated Director") and, assuming satisfactory performance, nominate the Designated Director for election at the next succeeding annual meeting of Buyer shareholders following the Designated Director joining such boards. The appointment of the Designated Director to the boards of directors of the Surviving Corporation and Buyer Bank shall be subject to the bylaws of the Surviving Corporation and Buyer Bank, respectively, and the Designated Director must satisfy and comply with the requirements regarding service as a member of the board of directors of the Surviving Corporation and Buyer Bank, as applicable, provided under applicable Legal Requirements and the practices and policies of such board that are generally applicable to its members.

        6.8    Authorization and Reservation of Buyer Common Stock.     Buyer Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Buyer Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

        6.9    Stock Exchange Listing.     Buyer shall cause all shares of Buyer Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Exchange prior to the Closing Date.

        6.10    Section 16 Matters.     Buyer will take such steps as may be necessary or appropriate to cause any acquisition of Buyer Common Stock in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

COVENANTS OF ALL PARTIES

        7.1    Regulatory Approvals.     Buyer and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, file, effect and obtain all Regulatory Approvals, and the Parties will comply with the terms of such Regulatory Approvals. Each of Buyer and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Regulatory Approvals (other than any confidential supervisory information and other similar proprietary information filed under a claim of confidentiality). In exercising the foregoing right, each of the Parties will act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each Party will keep the other Party apprised of the status of material matters relating to completion of the Contemplated Transactions. Buyer and the Company will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

        7.2    SEC Registration.     As soon as practicable following the date of this Agreement, the Company and Buyer shall prepare and file with the SEC the Proxy Statement and Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Buyer shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company will advise Buyer, promptly after it receives notice thereof, of any request by the SEC to amend the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Parties shall use reasonable best efforts to respond (with the assistance of the other Party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Buyer or any Subsidiary of the Company or Buyer, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Buyer, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Buyer, as applicable, shall promptly notify the other of such event, and the Company or Buyer, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company Shareholders.

        7.3    Publicity.     Neither the Company nor Buyer shall, and neither Party shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of the other Party; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by stock exchange rules. Subject to the foregoing, the Parties agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release of the Parties, mutually agreed upon. Thereafter, and subject to the limitations of this paragraph, the Parties shall each use their reasonable best efforts to develop a joint communications plan with respect to the Contemplated Transactions and to ensure that all press releases and other public statements with respect to the Contemplated Transactions shall be consistent with such joint communications plan.

        7.4    Reasonable Best Efforts; Cooperation; Takeover Statutes.

          (a)   Each of Buyer and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Party will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each Party will, and will cause each Subsidiary of that Party, respectively, and all of their respective Affiliates and representatives to, cooperate with respect to all filings that any Party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions.

          (b)   Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each Party shall keep the other Party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other Party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

          (c)   Without limiting the foregoing, none of Buyer, the Company or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement or the Contemplated Transactions, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Contemplated Transactions, each Party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Contemplated Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

        7.5    Reorganization.

          (a)   The Parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that this Agreement constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Effective Time, each Party shall use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Merger from so qualifying. Following the Effective Time, neither Buyer nor any Affiliate of Buyer knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (b)   As of the date hereof, the Company does not know of any reason why it would not be able to deliver to counsel, as of the date of the tax opinion referred to in Section 4.3(g), a certificate substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the "IRS Guidelines"), to enable counsel to deliver such legal opinion, and the Company hereby agrees to deliver to counsel such certificate effective as of the date of such opinion.

          (c)   As of the date hereof Buyer does not know of any reason why it would not be able to deliver to its counsel, as of the date of the tax opinion referred to in Section 4.3(g), a certificate substantially in compliance with the IRS Guidelines, to enable counsel to deliver such legal opinion contemplated, and Buyer hereby agrees to deliver to counsel such certificate effective as of the date of such opinion.

          (d)   Buyer will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of regulations under the Code.

        7.6    Employees and Employee Benefits.

          (a)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (the "Covered Employees") shall automatically become employees of Buyer as of the Closing. As of the Closing, Buyer shall cause the Surviving Corporation (or as appropriate a Subsidiary thereof) to assume and honor all Company Plans, provided that subject to the provisions of this Agreement and the Company Plans, the Surviving Corporation may amend or terminate the Company Plans as and to the extent permitted in accordance with their terms; provided, however, that any such amendment or termination shall not adversely affect benefits that have vested under any such plan. Until the first anniversary of the Closing, for so long as the Covered Employee remains employed by Buyer or its Subsidiaries, Buyer shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are no less favorable than the employee benefits and compensation opportunities that are at that time made available to similarly-situated employees of Buyer under the benefit plans maintained by Buyer or its Subsidiaries (the "Buyer Benefit Plans"); provided, however, that until such time as Buyer shall cause Covered Employees to participate in the Buyer Benefit Plans, continued participation in the Company Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Buyer Benefit Plan).

          (b)   For all purposes (other than purposes of benefit accruals) under the Buyer Benefit Plans providing benefits to the Covered Employees, each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (ii) for purposes of any defined benefit pension plan, any benefit plan that provides post-employment welfare benefits or any benefit plan that is a frozen plan or provides grandfathered benefits.

          (c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Buyer shall use commercially reasonable efforts to provide that: (i) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Company Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (ii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the Transition Date shall be taken into account under such Buyer Benefit Plan to the extent such eligible expenses were incurred during the plan year of the Buyer Benefit Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

          (d)   For one year following the Closing Date, the Surviving Corporation shall provide severance benefits to any Covered Employee whose position is terminated by the Surviving Corporation or its Subsidiaries (other than for cause) as a result of the Transaction in accordance with Buyer's severance policy in effect for similarly situated employees of Buyer, or, if applicable, the Surviving Corporation shall provide severance benefits to such Covered Employee in accordance with any agreement between the Covered Employee and the Company listed on Schedule 8.16(a). Further, the Parties shall determine and establish a retention bonus program, consulting arrangements or similar arrangements for certain Covered Employees who remain employed through the Closing or at Buyer for an interim period following Closing, subject to the terms set forth on Schedule 7.6(d). The Parties shall mutually agree as to each employee eligible to receive a retention bonus or consulting arrangement, the amount of each such retention bonus or consulting arrangement, and the terms and conditions of each such retention bonus or consulting arrangement. Buyer shall honor all existing employment agreements or similar agreements of the Company and the Bank listed on Schedule 8.16(a).

          (e)   If requested by Buyer in writing at least thirty (30) business days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company (the "Company 401(k) Plan") to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Buyer requests that the Company 401(k) Plan be terminated, the Covered Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Buyer or one of its Subsidiaries, taking into account the service crediting provisions set forth in Section 7.6(b). The Company shall provide Buyer with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 7.6(e); provided, that prior to amending or terminating the Company 401(k) Plan, the Company shall provide the form and substance of any applicable resolutions or amendments to Buyer for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

          (f)    Nothing in this Agreement shall obligate Buyer, the Surviving Corporation or any of its Affiliates to retain, or continue the employment of, any employee, director or independent contractor of the Companies. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Plan, Buyer Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Buyer, the Surviving Corporation or any Subsidiary or Affiliate thereof to amend, modify or terminate any particular Company Plan, Buyer Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time in accordance with the terms of any such plan, program, agreement or arrangement. Without limiting the generality of the final sentence of Section 12.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        7.7    Dividends.     After the date of this Agreement, each of the Company and Buyer shall coordinate with the other the declaration of any dividends in respect of Company Common Stock and Buyer Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and the shares of Buyer Common Stock any such holder receives in exchange therefor in the Merger.

        7.8    Shareholder Litigation.     Each of the Parties shall promptly notify the other Party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Buyer or the Company, as applicable, threatened against Buyer, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Buyer, the Company, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall apprise Buyer of developments related to, and give Buyer the opportunity to monitor at its own expense, the defense or settlement of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Buyer's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

 ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As a material inducement to Buyer to enter into this Agreement, the Company hereby represents and warrants the following:

        8.1    Corporate Organization, Power and Authorizations.

          (a)   The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Company has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement. True and complete copies of the Restated Articles of Incorporation of the Company and the Bylaws of the Company, as in effect as of the date of this Agreement, have previously been made available by the Company to Buyer.

          (b)   The Bank is a validly existing federally chartered savings bank. The Bank has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted.

          (c)   Each other Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (or the equivalent) of its state of incorporation. Each such Subsidiary of the Company has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted. No Subsidiary of the Company other than the Bank is an insured depository institution.

          (d)   The Company, the Bank and each other Subsidiary of the Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

        8.2    Authorization of Transaction.     The Company has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. Except for obtaining the requisite Company Shareholder Approval and for obtaining the Requisite Regulatory Approvals, (i) the Company has full power and authority to execute and deliver all other Transaction Documents to which the Company is a party and to perform its obligations hereunder and thereunder, and (ii) no other corporate proceeding or action on the part of the Company is necessary to approve and authorize the Company's execution and delivery of any other Transaction Document to which the Company is a party or the performance of the Company's obligations hereunder or thereunder. This Agreement has been, and all other Transaction Documents to which the Company is a party will be at Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than the Company, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. The Board of Directors of the Company has duly and validly approved the execution and delivery of this Agreement and determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for adoption at a meeting of such shareholders and has adopted resolutions to the foregoing effect.

        8.3    Capital Stock and Related Matters.

          (a)   The authorized capital stock of the Company consists of Two Hundred Twenty Million (220,000,000) shares, consisting of Twenty Million (20,000,000) shares of preferred stock, $0.01 par value, none of which is issued and outstanding, and Two Hundred Million (200,000,000) shares of common stock, $0.01 par value, of which 45,932,253 shares were issued and outstanding as of July 20, 2017, including 334,902 shares of Company Common Stock granted in respect of outstanding restricted shares of Company Common Stock. Except for 1,175,100 shares of the Company Common Stock reserved for issuance upon the exercise of outstanding the Company Stock Options, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any Company Common Stock. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote are issued or outstanding. No trust preferred or subordinated debt securities of the Company are issued or outstanding. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. All of the outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and such shares were not issued in violation of any preemptive rights.

          (b)   The Company does not have any Subsidiaries except as set forth on Schedule 8.3. Except as set forth on Schedule 8.3, the Company (or a Company Subsidiary) owns, free and clear of any Liens, all of the issued and outstanding equity interests in each of such Subsidiaries. No Company Subsidiary has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, nor does any have outstanding any subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements obligating any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire its capital stock or any stock or securities convertible into or exchangeable into its capital stock. No Company Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. All of the outstanding shares of each of the Company Subsidiaries' capital stock are validly issued, fully paid and non-assessable, and such shares were not issued in violation of any preemptive rights. Except for such Subsidiaries of the Company, the Company does not own, directly or indirectly, any stock, partnership interest, membership interest or joint venture interest in, or any security issued by, any other Person except for publicly traded securities that do not represent an ownership interest greater than one percent (1%) of a class of securities of the subject company or shares held on behalf of customers in such customers' accounts.

        There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company or its Subsidiaries. Other than the Company Restricted Stock Awards or the Company Stock Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding.

        8.4    Absence of Conflicts.

          (a)   Except for the Regulatory Approvals or as set forth in Schedule 8.4, and subject to the Company Shareholder Approval, neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby, do or will: (i) conflict with or cause any breach, or an event which, with notice or lapse of time, or both, would constitute a breach, of any of the provisions of, (ii) constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, (iii) violate, alone or with notice or lapse of time, or both, (iv) result in the termination, modification or acceleration of, or give any third party the right to terminate, modify or accelerate, any obligation under, (v) result in the loss of any benefit under, or (vi) create any Lien upon any asset, in each case under (A) the articles or certificate of incorporation, bylaws, operating agreement or other organizational document of any of the Companies, or (B) the provisions of any Contract or any current Legal Requirement by which any of the Companies is bound or by which any of the Company assets may be affected, except (in the case of clause (B)) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

          (b)   Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ and the New York Stock Exchange (the "NYSE"), (ii) the filing of applications, filings and notices, as applicable, with the FRB under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing with the SEC of the Registration Statement (including the Proxy Statement contained therein) and declaration of effectiveness thereof, (v) the filing of the Articles of Merger with the WDFI, (vi) the filing of applications, filings and notices, as applicable, with the WDFI under Wis. Stats. Chapter 221 and approval of such applications, filings and notices, (vii) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if necessary, and (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger).

        8.5    Financial Statements; SEC Reports.

          (a)   The audited consolidated balance sheet of the Company and the related consolidated statements of income and cash flows as of or for the fiscal year ended December 31, 2016, and the unaudited consolidated interim balance sheet of the Company dated March 31, 2017 and the related unaudited consolidated interim statements of income and cash flows for the 3-month period ended on March 31, 2017 (including the notes thereto) (collectively, the "Company Financial Statements"), as filed in the Company SEC Reports, were prepared from the books and records of the Company (which are accurate and complete in all material respects) and in accordance with GAAP (except as may be indicated in the notes thereto, or, in the case of interim or unaudited financial statements, normal year-end adjustments and the absence of notes). The Company Financial Statements fairly present, in all material respects, the consolidated statement of income, statement of equity, cash flows and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount).

          (b)   Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

          (c)   An accurate and complete copy of each Company SEC Report is publicly available on the SEC Edgar system. No such Company SEC Report, at the time filed, furnished or communicated, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, as of such time. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

          (d)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's outside auditors and the audit committee of the Company's Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. These disclosures were made in writing by management to the Company's auditor and audit committee and a copy has been previously made available to Buyer. To the knowledge of the Company, there is no reason to believe that the Company's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (e)   Since January 1, 2014, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors or employees to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

        8.6    Recent Developments.     Other than pursuant to this Agreement or as described in the Company SEC Reports, since January 1, 2017:

          (a)   no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company;

          (b)   none of the Companies has sold, leased, assigned or transferred any material asset or any material portion of its assets (other than in the ordinary course of business);

          (c)   except with respect to the transactions contemplated hereby or as expressly required or permitted by this Agreement, none of the Companies has carried on their respective businesses other than in the ordinary course of business in all material respects;

          (d)   none of the Companies has waived any right of material value except in the ordinary course of business and consistent with past practice; or

          (e)   none of the Companies has made or granted any bonus or any wage, salary, benefit or compensation increase other than in the ordinary course of business to any senior executive, except pursuant to the terms of any Contract described on Schedule 8.6.

        8.7    Title to, Condition and Sufficiency of Assets.

          (a)    Real Property.    The Companies do not own any real estate or any ownership interest therein except for the Real Property and real estate owned as "other real estate owned" acquired in connection with the collection of indebtedness in the ordinary course of business. Except as set forth on Schedule 8.7(a), none of the Companies is a party to any agreement (whether oral or written) pursuant to which it leases real estate (either as lessee or lessor). Except as set forth on Schedule 8.7(a) none of the Companies has occupied any real estate other than the Real Property during the two (2) year period preceding the date of this Agreement. To the Company's Knowledge, neither the whole nor any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, no written notice of such condemnation, requisition or taking has been served upon any of the Companies and no such condemnation, requisition or taking is threatened or contemplated. All water, sewer, gas, electric, telephone and drainage facilities are available to and located at the Real Property in a capacity so as to adequately serve the improvements currently located thereon in a manner consistent with the normal operation of the Companies' businesses.

          (b)    Title to Real Property.    Each of the Companies has good and marketable title to the Real Property owned by it, free and clear of all Liens, except for Permitted Liens.

          (c)    Ownership of Assets.    Other than with respect to the Real Property (which is addressed above), except as set forth on Schedule 8.7(a), each of the Companies has good and marketable title to, or a valid leasehold interest in, all of the assets and properties material to its operations, free and clear of all Liens, except Permitted Liens.

          (d)    Sufficiency of Assets.    The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Companies' business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Companies as currently conducted, except, in each such case, where the failure to own such assets would not reasonably be expected to have a Material Adverse Effect.

          (e)    Condition of Assets.    The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, except where the failure to be in such condition would not reasonably be expected to have a Material Adverse Effect.

        8.8    Taxes.    Except as set forth on Schedule 8.8:

          (a)   For all periods open under the applicable statute of limitations, each of the Companies has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed by it with respect to any material amount of Taxes and all such Tax Returns have been prepared in material compliance with all applicable Legal Requirements and are true, complete and accurate in all material respects;

          (b)   All material Taxes imposed for all periods open under the applicable statute of limitations upon any of the Companies or upon any of their assets, income or franchises have been timely paid (or are being contested in good faith) or, if not yet due and payable, such Company has made provisions for such Tax liability;

          (c)   There are no material outstanding Tax deficiencies, assessments or adjustments with respect to the Companies, and no consent has been recently given with respect to any of the Companies to extend the time in which any Tax may be assessed or collected by any Taxing authority; and

          (d)   There are no ongoing Tax audits by any Taxing authority against any of the Companies and no material written claim has been received by any of the Companies from a Taxing authority in a jurisdiction where any of the Companies does not pay Taxes or file Tax Returns to the effect that it is or may be subject to Taxes assessed by such jurisdiction.

          (e)   Within the past two years, the Companies have not distributed stock of another Person, nor had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (f)    None of the Companies have not engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

        8.9    Contracts and Commitments.

          (a)    Listing.    Except for the Transaction Documents or any Contract filed as an exhibit to any Company SEC Report filed prior to the date that is two business days prior to the date hereof (without giving effect to any amendment to any such Company SEC Report filed on or after the date that is two business days prior to the date of this Agreement) and publicly available in full on the SEC's Edgar system, or listed on Schedule 8.16(a), Schedule 8.9 sets forth a complete and correct list of all Material Contracts.

          (b)    Absence of Breach, Cancellation or Repudiation.    Except as described on Schedule 8.9: (i) all Material Contracts are in full force and effect; (ii) since March 31, 2017, no Contract has been materially breached, cancelled (other than any termination in the ordinary course of business in accordance with the terms of such Contract) or repudiated by the Company or any Subsidiary that is a party thereto, or, to the Company's Knowledge, any other party thereto, and to the Company's Knowledge no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract; (iii) since March 31, 2017, each of the Companies has performed all material obligations required to be performed by it in connection with the Material Contracts to which it is a party and to the Company's Knowledge, none has received any written claim of default under any such Contract; and (iv) none of the Companies has any present expectation or intention of not fully performing any obligation pursuant to any Contract to which it is a party.

        8.10    Proprietary Rights.

          (a)    Listing.    Schedule 8.10 sets forth a complete and correct list of: (i) all material registered Proprietary Rights and all pending applications for registration of Proprietary Rights owned, filed or used by the Companies, and (ii) all material licenses or similar agreements or arrangements to which any of the Companies is a party either as licensee or licensor for Proprietary Rights. The registered Proprietary Rights and pending applications described in clause (i) above together with all material unregistered Proprietary Rights owned by the Companies are referenced herein as the "Company Proprietary Rights".

          (b)    Ownership; Infringement.    Except as set forth on Schedule 8.10, each of the Companies owns and possesses all right, title and interest in and to each of the registered Proprietary Rights shown on Schedule 8.10 as being owned by it and, to the Company's Knowledge, has a valid and enforceable right to use all Proprietary Rights shown on Schedule 8.10 to be licensed to it, free and clear of all Liens (other than Permitted Liens). To the Company's Knowledge, each of the registered Company Proprietary Rights is currently subsisting and in full force, and the Companies have taken all steps necessary to maintain and keep in force such Company Proprietary Rights (excluding any Company Proprietary Rights that any of the Companies has reasonably determined are not material to the business of the Companies as it is currently conducted). Each of the Companies has taken commercially reasonable steps necessary to protect all trade secrets and other confidential Company Proprietary Rights that are material to the business of the Companies as it is currently conducted. Except as set forth on Schedule 8.10, to the Company's Knowledge, (i) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Proprietary Rights has been made since January 1, 2014, or is currently outstanding or is threatened, (ii) no loss or expiration of any such Company Proprietary Right is pending or threatened except in accordance with its normal terms, (iii) since January 1, 2014, none of the Companies has received written notice of any infringement or misappropriation by, or any conflict with, any third party with respect to any such Company Proprietary Rights, including any written demand that any of the Companies license rights from a third party, and (iv) since January 1, 2014 to the Company's Knowledge, none of the Companies have infringed upon, misappropriated or otherwise conflicted with any valid Proprietary Rights of any third party.

        8.11    Litigation; Proceedings.    Except as set forth in Schedule 8.11, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Company's Knowledge, threatened against or affecting any of the Companies at law or in equity, or before or by any Governmental Entity, which if adversely determined would have a Material Adverse Effect. There are no pending or, to the Company's Knowledge, threatened actions that relate to an attempt to prohibit or restrain the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to Buyer or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

        8.12    Brokerage.    Except as set forth on Schedule 8.12, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement other than RBC Capital Markets, LLC ("RBC Capital Markets"). The Company has made available to Buyer a true, correct and complete copy of any engagement letter or other Contract with RBC Capital Markets, in connection with the Merger or related transactions contemplated by this Agreement.

        8.13    Governmental Licenses and Permits; Reports.

          (a)   Schedule 8.13 contains a complete listing of all material permits, licenses, and registrations of foreign, federal, state and local governments (collectively, the "Authorizations"), currently held by any of the Companies in the conduct of their businesses. Each of the Companies holds all of the Authorizations which are necessary to conduct its business as currently conducted, except where the failure to hold such Authorizations would not lead to a Material Adverse Effect. No loss or expiration of any Authorization which would have a Material Adverse Effect is pending or, to the Company's Knowledge, threatened except in accordance with its normal terms (including as a result of the transactions contemplated by this Agreement).

          (b)   The Company and each Company Subsidiary have timely filed (or otherwise submitted) all reports, notices and similar communications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with (i) the FRB, (ii) the OCC, (iii) the FDIC, and (iv) the WDFT and any other any applicable state regulatory agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

        8.14    Regulatory Matters.

          (a)   The Company is a savings and loan holding company supervised by the FRB.

          (b)   The Bank is a federal savings bank supervised by the OCC. The deposit accounts of the Bank are insured by the FDIC to the fullest extent permitted by law. The Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Company's Knowledge, threatened. The Bank received a rating of at least "satisfactory" in its most recent examination or interim review under the Community Reinvestment Act.

          (c)   Neither the Company nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued by, or entered into with, any Regulatory Authority. Except as set forth in Schedule 8.14, none of the Companies has made, adopted, or implemented any currently effective commitment, board resolution, policy, or procedure at the request or recommendation of any Regulatory Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business.

          (d)   Except for examinations of the Companies conducted by their respective primary regulators in the ordinary course of business, no Regulatory Authority has initiated or has pending any proceeding or, to the Company's Knowledge, any inquiry or investigation into the business or operations of the Companies, except where such proceeding, inquiry, or investigation would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Regulatory Authority in any report of examination, report of inspection, supervisory letter or other communication that would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        8.15    Investment Securities.

          (a)   Each of the Companies has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary capacity), free and clear of any Lien, except (i) as set forth in the Company Financial Statements and (ii) to the extent such securities are pledged in the ordinary course of business to secure obligations of the Companies. Such securities are valued on the books of the Company in accordance with GAAP in all material respects.

          (b)   All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of any of the Companies or for the account of a customer, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Parties thereto, subject to Customary Exceptions, and are in full force and effect. The Companies have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          (c)   The Company and its Subsidiaries and their respective businesses employ, and since January 1, 2014 have been in compliance with in all material respects, investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses

        8.16    Employee Benefit Plans.

          (a)   Schedule 8.16(a) lists all material Company Plans. The Company has made available to Buyer true and complete copies of each material Company Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions and amendments to any Company Plan, (ii) the most recent annual report on Form 5500, if any, filed with the IRS for the last plan year, (iii) the most recently received IRS determination letter, if any, relating to such Company Plan and (iv) the most recently prepared actuarial report for each such Company Plan.

          (b)   None of the Companies nor any of their ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to (or incurred any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as that term is defined in Section 3(37) of ERISA) or any plan that has two or more contributing sponsors, at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

          (c)   Except as set forth on Schedule 8.16(c), none of the Companies sponsors, has sponsored or has any obligations with respect to any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits beyond termination of service or retirement for current employees or current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

          (d)   All Company Plans (and related trusts and insurance contracts) comply in all material respects in form and in operation with applicable Law, including the requirements of ERISA and the Code. Since January 1, 2014, with respect to each Company Plan, all contributions, premiums or payments which are due on or before the date hereof have been paid to such Plan. Each Company Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. The IRS has issued a favorable determination or opinion letter with respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code and, to the Company's Knowledge, there are no circumstances or events that have occurred that would adversely affect the qualified status of any such Company Plan.

          (e)   With respect to each Title IV Company Plan, (i) there is no accumulated funding deficiency within the meaning of ERISA or the Code, (ii) no reportable event, as defined in ERISA, has occurred in connection with such Title IV Company Plans, (iii) no such Title IV Company Plan is in "at risk" status for purposes of Section 430 of the Code and (iv) the most recent actuarial reports for such Title IV Company Plans are accurate and complete in all material respects and no event has occurred that would reasonably expected to impact the liabilities contained in such reports. None of the Companies nor their ERISA Affiliates has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by any controlled group of companies (as defined in Section 414 of the Tax Code) that includes any of the Companies (the "Controlled Group") that has not been satisfied in full, other than liability for premiums due the PBGC. No action, suit, proceeding or investigation with respect to the Company Plans (other than routine claims for benefits) is pending, except where the action, suit, proceeding or investigation would not result in material liability to the Company.

          (f)    Except as noted on Schedule 8.16(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of the Companies, or result in any limitation on the right of the Companies or ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust. Without limiting the generality of the foregoing, to the Company's knowledge, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Companies in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. The transactions contemplated by this Agreement will not cause or require the Companies to establish any rabbi trust following the date hereof or make any contribution to a rabbi trust or similar funding vehicle following the date hereof. No Company Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

        8.17    Insider Transactions.    Other than as described on Schedule 8.17 or in any Company SEC Report, no Insider of the Company (a) is a party to any agreement, contract, commitment or transaction with any of the Companies or which pertains to the business or operations of any of the Companies (other than in such Insider's capacity as an employee of any of the Companies), or (b) has any interest in any asset of any of the Companies.

        8.18    Compliance with Laws.    Except as set forth on Schedule 8.18, since January 1, 2014, to the Company's Knowledge, each of the Companies has complied in all material respects with all applicable Legal Requirements which affect its business, operations or assets, and to which it is subject, and no claim has been filed against any of the Companies since January 1, 2014 alleging a violation of any such Legal Requirement.

        8.19    Environmental Matters.    Except as referenced on Schedule 8.19:

          (a)    Compliance Generally.    To the Company's Knowledge, since January 1, 2010, each of the Companies has materially complied and is in material compliance with all applicable Environmental and Safety Requirements.

          (b)    Permits.    To the Company's Knowledge, each of the Companies has obtained and is in material compliance with all material permits, licenses and other authorizations that are required pursuant to applicable Environmental and Safety Requirements for the occupation of its facilities and the operation of its business (all of which are listed on Schedule 8.19 hereto).

          (c)    Claims.    Since January 1, 2010, to the Company's Knowledge, none of the Companies has received any written claim, complaint, citation, report or other written notice regarding any liabilities, including any investigatory, remedial or corrective obligations, arising under applicable Environmental and Safety Requirements.

          (d)    Storage Tanks, Asbestos, PCBs.    To the Company's Knowledge, no above-ground or underground storage tank, asbestos, polychlorinated biphenyls (PCBs) above fifty (50) parts per million in electrical equipment owned by any of the Companies, or landfill, exists on the Real Property.

          (e)    Hazardous Materials Liabilities.    To the Company's Knowledge, none of the Companies has since January 1, 2010, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials, or owned or operated any facility or property (and no such facility or property is contaminated by any such material above Environmental and Safety Requirements action levels), in a fashion not otherwise in material compliance with applicable Environmental and Safety Requirements.

          (f)    Environmental Liens.    To the Company's Knowledge, no Environmental Lien has attached since January 1, 2014 to the Real Property arising out of any action or omission of any of the Companies.

        8.20    Employees.    Since January 1, 2014, to the Company's Knowledge, each of the Companies has complied in all material respects with applicable Legal Requirements for each such entity relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, classification of service providers and employees, collective bargaining and the payment of social security and other taxes and the Worker Adjustment and Retraining Act (other than in connection with the transactions contemplated herein). Since January 1, 2014, none of the Companies has experienced any strike, unfair labor practice claim or other material employee or labor dispute except as set forth on Schedule 8.20. To the Company's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of any of the Companies.

        8.21    Insurance.    The Companies have insurance contracts in full force and effect as set forth on Schedule 8.21. Such policies are valid, outstanding and enforceable policies subject to the terms, conditions, exclusions and limitations contained therein. All premiums with respect to such policies covering all periods up to and including the date hereof have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.

        8.22    Loan Portfolio.

          (a)   As of the date hereof, except as set forth in Schedule 8.22, none of the Companies is a party to any written or oral (i) Loan in which any of the Companies is a creditor which as of March 31, 2017, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of March 31, 2017, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of any of the Companies, or to the Company's Knowledge, any Affiliate of any of the foregoing. Schedule 8.22 sets forth a true, correct and complete list of all of the Companies' Loans that, as of March 31, 2017, had an outstanding balance of $5,000,000 or more and were classified as "Pass," "Watch," "Special Mention," "Substandard," "Doubtful," "Loss," or "Classified," or similar status, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of March 31, 2017.

          (b)   Each Loan of any of the Companies (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) subject to Customary Exceptions, is the legal, valid and binding obligation of the obligor named therein.

          (c)   Each outstanding Loan of the Companies was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and with all applicable Legal Requirements.

          (d)   There are no outstanding Loans made by any of the Companies to any Insider of any of the Companies, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

        8.23    State Takeover Laws.    The Company Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of any Takeover Statutes.

        8.24    Opinion.    Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from RBC Capital Markets, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF BUYER

        As a material inducement to the Company to enter into this Agreement, Buyer hereby represents and warrants the following:

        9.1    Organization and Power.

          (a)   Buyer is (i) a corporation which is validly existing and in good standing (or has comparable active status) under the laws of Wisconsin, and (ii) is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement require it to be so qualified. True and complete copies of the Amended and Restated Articles of Incorporation of Buyer and the Amended and Restated Bylaws of Buyer, as in effect as of the date of this Agreement, have previously been made available by Buyer to the Company.

          (b)   Buyer Bank is a validly existing national banking association. Buyer Bank has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted.

          (c)   Each other Subsidiary of Buyer is a corporation (or other entity) duly organized, validly existing and in good standing (or the equivalent) of its state of incorporation or organization. Each such Subsidiary of Buyer has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted.

          (d)   Buyer, Buyer Bank and each other "significant subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Buyer.

        9.2    Authorization of Transaction.    Buyer has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been approved by the requisite vote of the Buyer Board. No other corporate proceedings or actions on the part of Buyer or its shareholders are necessary to approve and authorize Buyer's execution and delivery of this Agreement or any other Transaction Documents to which it is a party or the performance of Buyer's obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

        9.3    Capital Stock and Related Matters.

          (a)   The authorized capital stock of Buyer consists of 750,000 shares of preferred stock, of which 165,000 shares were issued and outstanding as of July 17, 2017, and 250,000,000 shares of Buyer Common Stock, of which 152,393,774 shares were issued and outstanding as of July 17, 2017. Shares of Buyer Common Stock are duly listed to trade on the Exchange. Except as set forth in the Buyer SEC Reports, Buyer does not have outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock, nor does it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable into its capital stock. Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. All of the outstanding shares of Buyer Common Stock are validly issued, fully paid and nonassessable, and such shares were not issued in violation of any preemptive rights.

          (b)   Buyer does not have any Subsidiaries except as set forth in the Buyer SEC Reports; except as set forth therein, Buyer (or a Subsidiary of Buyer) owns all of the issued and outstanding equity interests in each of such Subsidiaries. No Subsidiary of Buyer has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, nor does any have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable into its capital stock. Except for such Subsidiaries of Buyer, Buyer does not own, directly or indirectly, any stock, partnership interest, membership interest or joint venture interest in, or any security issued by, any other Person except for publicly traded securities that do not represent an ownership interest greater than one percent (1%) of a class of securities of the subject company or shares held on behalf of customers in such customers' accounts.

        9.4    Absence of Conflicts.

          (a)   Except pursuant to the Regulatory Approvals, neither the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer, nor the consummation by Buyer, of the transactions contemplated hereby or thereby, do or will: (i) conflict with or cause any breach, or an event which, with notice or lapse of time, or both, would constitute a breach, of any of the provisions of, (ii) constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, (iii) violate, alone or with notice or lapse of time, or both, (iv) result in the termination, modification or acceleration of, or give any third party the right to terminate, modify or accelerate, any obligation under, (v) result in the loss of any benefit under, or (vi) create any Lien upon any asset, in each case under (A) the articles or certificate of incorporation, bylaws, operating agreement or other organizational document of Buyer or any of its Subsidiaries, or (B) the provisions of any Material Contract or any current Legal Requirement by which Buyer or any of its Subsidiaries is bound or by which any Buyer assets may be affected, except (in the case of clause (B)) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Buyer.

          (b)   Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ and the NYSE, (ii) the filing of applications, filings and notices, as applicable, with the FRB under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing with the SEC of the Registration Statement (including the Proxy Statement contained therein) and declaration of effectiveness thereof, (v) the filing of the Articles of Merger with the WDFI, (vi) the filing of applications, filings and notices, as applicable, with the WDFI under Wis. Stats. Chapter 221 and approval of such applications, filings and notices, (vii) the filing of any notices or other filings under the HSR Act, if necessary, and (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Buyer of this Agreement or (B) the consummation by Buyer of the Merger and the other transactions contemplated hereby (including the Bank Merger).

        9.5    Brokerage.    Except for Goldman, Sachs & Co., neither Buyer nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

        9.6    Financial Statements; SEC Reports.

          (a)   The audited consolidated balance sheet of Buyer and the related consolidated statements of income and cash flows as of or for the fiscal year ended December 31, 2016, and the unaudited consolidated interim balance sheet of Buyer dated March 31, 2017 and the related unaudited consolidated interim statements of income and cash flows for the 3-month period ended on March 31, 2017 (including the notes thereto) (collectively, the "Buyer Financial Statements"), as filed in the Company SEC Reports, were prepared from the books and records of Buyer (which are accurate and complete in all material respects) and in accordance with GAAP (except as may be indicated in the notes thereto, or, in the case of interim or unaudited financial statements, normal year-end adjustments and the absence of notes). The Buyer Financial Statements fairly present, in all material respects, the consolidated statement of income, changes in stockholders' equity, cash flows and consolidated financial condition of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount).

          (b)   Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby

          (c)   An accurate and complete copy of each Buyer SEC Report is publicly available on the SEC Edgar system. No such Buyer SEC Report, at the time filed, furnished or communicated, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, as of such time. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

          (d)   The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer's outside auditors and the audit committee of Buyer's Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer's ability to record, process, summarize and report financial information, and (y) to the knowledge of Buyer, any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer's internal controls over financial reporting. These disclosures were made in writing by management to Buyer's auditor and audit committee and a copy has been previously made available to the Company. To the knowledge of Buyer, there is no reason to believe that Buyer's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (e)   Since January 1, 2014, (i) neither Buyer nor any of its Subsidiaries, nor, to the knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Buyer, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors or employees to the Board of Directors of Buyer or any committee thereof or, to the knowledge of Buyer, to any director or officer of Buyer.

        9.7    Recent Developments.    Other than pursuant to this Agreement or as described in the Buyer SEC Reports, since January 1, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

        9.8    Title to, Condition and Sufficiency of Assets.

          (a)    Real Property.    Buyer and its Subsidiaries do not own any real estate or any ownership interest therein except as reflected in the Buyer SEC Reports.

          (b)    Ownership of Assets.    Each of Buyer and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of the assets and properties material to its operations, free and clear of all Liens, except Permitted Liens.

          (c)    Sufficiency of Assets.    The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Buyer and its Subsidiaries, together with all other properties and assets of Buyer and its Subsidiaries, are sufficient for the continued conduct of Buyer's and its Subsidiaries' business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Buyer and its Subsidiaries as currently conducted, except, in each such case, where the failure to own such assets would not reasonably be expected to have a Material Adverse Effect on Buyer.

          (d)    Condition of Assets.    The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Buyer and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, except where the failure to be in such condition would not reasonably be expected to have a Material Adverse Effect on Buyer.

        9.9    Litigation.     There are no actions, suits, proceedings, orders or investigations pending (or, to Buyer's Knowledge, threatened) against or affecting Buyer or its Subsidiaries at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Buyer's performance under this Agreement or the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries that would reasonably be expected to be material to Buyer and its Subsidiaries, taken as a whole.

        9.10    Taxes.     Except as set forth on Schedule 9.10:

          (a)   For all periods open under the applicable statute of limitations, each of Buyer and its Subsidiaries has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed by it with respect to any material amount of Taxes and all such Tax Returns have been prepared in material compliance with all applicable Legal Requirements and are true, complete and accurate in all material respects;

          (b)   All material Taxes imposed for all periods open under the applicable statute of limitations upon any of Buyer and its Subsidiaries or upon any of their assets, income or franchises have been timely paid (or are being contested in good faith) or, if not yet due and payable, Buyer has made provisions for such Tax liability;

          (c)   There are no material outstanding Tax deficiencies, assessments or adjustments with respect to Buyer or any of its Subsidiaries, and no consent has been recently given with respect to any of Buyer and its Subsidiaries to extend the time in which any Tax may be assessed or collected by any Taxing authority;

          (d)   There are no ongoing Tax audits by any Taxing authority against any of the Companies and no material written claim has been received by Buyer or any of its Subsidiaries from a Taxing authority in a jurisdiction where any of Buyer or its Subsidiaries do not pay Taxes or file Tax Returns to the effect that it is or may be subject to Taxes assessed by such jurisdiction; and

          (e)   None of the Buyer or any of its Subsidiaries has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

        9.11    Regulatory Matters.

          (a)   Buyer is a bank holding company supervised by the FRB.

          (b)   The Buyer Bank is a national banking association supervised by the OCC. The deposit accounts of the Buyer Bank are insured by the FDIC to the fullest extent permitted by law. The Buyer Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Buyer's Knowledge, threatened. The Buyer Bank received a rating of at least "satisfactory" in its most recent examination or interim review under the Community Reinvestment Act.

          (c)   Neither Buyer nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued by, or entered into with, any Regulatory Authority. None of Buyer or any of its Subsidiaries has made, adopted, or implemented any currently effective commitment, board resolution, policy, or procedure at the request or recommendation of any Regulatory Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business.

          (d)   Except for examinations of Buyer and its Subsidiaries conducted by their respective primary regulators in the ordinary course of business, no Regulatory Authority has initiated or has pending any proceeding or, to Buyer's Knowledge, any inquiry or investigation into the business or operations of Buyer or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to be, either individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole. There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Regulatory Authority in any report of examination, report of inspection, supervisory letter or other communication that would reasonably be likely to be, either individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole.

        9.12    Insider Transactions.     Other than as described in any Buyer SEC Report or as set forth on Schedule 9.12, no Insider of Buyer (a) is a party to any agreement, contract, commitment or transaction with Buyer or any of its Subsidiaries or which pertains to the business or operations of Buyer or any of its Subsidiaries (other than in such Insider's capacity as an employee of Buyer or any of its Subsidiaries), or (b) has any interest in any asset of Buyer or any of its Subsidiaries.

        9.13    Compliance with Laws.     Since January 1, 2014, to Buyer's Knowledge, each of Buyer and its Subsidiaries has complied in all material respects with all applicable Legal Requirements which affect its business, operations or assets, and to which it is subject, and no claim has been filed against Buyer or any of its Subsidiaries since January 1, 2014 alleging a violation of any such Legal Requirement. Without limitation, to Buyer's Knowledge, since January 1, 2014, each of Buyer and its Subsidiaries has materially complied and is in material compliance with all applicable Environmental and Safety Requirements and has obtained and is in material compliance with all material permits, licenses and other authorizations that are required pursuant to applicable Environmental and Safety Requirements for the occupation of its facilities and the operation of its business.

ARTICLE X

TERMINATION

        10.1    Termination.     This Agreement may be terminated at any time prior to the Closing:

          (a)   by mutual written agreement of the Company and Buyer;

          (b)   by either the Company or Buyer, by written notice to the other Party, if the Closing has not occurred on or before June 30, 2018 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

          (c)   by either Buyer or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

          (d)   by either Buyer or the Company (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 4.2 or Section 4.3, as the case may be, and which is not cured within the earlier of the Termination Date and 30 days following written notice to the Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

          (e)   by Buyer, if (i) prior to such time as the Company Shareholder Approval is obtained, the Company or the Company Board (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 5.5, recommends to its shareholders an Acquisition Proposal other than the Merger, or otherwise makes an Adverse Recommendation, whether or not permitted hereunder, (B) materially breaches its obligations under Section 5.5 or Section 5.8; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common

  Stock is commenced (other than by Buyer or a Subsidiary thereof), and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 10.1 shall give written notice of such termination to the other Party in accordance with Section 12.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

        10.2    Effect of Termination.     If this Agreement is terminated as provided in Section 10.1, then this Agreement will forthwith become void and there will be no liability on the part of any Party to any other Party or any other Person in respect hereof; provided that the obligations of the Parties described in Section 7.3, Section 10.2, Article XI, and Section 11.3 (but, with respect to Section 11.3, only as to any surviving obligation described in this Section 10.2, in Article XII and in the Buyer NDA) will survive any such termination; provided further that nothing contained herein shall relieve any Party from any liabilities or damages arising out of its fraud or willful and material breach of this Agreement.

ARTICLE XI

ADDITIONAL AGREEMENTS

        11.1    Expenses.     Except as otherwise expressly provided herein, the Company, Buyer, and the Surviving Corporation will each pay all of their own (and their respective Subsidiaries') fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses), incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne by Buyer.

        11.2    Termination Fee.

          (a)   In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to the Company Board or shall have been made directly to the Company Shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) (A) thereafter this Agreement is terminated by either Party pursuant to Section 10.1(b) without the requisite vote of the Company Shareholders having been obtained or (B) thereafter this Agreement is terminated by Buyer pursuant to Section 10.1(b) or 10.1(d), and, in either case, (ii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the date of consummation of such transaction pay Buyer, by wire transfer of same day funds, a fee equal to $17,000,000 (the "Termination Fee"); provided, that for purposes of this Section 11.2, all references in the definition of Acquisition Proposal to "25%" shall instead refer to "50%".

          (b)   In the event that this Agreement is terminated by Buyer pursuant to Section 10.1(e), then the Company shall pay Buyer, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

          (c)   Notwithstanding anything to the contrary herein, but without limiting the right of either Party to recover liabilities or damages arising out of the other Party's willful and material breach of any provision of the Agreement, the maximum aggregate amount of fees, expenses or other amounts payable by the Company in respect of any failure to consummate the Merger shall be equal to the Termination Fee.

          (d)   Each of Buyer and the Company acknowledges that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement. If the Company fails to pay the amounts payable pursuant to this Section 11.2, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the "prime rate" (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

        11.3    Specific Performance.     The Parties agree that the assets and businesses of the Companies as a going concern, and the consideration to be received pursuant to this Agreement, constitute unique property. There is no adequate remedy at law for the damage which any Party might sustain for failure of the other Parties to consummate any of the transactions contemplated by this Agreement and, accordingly, each Party shall be entitled, at its option, to the remedy of specific performance to enforce the consummation of each transaction described in this Agreement.

        11.4    Nonsurvival of Representations and Warranties.     None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing.

ARTICLE XII

MISCELLANEOUS

        12.1    Amendment and Waiver.     This Agreement may only be amended if such amendment is set forth in a writing executed by the Company and Buyer; provided that no amendment may be made which materially adversely affects the Company's Shareholders without their prior approval. No waiver of any provision of this Agreement shall be binding unless such waiver is in writing and signed by the Party against whom such waiver is to be enforced. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

        12.2    Notices.     All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, or sent by fax transmission or other electronic means of transmitting written documents, or sent to the Parties at the respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or sent by private overnight mail courier service. Notices, demands and communications sent by fax transmission or other electronic means must also be sent by regular U.S. mail or by private overnight mail courier service to the Parties no later than the next business day in order for such notice to be effective. Notices, demands and communications to the Company, Buyer or the Surviving Corporation must, unless another address is specified in writing, be sent to the address indicated below:

If to the Company Prior to the Effective Time:	Personal & Confidential Bank Mutual Corporation
Attention: Michael W. Dosland
Chief Financial Officer
4949 W. Brown Deer Rd.
Milwaukee, WI 53223
Fax (414) 362-6195
with a copy (which copy shall not constitute notice to the Company) via e-mail to:
michael.crowleyjr@bankmutual.com
with a copy (which copy shall not constitute notice to the Company) to:
Quarles & Brady LLP
Attention: Kenneth V. Hallett
411 East Wisconsin Avenue, Suite 2400
Milwaukee, WI 53202-4497
Fax (414) 978-8945
If to Buyer or the Surviving Corporation:	Associated Banc-Corp Attention: Randall J. Erickson
433 Main Street
Green Bay, Wisconsin 54301
with a copy (which copy shall not constitute notice to the Buyer or the Surviving Corporation) to:
Wachtell, Lipton, Rosen & Katz
Attention: Edward Herlihy and Matthew Guest
51 West 52nd Street
New York, NY 10019
Fax (212) 403-2000

        12.3    Binding Agreement; Assignment.     This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that prior to the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party without the prior written consent of the other Party.

        12.4    Severability.     Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        12.5    No Strict Construction.     The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

        12.6    Captions.     The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

        12.7    Entire Agreement.     This Agreement (including the Exhibits, the Company Schedules, and the Buyer Schedules), the documents referred to herein, the Buyer NDA contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. In furtherance of the foregoing, the Parties acknowledge that the execution of this Agreement is the culmination of extensive negotiations between them, all of which were intended to be non-binding upon the Parties until memorialized in the executed copy of this Agreement and none of which should be construed as having created any type of oral agreement between the Parties.

        12.8    Counterparts.     This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

        12.9    Governing Law; Jurisdiction and Venue.     All questions concerning the construction, validity enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Wisconsin, without giving effect to any choice of law of conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Courts of Wisconsin or federal court within the State of Wisconsin), in any action or proceeding arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        12.10    Parties in Interest.     Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement; provided that the provisions of Sections 6.6 may be enforced by any Indemnified Party.

        12.11    Other Definitional Provisions.     Any term used but not defined in this Agreement shall have the meaning given to such term in Exhibit A, which Exhibit A is hereby incorporated herein by reference. The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement unless specifically stated otherwise. Article, section, clause, subsection, exhibit, and schedule references contained in this Agreement are references to Articles, sections, clauses, subsections, exhibits, and schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the terms "include" or "including" are used in this Agreement (whether or not such terms are followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Legal Requirement will be deemed to include such Legal Requirement as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement. Whenever any amount is stated in this Agreement in "Dollars" or by reference to the "$" symbol, such amount shall be United States dollars. Whenever the term "ordinary course of business" is used it shall be deemed followed by "consistent with past practice."

[Signature page follows.]

        IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

BANK MUTUAL CORPORATION
By:	/s/ DAVID A. BAUMGARTEN
	Name:	David A. Baumgarten
	Title:	President and Chief Executive Officer

ASSOCIATED BANC-CORP
By:	/s/ PHILIP B. FLYNN
	Name:	Philip B. Flynn
	Title:	President and Chief Executive Officer

 EXHIBIT A
DEFINED TERMS

        As used in the Agreement and Plan of Merger to which this Exhibit A is attached and incorporated by reference therein, the following terms will have the meanings specified:

        "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer, or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company or 25% or more of any class of equity or voting securities of the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or any Company Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange or other business combination involving any of the Companies whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

        "Bank" means Bank Mutual, a federal chartered savings bank, wholly owned by the Company.

        "BHC Act" means the Bank Holding Company Act of 1956, as amended.

        "Buyer Bank" means Associated Bank, National Association, a national banking association, wholly owned by Buyer.

        "Buyer Common Stock" means the common stock, $0.01 par value, of Buyer.

        "Buyer Common Stock Price" means the volume weighted average sale price of Buyer Common Stock on the NYSE over the five (5) full trading days ending on the day preceding the Closing Date.

        "Buyer SEC Report" means any annual, quarterly or current report or proxy material filed or furnished by Buyer with the SEC pursuant to the Exchange Act on or after January 1, 2014.

        "Closing" means the closing to be held on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin, or such other place as may be agreed to by Buyer and the Company, at which the transactions described in the Agreement shall be effected.

        "Commercial Tax Agreement" means customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

        "Companies" means collectively the Company, the Bank and the other Company Subsidiaries.

        "Company Common Stock" means the Common Stock, $0.01 par value, of the Company.

        "Company Equity Plan" means the Company's 2004 Stock Incentive Plan and 2014 Incentive Compensation Plan.

        "Company Plan" means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive,

deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which the Company or any Subsidiary or any ERISA Affiliate, is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any ERISA Affiliate.

        "Company Restricted Stock Award" means each award of shares of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Equity Plan.

        "Company Stock Option" means each option to purchase shares of Company Common Stock granted under a Company Equity Plan.

        "Company SEC Report" means any annual, quarterly or current report or proxy material filed or furnished by the Company with the SEC pursuant to the Exchange Act on or after January 1, 2014.

        "Company Shareholders" means the holders of the Company Common Stock at any relevant point of time.

        "Company Subsidiaries" means the Bank and any Subsidiary.

        "Consent" means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of the Agreement or any other Transaction Document, the consummation of the Merger, the Bank Merger or other transaction contemplated hereby or thereby, or the conduct of the businesses or operation of the Companies after the Effective Time, whether such requirement arises pursuant to any Legal Requirement or Contract, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract, which right of breach, default, termination or modification results from the consummation of the Closing Transactions.

        "Contemplated Transactions" shall mean the Merger, the Bank Merger and the other transactions and actions contemplated by this Agreement.

        "Contract" means any agreement, instrument, document, lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof), to which any of the Companies is a party or by which any of the Companies is bound or to which any of the Companies is subject or which pertains to the business or properties of any of the Companies.

        "Customary Exceptions" means laws relating to bankruptcy, insolvency, reorganization or other similar provisions affecting creditors' rights generally and general principles of equity.

        "Environment" means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air. The term also includes indoor air to the extent it is regulated under any Environmental and Safety Requirements.

        "Environmental and Safety Requirements" means all Legal Requirements concerning public health and safety, worker health and safety, or pollution or protection of the Environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls. This includes, without limitation, laws referenced in the definition of "Hazardous Materials" herein and any other international, federal, state or local laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, generation, processing, distribution, use, advertising, packaging, labeling, sale, treatment, storage, management, disposal, cleanup, transportation or handling of Hazardous Materials.

        "Environmental Lien" means any Lien, either recorded or unrecorded, in favor of any Governmental Entity and relating to any liability arising under Environmental and Safety Requirements.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Exchange" means the NYSE, the securities exchange on which shares of Buyer Common Stock are listed.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FRB" means the Board of Governors of the Federal Reserve System.

        "GAAP" means United States generally accepted accounting principles as consistently applied by the Company.

        "Governmental Entity" means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing), any self-regulatory authority and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Hazardous Materials" means any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous under any Environmental and Safety Requirements (including, without limitation, substances defined as "hazardous substances", "hazardous materials", "hazardous waste", "pollutant or contaminant", "petroleum" or "natural gas liquids" in CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations pursuant to said statutes).

        "Insider" means any Affiliate, director or executive officer of a Party.

        "Knowledge" (and any derivation thereof, whether or not capitalized) means only the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness) of the individuals specified in clause (a) or (b) below, as the case may be: (a) in the case of Buyer, Philip B. Flynn, Christopher J. Del Moral-Niles, James S. Payne, Judith M. Docter, Randall J. Erickson and James K. Simons, after reasonable inquiry, and (b) in the case of the Company, David Baumgarten, Michael Dosland, Joseph Fikejs and Michael Crowley Jr., after reasonable inquiry.

        "Legal Requirements" means all federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

        "Lien" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

        "Loan" means any loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, letters of credit, interest rate swaps, commitments, guarantees, interest-bearing assets, and other extensions of credit).

        "Losses" means all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, Taxes, costs and expenses of every kind and nature (including without limitation reasonable attorneys' fees).

        "Material Adverse Effect" means a material adverse effect on: (a) the businesses, operations, financial condition or results of operations of the applicable Party and its Subsidiaries, taken as a whole; or (b) the ability of a Party to perform its material obligations under the Agreement or any other Transaction Document; provided that, for purposes of clause (a) of this definition, Material Adverse Effect shall not include the impact of (i) a change (after the date hereof) in or the enactment of any Legal Requirement or any change in the interpretation thereof, (ii) any change or event (after the date hereof) relating to the general economy of any nation or region in which the Party operates, (iii) any change or event (after the date hereof) relating to the financial institution industry generally, (iv) taking any action specifically required by this Agreement or with the prior written consent of Buyer, (v) the identity of Buyer or Buyer's plans for the customers, suppliers, employees, businesses, operations or assets of the Company or any of its Subsidiaries, or (vi) the announcement of the transactions contemplated by this Agreement, except, with respect to subclauses (i), (ii), or (iii), to the extent that the effects of such change or event are disproportionately adverse to the businesses, operations, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry, and in the geographical area, in which such Party and its Subsidiaries operate.

        "Material Contract" means any of the following, except for any Transaction Document: (a) any employment or severance agreement with any officer, individual employee or other Person on a current fulltime or consulting basis; (b) a Contract relating to debt, or a Contract under which any of the Companies is bound to make annual payments in excess of Three Hundred Thousand Dollars ($300,000) or pursuant to which a Lien other than a Permitted Lien was placed on any material asset of any of the Companies; (c) a guaranty by any of the Companies of the performance or payment obligation of any third party; (d) any lease under which any of the Companies is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds Two Hundred Thousand Dollars ($200,000); (e) any Contract with a vendor, consultant, or independent contractor for the purchase of products or services under which the undelivered balance of such products and services in the next twelve (12) months has a sales price in excess of Three Hundred Sixty Thousand Dollars ($360,000); (f) any Contract relating to the leasing, licensing, disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of any of the Companies' businesses in an amount which exceeds Three Hundred Sixty Thousand Dollars ($360,000); (g) any Contract which imposes any non-compete or client or customer non-solicit requirement or any other provision that imposes any material geographic or other restriction upon the ability of any of the Companies (or, after the Merger, Buyer and its Subsidiaries) to freely engage in any line of business anywhere in the world other than any confidentiality agreement entered into by any of the Companies; (h) any agreement relating to the ownership of, investments in or (other than ordinary course lending relationships) loans to any Person, other than investments, loans or other financing made in the ordinary course of business,; (i) any power of attorney or similar agreement or grant of agency; (j) any partnership or joint venture agreement; (k) any contract relating to capital expenditures that involves total remaining payments by any of the Companies of more than Three Hundred Sixty Thousand Dollars ($360,000); (l) any contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries; or (m) contains exclusive dealing, most favored nations or minimum purchase requirements.

        "OCC" means the Office of the Comptroller of the Currency.

        "Parties" means Buyer and the Company.

        "Permitted Liens" means (a) Liens for Taxes, assessments or government charges or levies not yet delinquent, (b) statutory and contractual Liens granted by the Companies to any landlord, lessor or licensor, (c) Liens reflected in the Company Financial Statements, (d) Liens on other real estate owned junior to a Party's or Subsidiary's original Lien on such property; (e) those Liens reflected on Schedule 8.7 as of Closing, and (f) with respect to any Real Property, in addition to (a) - (e) above, (i) zoning, entitlement, building and other land use and similar laws or regulations imposed by any Governmental Entity having jurisdiction over such Real Property and any agreements entered into with respect to the same which do not materially impair the use or occupancy of such Real Property in the current operation of the Companies' businesses, and (ii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Real Property which do not materially impair the use or occupancy of such Real Property in the current operation of the Companies' businesses.

        "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

        "Proprietary Rights" means all of the following items, along with all income, royalties, damages and payments due or payable with respect thereto, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, domain names, trade names and corporate names together with all goodwill associated therewith; copyrights registered or unregistered and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including ideas, know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including data, databases and related documentation) (except for software which is "shrinkwrapped"); licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium).

        "Proxy Statement" means the definitive proxy statement relating to the Company Shareholders Meeting to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto).

        "Real Property" means those certain parcels of real estate described on Schedule 8.7(a), including the improvements thereon or thereto.

        "Registration Statement" means the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Buyer in connection with the transactions contemplated by this Agreement.

        "Regulatory Approvals" means the requisite approvals of the FRB, the OCC, the WDFI and any other Regulatory Authority whose approval of the Merger or the Bank Merger is required for the Merger under any Legal Requirement, and the registration of the Buyer Common Stock pursuant to the Registration Statement.

        "Regulatory Authority" means the FDIC, the FRB, the OCC and the WDFI.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Subsidiary" means any subsidiary company that is majority owned, directly or indirectly, by any Party.

        "Superior Proposal" means a bona fide written Acquisition Proposal (except the references therein to "25%" shall be replaced by "50%") which the Company Board reasonably concludes in good faith to be more favorable from a financial point of view to the Company Shareholders than the Merger and the other transactions contemplated hereby.

        "Takeover Statute" means any provisions of any potentially applicable "control share," "fair price," "business combination," "takeover," "interested shareholder" or other similar provisions of the WBCL or other applicable law.

        "Tax" (and "Taxes," and with correlative meaning, "Taxable" and "Taxing") means, with respect to any Person, (a) all federal, state, municipal, local, domestic, foreign or other taxes, imposts, assessments, levy or other similar governmental charge, including ad valorem, alternative or add-on minimum, built-in-gains, capital, capital stock, customs and import duties, disability, documentary stamp, employment, environmental (including taxes under Section 59A of the Code), estimated, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal premium, property, production, profits, property, real property, recording, registration, rent, sales, severance, social security, stamp, transfer, transfer gains, unemployment, use, value added and withholding or other tax of any kind whatsoever, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties; (b) liability of any Person for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any "affiliated group" (as that term is defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group under any similar provision of foreign, state or local law (or being included in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, in each case, other than pursuant to any Commercial Tax Agreement.

        "Tax Return" means any return, declaration, report, claim for refund or credit, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination assessment or collection of Taxes or the administration of any Legal Requirement relating to any Taxes.

        "Title IV Company Plan" means each Company Plan and any other ongoing, frozen or terminated "single employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Companies, any of their Subsidiaries or any of their ERISA Affiliates that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

        "Transaction Documents" means the Agreement and the other agreements and instruments delivered pursuant hereto or thereto, including the Bank Merger Agreement.

        "Transition Date" means, with respect to any Covered Employee, the date on which such Covered Employee became eligible to participate in a Buyer Benefit Plan.

 EXHIBIT B

VOTING AND SUPPORT AGREEMENT

        This Voting and Support Agreement (this "Agreement"), dated as of July 20, 2017, is entered into by and among ASSOCIATED BANC-CORP, a Wisconsin corporation ("Buyer"), BANK MUTUAL CORPORATION, a Wisconsin corporation (the "Company"), and [                        ], a shareholder of the Company (the "Shareholder").

        WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement"), dated as of the date hereof, by and between Buyer and the Company, the Company will be merged with and into Buyer, with Buyer as the surviving corporation (the "Merger");

        WHEREAS, the Shareholder beneficially owns the number of shares of Common Stock, $0.01 par value, of the Company ("Company Common Stock") as set forth in the Company's proxy statement for its 2017 annual meeting of shareholders (the "2017 Proxy Statement") together with changes in ownership, if any, thereto reflected on any subsequently filed Form 4 (the "Existing Shares"); and

        WHEREAS, as an inducement and a condition to Buyer and the Company to entering into the Merger Agreement, Buyer and the Company have required that the Shareholder, in his or her capacity as a shareholder of the Company, enter into this Agreement.

        NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

        1.    Definitions.    Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

        2.    Voting Agreement.    From the date hereof until the earlier of (a) the Closing Date, (b) the termination of the Merger Agreement in accordance with its terms, (c) the date at the Company Board validly makes an Adverse Recommendation pursuant to the Merger Agreement, and (d) the date of any amendment to, or waiver or modification of, the Merger Agreement that reduces the amount of the consideration payable to holders of Company Common Stock in the Merger pursuant to the Merger Agreement if, in the case of this clause (d), the Shareholder has voted against such matter in the Shareholder's capacity as a director of the Company (the "Support Period"), the Shareholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of his or her Existing Shares and other shares of Company Common Stock over which he or she has acquired beneficial ownership after the date hereof (including any shares of Company Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Company Common Stock or otherwise) (collectively, the "New Shares" and, together with the Existing Shares, the "Shares"), which he or she owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company's shareholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, materially

Exhibit B-1

impede or materially delay the Company's or Buyer's ability to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to Shareholder in his or her capacity as a shareholder or as a trustee or a limited general partner in any entity holding Shares, and, to the extent the Shareholder serves as a member of the board of directors or officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in Shareholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict Shareholder from exercising Shareholder's fiduciary duties as a director or officer to the Company or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder or trustee capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights he or she has in such shareholder entity to carry out the intents and purposes of his or her support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement.

        3.    GRANT OF IRREVOCABLE PROXY.    IN THE EVENT OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH THE SHAREHOLDER'S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 2 DURING THE SUPPORT PERIOD, THE SHAREHOLDER HEREBY IRREVOCABLY (DURING THE SUPPORT PERIOD) GRANTS TO AND APPOINTS BUYER AS THE SHAREHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF THE COMPANY'S SHAREHOLDERS, HOWEVER CALLED, OR IN CONNECTION WITH ANY WRITTEN CONSENT OF THE COMPANY'S SHAREHOLDERS, WITH RESPECT TO THE SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 2 DURING THE SUPPORT PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 2 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE DURING THE SUPPORT PERIOD. DURING THE SUPPORT PERIOD, THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 2 AND THIS SECTION 3.

        4.    Transfer Restrictions prior to Merger.    The Shareholder hereby agrees that he or she will not, during the Support Period, without the written consent of Buyer, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable

Exhibit B-2

(a "Transfer"); provided that the Shareholder may Transfer Shares (a) for philanthropic purposes, (b) for estate planning purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement, (c) upon the death of the Shareholder, (d) for funds for the payment of the exercise price and/or income tax withholding or estimated tax payment obligations in connection with the exercise of stock options or the vesting of restricted stock, or (e) transfers of shares held as a trustee or administrator from a trust or estate to a beneficiary thereof pursuant to the terms of such trust or estate.

        5.    Representations of the Shareholder.    The Shareholder represents and warrants to Buyer as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder's obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon the Shareholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, (d) as of the date hereof, the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares, (e) as of the date hereof, the Shareholder beneficially owns the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations or as disclosed in the 2017 Proxy Statement).

        6.    Effectiveness.    This Agreement shall be effective upon signing and delivery. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement (other than Sections 7 through 12) shall automatically terminate and be null and void and of no effect.

        7.    Entire Agreement; Assignment.    This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Buyer to a majority-owned affiliate or any successor-in-interest of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder.

        8.    Remedies/Specific Enforcement.    Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Buyer would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Buyer may be entitled (including monetary damages), Buyer shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Shareholder further agrees that neither Buyer nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining

Exhibit B-3

any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        9.    Governing Law; Jurisdiction and Venue.    All questions concerning the construction, validity enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Wisconsin, without giving effect to any choice of law of conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Courts of Wisconsin or federal court within the State of Wisconsin), in any action or proceeding arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 12, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        10.    Severability.    If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect, and the court construing this Agreement shall add as a part of this Agreement, a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

        11.    Amendments; Waivers.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Buyer and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        12.    Counterparts.    The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

Exhibit B-4

SIGNED as of the date first set forth above:
ASSOCIATED BANC-CORP		BANK MUTUAL CORPORATION
By:		By:
	Name:		Name:
	Title:		Title:

Additional Signatures on Next Page

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:

[Signature Page to Voting and Support Agreement]

 Annex B

July 20, 2017

The Board of Directors
Bank Mutual Corporation
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223

Members of the Board:

        You have requested RBCCM's opinion as to the fairness, from a financial point of view, to the holders (the "Shareholders") of the common stock, par value $0.01 per share ("Company Common Stock"), of Bank Mutual Corporation, a Wisconsin corporation (the "Company"), of the Exchange Ratio (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the "Agreement") by and between Associated Banc-Corp, a Wisconsin corporation (the "Buyer"), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

        The Agreement provides, among other things, that the Company will merge with and into the Buyer (the "Merger") and, at the Effective Time, each share of Company Common Stock (a "Share") issued and outstanding immediately prior to the Effective Time (other than any Shares owned directly or indirectly by the Buyer or held in the Company's treasury, all of which will be cancelled for no consideration) will be converted into the right to receive 0.422 shares (the "Exchange Ratio") of common stock, par value $0.01 per share ("Buyer Common Stock"), of the Buyer. The terms and conditions of the Merger are set forth more fully in the Agreement.

        RBC Capital Markets, LLC ("RBCCM"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

        RBCCM is acting as financial advisor to the Board of Directors of the Company (the "Company Board") in connection with the Merger, and RBCCM will receive a fee for its services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. In addition, for RBCCM's services as financial advisor to the Company in connection with the Merger, if the Merger is successfully completed RBCCM will receive an additional substantially larger fee. In addition, the Company has agreed to indemnify RBCCM for certain liabilities that may arise out of its engagement.

        In the ordinary course of business, RBCCM and its affiliates may act as a market maker and broker in the publicly traded securities of the Company and/or the Buyer and receive customary compensation, and may also actively trade securities of the Company and/or the Buyer for its own account and the accounts of its customers, and, accordingly, RBCCM and its affiliates, may hold a long or short position in such securities.

        RBCCM and its affiliates have provided investment banking and financial advisory services to the Company in the past, for which they received customary fees, although they have not received fees for any such services during the prior two years. RBCCM and its affiliates have provided investment banking services to the Buyer in the past, for which they received customary fees, including, in the past two years, executing certain securities market transactions for the Buyer and providing certain cash management services. In addition, in the past two years prior to the date hereof and prior to RBCCM's engagement by the Company, certain of its representatives, including certain senior members of the deal team representing the Company in connection with the Merger, have from time to time participated in discussions with management of the Buyer regarding potential acquisition and capital markets transactions unrelated to the Merger. In light of RBCCM's relationship with the Buyer, RBCCM anticipates that it may be selected by the Buyer to provide investment banking and financial advisory and/or financing services that may be required by the Buyer in the future, regardless of whether the Merger is successfully completed.

        For the purposes of rendering its opinion, RBCCM has undertaken such review and inquiries as RBCCM deemed necessary or appropriate under the circumstances, including the following: (i) RBCCM reviewed the financial terms of the draft Agreement dated July 19, 2017 (the "Latest Draft Agreement"); (ii) RBCCM reviewed and analyzed certain publicly available financial and other data with respect to the Company and the Buyer and certain other relevant historical operating data relating to the Company and the Buyer made available to us from published sources and from the internal records of the Company and the Buyer; (iii) RBCCM reviewed and analyzed internal projections of the Company; (iv) RBCCM reviewed Wall Street research estimates regarding the potential future performance of the Buyer; (v) RBCCM reviewed selected market valuation metrics of the Company, the Buyer and other comparable publicly traded companies for each, as well as the financial metrics implied by the Exchange Ratio; (vi) RBCCM reviewed the financial metrics of selected precedent transactions, as well as the financial metrics implied by the Exchange Ratio; (vii) RBCCM conducted discussions with members of (a) the senior management of (1) the Company with respect to the business prospects and financial outlook of the Company as a standalone entity, (2) the Buyer with respect to the business prospects and financial outlook of the Buyer as a standalone entity, and (b) the senior managements of each of the Company and the Buyer with respect to the business prospects and financial outlook of the Buyer pro forma for the Merger; (viii) RBCCM reviewed the reported prices and trading activity for Company Common Stock and Buyer Common Stock; and (ix) RBCCM reviewed such other financial and other information as it deemed appropriate.

        In rendering its opinion, RBCCM has assumed and relied upon the accuracy and completeness of all the information that was publicly available to RBCCM and all of the financial, legal, tax, operating and other information provided to or discussed with RBCCM by the Company and the Buyer (including, without limitation, the financial statements and related notes thereto of each of the Company and the Buyer), and has not assumed responsibility for independently verifying and have not independently verified such information. RBCCM has assumed, with the Company's consent, that all projections and forecasts provided to it by the Company or the Buyer, as the case may be (including forecasts provided to it by the Buyer and the Company with respect to certain cost synergies expected to be realized from the Merger, together with certain pro forma adjustment assumptions relating to the Merger provided to RBCCM by the Buyer), were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company of the future financial performance of the Company as a standalone entity (or, in the case of the projected cost synergies, the best currently available estimates and good faith judgments of the managements of each of the Company and the Buyer of the future financial performance of the Buyer pro forma for the Merger), that the Merger will be a tax-free transaction, and any projected cost synergies will be achieved. In addition, RBCCM has assumed, with the consent of the Company, that the Wall Street research estimates reviewed by it were reasonably prepared on bases not materially different from the best currently available estimates and good faith judgments of the management of the Buyer of the future financial performance of the Buyer as a standalone entity. RBCCM expresses no opinion as to such projections and forecasts or the assumptions upon which they were based.

        In rendering its opinion, RBCCM has not assumed any responsibility to perform, and has not performed, an independent evaluation or appraisal of any of the assets or liabilities of either the

Company or the Buyer, and RBCCM has not been furnished with any such valuations or appraisals. RBCCM has not assumed any obligation to conduct, and has not conducted, any physical inspection of the property or facilities of either the Company or the Buyer. RBCCM is not an expert in the evaluation of allowances for loan and lease losses and has not independently verified such allowances or reviewed or examined any individual loan or credit files. RBCCM assumed, with your consent, that the aggregate allowances for loan and lease losses set forth in the financial statements of the Company and the Buyer are adequate to cover such losses. RBCCM has not investigated, and makes no assumption regarding, any litigation or other claims affecting either the Company or the Buyer.

        RBCCM has assumed, in all respects material to its analysis, that all regulatory and other third-party consents will be obtained, all representations and warranties will be true and correct in accordance with the Agreement, and all other conditions to the consummation of the Merger will be satisfied without waiver thereof. RBCCM has further assumed that the executed version of the Agreement will not differ, in any respect material to its opinion, from the Latest Draft Agreement.

        RBCCM's opinion speaks only as of the date hereof, is based on the conditions as they exist and information which RBCCM has been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. RBCCM has not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and does not have an obligation to update, revise or reaffirm this opinion. RBCCM is not expressing any opinion herein as to the prices at which Buyer Common Stock or Company Common Stock has traded or will trade following the announcement of the Merger nor the prices at which Buyer Common Stock will trade following the consummation of the Merger.

        The opinion expressed herein is provided for the information and assistance of the Company Board, in its capacity as such, in connection with the Merger. RBCCM expresses no opinion and makes no recommendation to the Company Board or any Shareholder of the Company as to how any Company Board member or such Shareholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBCCM are intended for the use and benefit of the Company Board, in its capacity as such. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBCCM. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the Securities and Exchange Commission with respect to the Merger; provided however, that such opinion must be reproduced in full and that any description of or reference to RBCCM be in a form reasonably acceptable to RBCCM and its counsel. RBCCM shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

        RBCCM's opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

        RBCCM's opinion addresses solely the fairness of the Exchange Ratio, from a financial point of view, to the Shareholders. RBCCM's opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement. Further, in rendering its opinion, RBCCM expresses no opinion about the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or class of such persons, relative to the compensation to be paid to the public Shareholders of the Company.

        RBCCM's opinion has been approved by RBCCM's Fairness Opinion Committee.

        Based on RBCCM's experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is RBCCM's opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Shareholders.

Very truly yours,
/s/ RBC Capital Markets, LLC
RBC CAPITAL MARKETS, LLC